Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT

AND PLAN OF MERGER

by and between

REGIONAL HEALTH PROPERTIES, INC.

and

SUNLINK HEALTH SYSTEMS, INC.

Dated as of April 14, 2025

TABLE OF CONTENTS

ARTICLE I		2
THE MERGER		2
1.1.	The Merger	2
1.2.	Effective Time of the Merger	2
1.3.	Closing	2
1.4.	Effects of the Merger	3
1.5.	Directors and Officers; Regional Special Committee	3
1.6.	Conversion of Capital Stock	4
1.7.	Surrender of Certificates	5
1.8.	SunLink Stock Plans	8
1.9.	Dissenting Shares	9
1.10.	Withholding Rights	9
1.11.	Tax Consequences	9
ARTICLE II		9
REPRESENTATIONS AND WARRANTIES OF SUNLINK		9
2.1.	Organization, Standing and Power	10
2.2.	Capitalization	10
2.3.	Subsidiaries	11
2.4.	Authority; No Conflict; Required Filings and Consents	12
2.5.	SEC Filings; Financial Statements; Information Provided	14
2.6.	No Undisclosed Liabilities	15
2.7.	Absence of Certain Changes or Events	15
2.8.	Taxes	16
2.9.	Real Property	17
2.10.	Intellectual Property	18
2.11.	Contracts	19
2.12.	Litigation	21
2.13.	Environmental Matters	21
2.14.	Employee Benefit Plans	21
2.15.	Compliance with Laws	23
2.16.	Permits	23

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2.17.	Labor Matters	23
2.18.	Opinion of Financial Advisor	24
2.19.	Takeover Laws	24
2.20.	Brokers	24
2.21.	Insurance	24
2.22.	Related Party Transactions	24
2.23.	Privacy and Data Security	25
2.24.	Exclusivity of Representations and Warranties	25
ARTICLE III		26
REPRESENTATIONS AND WARRANTIES OF REGIONAL		26
3.1.	Organization, Standing and Power	26
3.2.	Capitalization	27
3.3.	Subsidiaries	28
3.4.	Authority; No Conflict; Required Filings and Consents	29
3.5.	SEC Filings; Financial Statements; Information Provided	30
3.6.	No Undisclosed Liabilities	32
3.7.	Absence of Certain Changes or Events	32
3.8.	Taxes	32
3.9.	Real Property	34
3.10.	Intellectual Property	35
3.11.	Contracts	35
3.12.	Litigation	37
3.13.	Environmental Matters	38
3.14.	Employee Benefit Plans	38
3.15.	Compliance with Laws	39
3.16.	Permits	39
3.17.	Labor Matters	40
3.18.	[Reserved]	40
3.19.	Takeover Laws	40
3.20.	Brokers	40
3.21.	Insurance	40
3.22.	Related Party Transactions	41
3.23.	Privacy and Data Security	41
3.24.	Exclusivity of Representations and Warranties	41

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ARTICLE IV		42
CONDUCT OF BUSINESS		42
4.1	Conduct of Business by SunLink Pending the Merger	42
4.2	Conduct of Business by Regional Pending the Merger	46
ARTICLE V		50
ADDITIONAL AGREEMENTS		50
5.1.	No SunLink Solicitation	50
5.2.	No Regional Solicitation	53
5.3.	Preparation of the Joint Proxy Statement/Prospectus and Form S-4; Shareholders Meetings	56
5.4.	Stock Exchanges	58
5.5.	Confidentiality; Access to Information	58
5.6.	Approvals	59
5.7.	Public Disclosure	60
5.8.	D&O Indemnification	60
5.9.	Notification of Certain Matters	61
5.10.	State Takeover Laws	62
5.11.	Rule 16b-3	62
5.12.	Control of Operations	62
5.13.	Security Holder Litigation	62
5.14.	Reserved	63
5.15.	Dividends	63
5.16.	Employee Benefit Plans	63
5.17.	Minimum SunLink Cash and Cash Equivalents; Minimum Pharmacy Working Capital	65
5.18.	Minimum Regional Working Capital.	66
5.19.	Minimum Regional Cash and Cash Equivalents	66
5.20.	Reserved	66
5.21.	Ancillary Documents	66
5.22.	Tax Matters	67
ARTICLE VI		67
CONDITIONS TO MERGER		67
6.1.	Conditions to Each Party’s Obligation to Effect the Merger	67
6.2.	Conditions to the Obligations of SunLink	68
6.3.	Conditions to the Obligations of Regional	69
6.4.	Frustration of Closing Conditions	70

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ARTICLE VII		71
TERMINATION		71
7.1.	Termination	71
7.2.	Manner and Notice of Termination; Effect of Termination	73
7.3.	Fees and Expenses	73
ARTICLE VIII		74
DEFINED TERMS		74
ARTICLE IX		90
MISCELLANEOUS		90
9.1.	Nonsurvival of Representations and Warranties	90
9.2.	Notices	91
9.3.	Entire Agreement	91
9.4.	Amendment.	92
9.5.	Extension, Waiver	92
9.6.	Third-Party Beneficiaries	92
9.7.	Assignment	92
9.8.	Severability	92
9.9.	Counterparts and Signature	93
9.10.	Interpretation	93
9.11.	Governing Law	93
9.12.	Remedies	94
9.13.	Submission to Jurisdiction	95
9.14.	Disclosure Letters	95
9.15.	Waiver of Jury Trial	96
9.16.	Extension; Waiver	96

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Exhibit A - Form Articles of Amendment

Exhibit B - Form of Regional Support and Lock-Up Agreement

Exhibit C - Form of SunLink Support and Lock-Up Agreement

Exhibit D - Form of Morrison Employment Agreement

Exhibit E - Form of SunLink Letter of Resignation

Exhibit F - Form of Thornton Employment Agreement

Exhibit G - Historical Pharmacy Working Capital

Exhibit H - Historical Regional Working Capital

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2025 by and between Regional Health Properties, Inc., a Georgia corporation (“Regional”), and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”). Regional and SunLink are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger dated as of January 3, 2025 (the “Original Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth herein;

WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the Act, SunLink shall merge with and into Regional (the “Merger”), with Regional surviving the Merger;

WHEREAS, the board of directors of SunLink (the “SunLink Board”) has as of the date hereof unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, SunLink and its shareholders; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement and the Merger be submitted to SunLink’s shareholders for approval; and (v) resolved to recommend approval of this Agreement and the Merger by SunLink’s shareholders;

WHEREAS, the board of directors of Regional (the “Regional Board”) has as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Regional, no par value per share (“Regional Common Stock”), and the issuance of the shares of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, having the terms, rights, powers and preferences set forth in the form Articles of Amendment attached hereto as Exhibit A (the “Regional Series D Preferred Stock”), pursuant to this Agreement (the “Regional Stock Issuance”), are fair to, and in the best interests of, Regional and its shareholders; (ii) adopted this Agreement; (iii) approved the Merger and the Regional Stock Issuance; (iv) directed that this Agreement, the Merger and the Regional Stock Issuance be submitted to Regional’s shareholders for approval; and (v) resolved to recommend approval of this Agreement, the Merger and the Regional Stock Issuance by the Regional’s shareholders;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) in which, among other things, the SunLink shareholders do not recognize taxable gain or loss on the exchange of the SunLink Common Stock solely for Regional Common Stock and Regional Series D Preferred Stock (such tax-free treatment not applying to any cash received by a SunLink shareholder as described herein), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g); and

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WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, certain directors and executive officers of Regional as set forth on Annex A attached hereto (the “Supporting Regional Shareholders”) entered into a support and lock-up agreement substantially in the form attached hereto as Exhibit B (the “Regional Support and Lock-Up Agreement”) and certain directors and executive officers of SunLink as set forth on Annex B attached hereto (the “Supporting SunLink Shareholders”) entered into a support and lock-up agreement substantially in the form attached hereto as Exhibit C (the “SunLink Support and Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Regional and SunLink, intending to be legally bound, hereby agree that the Original Agreement is hereby amended and restated and, as so amended and restated, further agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, SunLink shall merge with and into Regional, with Regional continuing as the surviving corporation of such merger, at the Effective Time.

1.2. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Regional and SunLink shall cause articles of merger and/or other appropriate documents necessary under the Act to effectuate the Merger (in any such case, the “Articles of Merger”) to be duly prepared and executed in accordance with the relevant provisions of the Act and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Articles of Merger with the Secretary of State or at such subsequent time or date as Regional and SunLink shall agree and specify in the Articles of Merger (the “Effective Time”).

1.3. Closing. Subject to the satisfaction or waiver (by the Party entitled to the benefit thereof in accordance with this Agreement, to the extent permitted by Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), and unless this Agreement has been terminated pursuant to its terms, the Closing shall take place (i) remotely by exchange of documents and signatures (or their electronic counterparts) on the fourth (4th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, or (ii) on such other date or at such other place as Regional and SunLink agree in writing.

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1.4. Effects of the Merger. At the Effective Time (a) the separate existence of SunLink shall cease, SunLink shall be merged with and into Regional and Regional shall continue as the Surviving Corporation in the Merger; (b) the articles of incorporation of Regional as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the Act; and (c) the bylaws of Regional as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the Act. The Merger shall have the effects set forth in the applicable provisions of the Act and in this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of SunLink shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of SunLink shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5. Directors and Officers; Regional Special Committee.

(a) Directors and Officers. At the Effective Time, the Regional Board shall consist of six directors, of whom (i) two directors shall be designated by Regional (one of whom is independent under the rules and regulations of NYSE Amex), which designees shall be designated in writing by Regional prior to the time at which the Form S-4 becomes effective under the Securities Act (the “Regional Designees”), (ii) two directors shall be designated by SunLink, which designees (each of whom is independent under the rules and regulations of NYSE Amex) shall be designated in writing by SunLink prior to the time at which the Form S-4 becomes effective under the Securities Act (the “SunLink Designees”), and (iii) two directors, Scott Kellman and C. Christian Winkle (each of whom is independent under the rules and regulations of NYSE Amex) (the “Mutual Designees”), shall be designated by the mutual agreement of Regional and SunLink; provided however, that up to two additional directors may be placed on the Regional Board by the holders of Regional Series B Preferred Stock in accordance with the articles of incorporation of Regional as in effect immediately prior to the Effective Time (each, a “Series B Director”). Prior to the Effective Time, Regional shall take all actions necessary to cause the resignation of the directors serving on the Regional Board who are not Regional Designees, the Mutual Designees or a Series B Director (it being understood that such resignation shall not constitute a voluntary termination with respect to any director of Regional or its Subsidiaries) to become effective immediately prior to, but conditioned on, the Effective Time (pursuant to written resignation letters, copies of which will be provided to SunLink) such that, after giving effect to such resignations, the Regional Board at the Effective Time shall consist of the Regional Designees, the SunLink Designees, the Mutual Designees and the Series B Directors, if any. Regional and the Regional Board shall take all actions necessary such that, prior to the next annual meeting of Regional shareholders following the Effective Time (the “Annual Meeting”), the Regional Board shall nominate each of the SunLink Designees and the Mutual Designees for election at the Annual Meeting, subject to applicable Law (including fiduciary duties of the members of the Regional Board). Regional and the Regional Board shall also take all actions necessary to cause Mark J. Stockslager, Chief Financial Officer of SunLink, to be appointed, effective as of the Effective Time, as the Chief Financial Officer and principal financial officer of Regional. In connection therewith, Regional shall provide employment, compensation and incentive terms to Mark J. Stockslager equivalent to the terms included in that certain Employment Letter, dated April 30, 2001, by and between SunLink and Mark J. Stockslager (the “Stockslager Employment Agreement”) at the Effective Time.

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(b) Regional Special Committee. Promptly following the Effective Time, the Regional Board shall create the Regional Special Committee.

1.6. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of SunLink, Regional or any holder of shares of SunLink Capital Stock or Regional Capital Stock:

(a) Regional Capital Stock. Each share of Regional Capital Stock issued and outstanding immediately prior to the Effective Time shall continue to be a validly issued, fully paid and nonassessable share of Regional Capital Stock of Regional as the Surviving Corporation.

(b) Cancellation of Treasury Stock, Subsidiary-Owned and SunLink-Owned Stock. Any shares of SunLink Common Stock that are held in treasury of SunLink and any shares of SunLink Common Stock owned by any Subsidiary of SunLink immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for SunLink Common Stock. Subject to Section 1.7, each five shares of SunLink Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 1.6(b) (together, the “Excluded Shares”)) (such shares of SunLink Common Stock other than the Excluded Shares, the “Eligible Shares”), shall be converted into the right to receive from Regional, in accordance with the terms of this Agreement, (i) 1.1330 validly issued, fully paid and nonassessable shares of Regional Common Stock (the “Regional Common Stock Consideration”), and (ii) one validly issued, fully paid and nonassessable share of Regional Series D Preferred Stock (the “Regional Preferred Stock Consideration” and, together with the Regional Common Stock Consideration, the “Merger Consideration”); provided, however, that the Regional Preferred Stock Consideration shall be subject to adjustment as set forth in Section 5.17(a). As of the Effective Time, all such shares of SunLink Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.6(c) in accordance with the provisions of Section 1.7.

(d) Adjustments to Merger Consideration. Subject to the limitations set forth in this Agreement, including Section 4.1(a) and Section 4.1(b), the Merger Consideration shall be adjusted to reflect fully and equitably the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SunLink Common Stock or Regional Common Stock, as applicable), reorganization, recapitalization or other like change with respect to SunLink Common Stock or Regional Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

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1.7. Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Regional shall engage the Paying Agent, and at or immediately prior to the Effective Time, Regional shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Eligible Shares, for payment through the Paying Agent in accordance with this Section 1.7, the Payment Fund. The Payment Fund shall not be used for any other purpose other than as expressly provided for under this Agreement. Regional shall take all actions necessary to ensure that, from and after the Effective Time, the Payment Fund includes at all times cash sufficient to pay any dividends and other distributions pursuant to Section 1.7(h) and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.7(i). Any interest and other income resulting from such investments (net of any losses) shall be paid to Regional pursuant to Section 1.7(e). In the event the cash portion of the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), including any such diminishment as a result of investment losses, Regional shall promptly deposit, or shall cause to be promptly deposited, additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments. Regional shall pay, or cause to be paid, all charges and expenses of the Paying Agent in connection with the exchange of Eligible Shares pursuant to this Agreement.

(b) Exchange Procedures.

(i) Promptly (and in any event within three Business Days) after the Effective Time, Regional shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) in exchange for the Merger Consideration payable with respect thereto, with such letters of transmittal and such instructions in customary form with such other provisions as Regional and SunLink may mutually agree prior to the Closing. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent in accordance with the terms of such letters of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor (1) Regional Common Stock representing, in the aggregate, the whole number of shares of Regional Common Stock that such holder has the right to receive pursuant to Section 1.6(c) (after taking into account all shares of SunLink Common Stock then held by such holder), (2) Regional Series D Preferred Stock representing, in the aggregate, the whole number of shares of Regional Series D Preferred Stock that such holder has the right to receive pursuant to Section 1.6(c) (after taking into account all shares of SunLink Common Stock then held by such holder), and (3) dividends and other distributions pursuant to Section 1.7(h) and cash in lieu of any fractional shares of Regional Common Stock and Regional Series D Preferred Stock pursuant to Section 1.7(i), and the Certificate so surrendered shall forthwith be cancelled.

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(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article I. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent or Regional may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable, if any, upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Regional that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 1.7, each Certificate and all Uncertificated Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(c), without any interest thereon.

(d) No Further Ownership Rights in SunLink Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of SunLink Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Regional of the shares of SunLink Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Regional or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.7(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to Regional, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 1.7 shall be entitled to receive only from Regional (subject to abandoned property, escheat and other similar Laws) payment of its claim for Merger Consideration, without interest.

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(f) No Liability. To the extent permitted by applicable Law, none of Regional, SunLink or the Paying Agent shall be liable to any holder of shares of SunLink Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Regional, the posting by such Person of a bond in such reasonable and customary amount as Regional may direct as indemnity against any claim that may be made against it with respect to such Certificate, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of SunLink Common Stock formerly represented thereby pursuant to this Agreement.

(h) Distributions with Respect to Unexchanged Shares of Regional Common Stock and Regional Series D Preferred Stock. No dividends or other distributions declared or made with respect to shares of Regional Common Stock or Regional Series D Preferred Stock with a record date after the Effective Time shall be paid in respect of any unsurrendered Certificate with respect to the whole shares of Regional Common Stock or Regional Series D Preferred Stock that a holder of such Certificate would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Regional Common Stock or Regional Series D Preferred Stock shall be paid in respect of any unsurrendered Certificate, in each case until the holder thereof shall surrender such Certificate in accordance with this Section 1.7. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Regional Common Stock and Regional Series D Preferred Stock issuable in exchange therefor, without interest and subject to applicable withholding Tax, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Regional Common Stock and Regional Series D Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Regional Common Stock and Regional Series D Preferred Stock. For purposes of dividends or other distributions in respect of shares of Regional Common Stock and Regional Series D Preferred Stock, all whole shares of Regional Common Stock and Regional Series D Preferred Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Regional Common Stock and Regional Series D Preferred Stock were issued and outstanding as of the Effective Time.

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(i) No Fractional Shares of Regional Common Stock or Regional Series D Preferred Stock. No certificates or shares representing fractional shares of Regional Common Stock or Regional Series D Preferred Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Regional or a holder of shares of Regional Common Stock or Regional Series D Preferred Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regional Common Stock (after taking into account all Certificates and Uncertificated Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Common Stock multiplied by (ii) the volume weighted average price per share of Regional Common Stock on the (x) NYSE Amex for the ten consecutive trading days ending the two trading days (if then listed and traded on such exchange) prior to the Closing Date as reported by Bloomberg, L.P. or (y) OTC (if not then listed and traded on the NYSE Amex) for the twenty consecutive trading days ending the two trading days prior to the Closing Date as reported by Bloomberg, L.P. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regional Series D Preferred Stock (after taking into account all Certificates and Uncertificated Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to the product of (i) such fractional part of a share of Regional Series D Preferred Stock multiplied by (ii) the liquidation price of the Regional Series D Preferred Stock. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Paying Agent shall so notify Regional, and Regional shall cause the Paying Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Regional Common Stock and Regional Series D Preferred Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange for the purposes of avoiding the expense and inconvenience to Regional that would be caused by the issuance of fractional shares of Regional Common Stock and Regional Series D Preferred Stock.

1.8. SunLink Stock Plans.

(a) Prior to the Effective Time, the SunLink Board or the Compensation Committee thereof administering the SunLink Stock Plans shall authorize and direct SunLink management to ensure by agreement with the option holders or otherwise that (i) the number of shares of SunLink Common Stock issued after the date hereof and prior to the Effective Time upon the exercise of outstanding SunLink Equity Awards under the SunLink Stock Plans shall not exceed that number which would cause the total number of shares of SunLink Common Stock outstanding to exceed 7,050,000 without the prior written consent of Regional and (ii) each SunLink Equity Award that is outstanding and unexercised as of the Effective Time shall cease to represent a SunLink Equity Award with respect to SunLink Common Stock and shall be cancelled as of the Effective Time.

(b) Effective as of the Effective Time, each SunLink Equity Award that is then outstanding and unexercised shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a SunLink Equity Award with respect to SunLink Common Stock and shall thereafter automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

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1.9. Dissenting Shares.

(a) Shares of SunLink Common Stock which are held by persons who are entitled to, have properly exercised, and not withdrawn or waived, dissenters rights with respect thereto (“Dissenting Shares”) in accordance with the Act will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provision of the Act unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Act.

(b) SunLink shall endeavor to give reasonably prompt notice to Regional of any exercise of dissenters’ rights in connection with the transactions contemplated by this Agreement, of any withdrawals of such demands and of any other instruments served pursuant to the Act and received by SunLink relating to such dissenters’ rights, and Regional, as the Surviving Corporation, shall be entitled to conduct all negotiations and settlement or judicial proceedings with respect to such demands and shall be responsible for all payments required in response to any such demands. Prior to the Effective Time, SunLink shall not, without the prior written consent of Regional, no such consent to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

1.10. Withholding Rights. Each of Regional, SunLink and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SunLink Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by Regional, SunLink or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

1.11. Tax Consequences. It is intended that for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code in which, among other things, the SunLink shareholders do not recognize gain or loss on the exchange of their SunLink Common Stock solely for Regional Common Stock and Regional Series D Preferred Stock ), and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUNLINK

SunLink represents and warrants to Regional that the statements contained in this Article II are true and correct, except (a) as disclosed in SunLink SEC Reports filed with or furnished to the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures contained under the captions “Risk Factors”, “Forward-Looking Statements” or any similar predictive, cautionary or forward-looking sections); provided that nothing disclosed in SunLink SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 2.1, Section 2.2(a), Section 2.2(c), Section 2.3(a), Section 2.3(b), Section 2.4, Section 2.19 or Section 2.20; or (b) as set forth in the SunLink Disclosure Letter, subject to Section 9.14.

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2.1. Organization, Standing and Power. SunLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. SunLink has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business substantially as now being conducted and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a SunLink Material Adverse Effect and would not prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. SunLink has publicly filed correct and complete copies of SunLink’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

2.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SunLink consists of (i) 32,000,000 shares of SunLink Common Stock, and (ii) 8,000,000 shares of preferred stock, no par value per share (the “SunLink Preferred Stock” and, together with SunLink Common Stock, the “SunLink Capital Stock”), of which 900,000 shares of SunLink Preferred Stock have been designated as Series A Voting Preferred Shares. The SunLink Capital Stock is entitled to the rights and privileges set forth in SunLink’s articles of incorporation. As of the Capitalization Date, (i) 7,040,603 shares of SunLink Common Stock were issued and outstanding, (ii) no shares of SunLink Preferred Stock were issued and outstanding, (iii) no shares of SunLink Common Stock were held in treasury, and (iv) not more than 59,000 shares of SunLink Common Stock were subject to outstanding equity awards under the SunLink Stock Plans (“SunLink Equity Awards”). As of the Closing, there shall not be more than 7,050,000 shares of SunLink Common Stock issued and outstanding.

(b) SunLink has made available to Regional complete and accurate (i) copies of each SunLink Stock Plan currently in force and effect and the number of shares of SunLink Common Stock reserved for future issuance under each such SunLink Stock Plan, (ii) forms of agreements evidencing SunLink Equity Awards, and (iii) forms of agreements evidencing any other equity or equity-linked award or equity compensation arrangement. All outstanding SunLink equity-based awards have been granted pursuant to, and in substantial compliance with, the applicable SunLink stock Plan, and all SunLink Equity Awards have been granted pursuant to one of the forms made available pursuant to the foregoing sentence, without any material deviation therefrom. Section 2.2(b) of the SunLink Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding SunLink Equity Award, including (A) the name of the holder thereof, (B) the total number of shares of SunLink Common Stock that may be issued pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof and (E) the dollar amount of accrued dividend equivalents thereon. There are no outstanding awards of SunLink “restricted stock”.

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(c) Except (i) as set forth in Section 2.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of SunLink Equity Awards outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under each SunLink Stock Plan, as of the date hereof, (A) there are no equity securities of any class of SunLink, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which SunLink or any of its Subsidiaries is a party or by which SunLink or any of its Subsidiaries is bound obligating SunLink or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of SunLink or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or other cash or property that is based on the value of shares, or obligating SunLink or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, phantom equity, call, right, commitment or agreement. None of SunLink nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of SunLink, any of its Subsidiaries or any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of SunLink. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which SunLink or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of SunLink. No Subsidiary of SunLink owns any SunLink Common Stock.

(d) All outstanding shares of SunLink Common Stock are, and all shares of SunLink Common Stock subject to issuance as specified in Section 2.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, SunLink’s articles of incorporation or bylaws or any agreement to which SunLink is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of SunLink or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of SunLink Common Stock or the capital stock of SunLink or any of its Subsidiaries.

2.3. Subsidiaries.

(a) All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of SunLink (i) have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (ii) except as set forth in Section 2.3(a) of the SunLink Disclosure Letter, are owned, directly or indirectly, by SunLink free and clear of all Liens.

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(b) Each Subsidiary of SunLink is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite entity power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. SunLink has made available to Regional true, correct and complete copies of the organizational documents of each Significant SunLink Subsidiary (and all amendments thereto) as currently in effect, and no Subsidiary of SunLink is in material default in the performance, observation or fulfillment of its obligations under its organizational documents as currently in effect, except for such defaults that, individually or in the aggregate, have not had and would not have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.

(c) SunLink does not own or control, directly or indirectly, any equity securities of any Person that is not a Subsidiary of SunLink.

2.4. Authority; No Conflict; Required Filings and Consents.

(a) SunLink has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the affirmative vote of a majority of the votes outstanding entitled to vote on the Merger (the “SunLink Shareholder Approval”), to consummate the Merger. The SunLink Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SunLink; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement and the Merger be submitted to SunLink’s shareholders for approval at a meeting of SunLink shareholders for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger (including any adjournment or postponement thereof, the “SunLink Meeting”); and (v) resolved to recommend approval of this Agreement and the Merger by SunLink’s shareholders (the “SunLink Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by SunLink have been duly authorized by all necessary corporate action on the part of SunLink, subject only to the required receipt of SunLink Shareholder Approval. This Agreement has been duly executed and delivered by SunLink and, assuming the due authorization, execution and delivery of this Agreement by Regional, constitutes the valid and binding obligation of SunLink, enforceable against SunLink in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b) The execution and delivery of this Agreement by SunLink do not, and (subject to receipt of SunLink Shareholder Approval) the consummation by SunLink of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or similar governing documents of SunLink or either Significant SunLink Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of SunLink or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which SunLink or either of its Significant SunLink Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to SunLink or either of its Significant SunLink Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of SunLink Common Stock are listed for trading is required by or with respect to SunLink or any of its Subsidiaries in connection with the execution and delivery of this Agreement by SunLink or the consummation by SunLink of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State; (ii) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to SunLink shareholders at the SunLink Meeting and the matters to be submitted to Regional shareholders at the Regional Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), (iii) the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the Regional Stock Issuance, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (iv) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NYSE Amex; and (vi) any such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.

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(d) The SunLink Shareholder Approval is the only vote of the holders of any class or series of SunLink Capital Stock necessary for the approval of this Agreement and the Merger or for the consummation by SunLink of the Merger.

2.5. SEC Filings; Financial Statements; Information Provided.

(a) SunLink has filed all registration statements, forms, reports and other documents required to be filed by SunLink with the SEC since June 30, 2022. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that SunLink may file after the date hereof until the Closing) are referred to herein as the “SunLink SEC Reports”. The SunLink SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such SunLink SEC Reports and (iii) except to the extent that information contained in a SunLink SEC Report has been revised, amended, modified or superseded by a later filed SunLink SEC Report prior to the date hereof, did not or will not at the time they were or are filed to SunLink’s Knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SunLink SEC Reports or necessary in order to make the statements in such SunLink SEC Reports, in the light of the circumstances under which they were made, not misleading. SunLink has not as of the date hereof received any written comments from the SEC with respect to any of the SunLink SEC Reports which remain unresolved. To SunLink’s Knowledge, none of SunLink SEC Reports is, as of the date hereof, subject to ongoing SEC review. No Subsidiary of SunLink is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the SunLink SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects in accordance with GAAP the consolidated financial position of SunLink and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c) The Joint Proxy Statement/Prospectus (i) on the date the Joint Proxy Statement/Prospectus is first mailed to holders of shares of SunLink Common Stock, at the time of any amendment or supplement thereto and at the time of the SunLink Meeting, shall not to SunLink’s Knowledge contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will at all times comply as to form in all material respects with the requirements of the Exchange Act applicable to the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 2.5(c), no representation or warranty is made by SunLink with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based upon information supplied by Regional or any of its Representatives for use or incorporation by reference therein.

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(d) To SunLink’s Knowledge, SunLink is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) To SunLink’s Knowledge, SunLink: (i) maintains disclosure controls and procedures in all material respects as required by Rule 13a-15 or 15d-15 under the Exchange Act;(ii) is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE Amex; and (iii) has established and at all times since July 1, 2022 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).

(f) To SunLink’s Knowledge, none of the information supplied or to be supplied by SunLink for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed and at the time such Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to shareholders of SunLink and at the time of SunLink Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 3.5(e), the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by SunLink with respect to statements made therein based on information supplied by Regional for inclusion or incorporation by reference therein.

2.6. No Undisclosed Liabilities. To SunLink’s Knowledge, except (a) as disclosed on Section 2.6 of the SunLink Disclosure Letter, (b) as disclosed in the SunLink Balance Sheet, (c) for performance of obligations in the Ordinary Course of Business under Contracts binding upon SunLink or any of its Subsidiaries (other than resulting from any material breach or acceleration thereof), (d) for liabilities incurred in the Ordinary Course of Business since the date of the SunLink Balance Sheet, (e) for liabilities incurred in connection with the entry into this Agreement and the consummation of the Transactions, and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink and its Significant SunLink Subsidiaries do not have any liabilities of any nature.

2.7. Absence of Certain Changes or Events.

(a) Since the date of the SunLink Balance Sheet, there has not been a SunLink Material Adverse Effect.

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(b) From the date of the SunLink Balance Sheet until the date of this Agreement, except for (i) the transactions expressly contemplated hereby, (ii) asset disposition transactions set forth in Section 2.7(b) of the SunLink Disclosure Letter, or (iii) changes to practices as may have occurred prior to the date of this Agreement as a result of or in response to the outbreak of COVID-19, the business of SunLink and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business in all material respects.

2.8. Taxes.

(a) SunLink and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns that SunLink and each of its Subsidiaries were required to file, and to SunLink’s Knowledge all such Tax Returns were correct and complete in all material respects. SunLink and each of its Subsidiaries have paid (or caused to be paid or made adequate provision for in accordance with GAAP) on a timely basis all Taxes due and payable by SunLink and/or its Subsidiaries shown on such Tax Returns.

(b) No examination or audit of any Tax Return, or other Action in respect of any Tax, of SunLink or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing, nor has any written adjustment with respect to any Tax Return or written claim for any Tax been received from a Governmental Entity by SunLink or any of its Subsidiaries that has not been settled in full. There are no Liens for Taxes on any of the assets or properties of SunLink or any of its Subsidiaries, other than Liens for Taxes that are SunLink Permitted Liens.

(c) To SunLink’s Knowledge, SunLink and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) Neither SunLink nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which SunLink was the common parent), (ii) has any liability for any Taxes of any Person (other than SunLink and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee. successor or otherwise, or (iii) is a party to or is bound by, or currently has any liability pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business or customary tax proration or indemnification provisions in asset disposition agreements that in any case are not primarily related to Taxes).

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(e) Neither SunLink nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) Neither Sunlink nor any of its Subsidiaries constituted a “distributing corporation” or a “Controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in two years prior to the date hereof.

(g) SunLink will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change of, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account arising under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction made or entered into prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date, (vi) election under Section 965(h) of the Code made on or prior to the Closing Date, or (vii) “subpart F income” within the meaning of Section 952 of the Code earned on or before the Closing Date or “global intangible low-taxed income” within the meaning of Section 951A of the Code earned on or before the Closing Date.

(h) Neither SunLink nor any Subsidiary of SunLink has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7005 of the Families First Coronavirus Response Act.

(i) SunLink is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five (5) year period ending on the date of this Agreement.

(j) Neither SunLink nor any Subsidiary of SunLink has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.

(k) SunLink has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.9. Real Property.

(a) Neither SunLink nor any of its Subsidiaries owns any real property in fee simple.

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(b) The real property leased by SunLink or its Subsidiaries as tenant under the leases described in Section 2.9(b) of the SunLink Disclosure Letter (the “SunLink Leased Real Property”) constitutes all of the real property leased by SunLink or any of its Subsidiaries. Except as would not be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink Leased Real Property leases are in full force and effect in all material respects, and either SunLink or one of its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of the Bankruptcy and Equity Exception. SunLink has delivered or made available to Regional complete and accurate copies of each of the leases described in Section 2.9(b) of the SunLink Disclosure Letter. SunLink and its Subsidiaries are, to SunLink’s Knowledge, in compliance with the material provisions of such leases, except in each case as would not be expected to be material to SunLink and its Subsidiaries, taken as a whole. Neither SunLink nor any of its Subsidiaries has received in the last two years any written notice from any lessor of SunLink Leased Real Property alleging the occurrence of a material violation or material breach of a Contract relating to such SunLink Leased Real Property.

(c) To SunLink’s Knowledge, except as would not be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, there are no material defects in the SunLink Leased Real Property, and the SunLink Leased Real Property is in operating condition and repair, normal wear and tear and other than items currently under repair excepted, and adequate and suitable for the operation of the business of SunLink, as currently conducted.

2.10. Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, SunLink and its Subsidiaries own, free and clear of all Liens except for SunLink Permitted Liens, all SunLink Owned Intellectual Property Rights, and hold all right, title and interest in and to all SunLink Owned Intellectual Property Rights.

(b) The conduct of SunLink and its Subsidiaries in the operation of the business of each of SunLink and its Subsidiaries as presently conducted and as conducted in the prior three years, does not, to SunLink’s Knowledge, infringe, misappropriate or otherwise violate in any material respect, and has not infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect. No claims, actions, suits, investigations or proceedings are pending or, to SunLink’s Knowledge, threatened in writing (i) based upon, or challenging or seeking to deny or restrict, the rights of SunLink or any of its Subsidiaries in any of the SunLink Owned Intellectual Property Rights or SunLink Licensed Intellectual Property, (ii) alleging that any SunLink Owned Intellectual Property Right or SunLink Licensed Intellectual Property is invalid or unenforceable or (iii) alleging that SunLink or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and to SunLink’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any SunLink Owned Intellectual Property Right or SunLink’s or its applicable Subsidiary’s interest in any SunLink Licensed Intellectual Property.

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2.11. Contracts.

(a) Section 2.11 of the SunLink Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights, securities or properties (other than acquisitions or dispositions of inventory in the Ordinary Course of Business) with respect to which SunLink reasonably expects that SunLink and its Subsidiaries will make or receive annual payments in excess of $500,000 or aggregate payments in excess of $1,000,000, or that includes any ongoing indemnities (except for indemnities entered into in SunLink’s Ordinary Course of Business, or in connection with the disposition of assets referenced in Section 2.11(a)(i) of the SunLink Disclosure Letter, and pursuant to which SunLink and its Subsidiaries have not incurred and do not reasonably expect to incur any material liabilities), “earnouts” or other contingent payment obligations;

(ii) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of SunLink or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000 or that otherwise places a Lien (other than a SunLink Permitted Lien) on any portion of the assets of SunLink or any of its Subsidiaries;

(iii) each Contract for lease of personal property or real property involving payments in excess of $500,000 in any calendar year or aggregate payments in excess of $1,000,000 that are not terminable without penalty or other liability to SunLink (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;

(iv) each Contract that (A) limits or purports to limit in any material respect the freedom of SunLink or its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries) to compete or engage in any line of business or geographic location or with any Person or sell, supply or distribute any product or service in any geographic locations, (B) would require the disposition of any material assets or line of business of SunLink or its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries), or (C) prohibits or limits the rights of SunLink or any of its Subsidiaries (or, after the Effective Time, Regional or its Subsidiaries) to (i) solicit, hire or retain any Person as an employee, consultant or independent contractor; or (ii) solicit any customer of any other Person, in each case of (i) and (ii), except that is not material to the current business of SunLink and its Subsidiaries, taken as a whole;

(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of SunLink with a purchase price in excess of $500,000;

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(vi) each material partnership, joint venture or limited liability company agreement or similar contract, other than such contracts solely between SunLink and its wholly-owned Subsidiaries or among SunLink’s wholly-owned Subsidiaries;

(vii) each SunLink Collective Bargaining Agreement;

(viii) each Contract with a PEO to which SunLink or any of its Subsidiaries is a party or is subject;

(ix) each Contract for any SunLink Related Party Transaction;

(x) each agreement to which SunLink or any of its Subsidiaries or any of their respective Affiliates is subject that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, minimum purchase commitments or rights of first or last offer, negotiation or refusal, in each case other than those contained in any agreement in which such provision is solely for the benefit of SunLink or any of its Subsidiaries;

(xi) each Contract pursuant to which SunLink or any of its Subsidiaries (A) has been granted a license, covenant not to sue or other right to use, any Intellectual Property, which license, covenant or other right is material to the businesses of SunLink and its Subsidiaries, other than any license for off-the-shelf software that is generally commercially available on nondiscriminatory pricing terms, or employee invention assignment agreements on SunLink’s form entered into in the Ordinary Course of Business, or (B) has granted to any third party any license, covenant not to sue or other right to use to use any material Intellectual Property;

(xii) any Contract (A) requiring SunLink or any SunLink Subsidiary that is reasonably expected to involve expenditures by SunLink or any of its Subsidiaries of more than $1,500,000 or (B) that is reasonably expected to involve payments to SunLink or any of its Subsidiaries of more than $1,500,000, in the case of each of subclauses (A) and (B), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year;

(xiii) any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $500,000, individually or in the aggregate or (y) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xiv) any Government Contract;

(xv) any Contract not otherwise described in any other subsection of this Section 2.11 that is, to SunLink’s Knowledge, material to SunLink and its Subsidiaries, taken as a whole, and cannot be terminated by SunLink or such SunLink Subsidiary on less than sixty (60) days’ notice without material payment or penalty; and

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(xvi) any shareholders, investors rights, registration rights or similar Contract or arrangement.

(b) Collectively, the Contracts of the types set forth in Section 2.11 (whether or not set forth on Section 2.11 of the SunLink Disclosure Letter) are herein referred to as the “SunLink Material Contracts”. A complete and correct copy of each SunLink Material Contract has been made available to Regional or publicly filed with the SEC prior to the execution of this Agreement. Each SunLink Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither SunLink nor any of its Subsidiaries nor, to SunLink’s Knowledge, any other party to any SunLink Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any SunLink Material Contract.

(c) Since June 30, 2021, neither SunLink nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(d) of Regulation S-K that has not been disclosed in SunLink SEC Reports prior to the date hereof.

2.12. Litigation. There is no material Action pending or, to SunLink’s Knowledge, threatened, against SunLink or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a SunLink Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. There are no material judgments, orders or decrees outstanding against SunLink or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a SunLink Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.

2.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SunLink Material Adverse Effect: (i) to SunLink’s Knowledge: it and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance in all material respects with applicable Environmental Laws; (ii) neither SunLink nor any of its Subsidiaries has, in the three-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or release or alleged or suspected release of Hazardous Substances; and (vii) neither SunLink nor its Subsidiaries are currently conducting or required by any Environmental Law to conduct any investigation or remediation of any Hazardous Substances.

2.14. Employee Benefit Plans.

(a) Section 2.14(a) of the SunLink Disclosure Letter lists, as of the date of this Agreement, all material SunLink Employee Plans.

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(b) SunLink has made available to Regional, with respect to each material SunLink Employee Plan, (i) each writing constituting a part of such SunLink Employee Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such SunLink Employee Plan.

(c) Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge: (i) each SunLink Employee Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) none of SunLink, any SunLink Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a SunLink Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iii) no SunLink Employee Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of SunLink or any SunLink Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iv) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by SunLink, any SunLink Subsidiaries or any ERISA Affiliate with respect to any SunLink Employee Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a material risk to SunLink, any SunLink Subsidiaries or any ERISA Affiliate of SunLink of incurring a liability thereunder, (v) all contributions or other amounts payable by SunLink, SunLink Subsidiaries or any ERISA Affiliate with respect to each SunLink Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vi) none of SunLink, any SunLink Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, and (vii) it has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither SunLink nor any of SunLink Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d) Except as disclosed in Section 2.14(d) of the SunLink Disclosure Letter or otherwise expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former individual independent contractor, director, officer or employee of SunLink or any of the SunLink Subsidiaries to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any current or former individual independent contractor, director, officer or employee of SunLink or any of the SunLink Subsidiaries, or materially increase the amount payable, pursuant to any SunLink Employee Plan, (iii) result in any forgiveness of indebtedness of any current or former individual independent contractor, director, officer or employee of SunLink or any of SunLink Subsidiaries, or (iv) result in payments by SunLink or any SunLink Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither SunLink nor any SunLink Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

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2.15. Compliance with Laws. To SunLink’s Knowledge, neither SunLink nor any SunLink Subsidiary is, and since January 1, 2022 has not been, in conflict with, default under or violation of any Law applicable to SunLink or any SunLink Subsidiary or by which any property or asset of SunLink or any SunLink Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.

2.16. Permits. To SunLink’s Knowledge, SunLink and its Subsidiaries hold and at all times since January 1, 2022 held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “SunLink Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. All SunLink Permits are in full force and effect and no suspension or cancellation of any of SunLink Permits is pending or, to SunLink’s Knowledge, threatened, and SunLink and its Subsidiaries are in compliance with the terms of SunLink Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger.

2.17. Labor Matters.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, each of SunLink and SunLink Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the WARN Act.

(b) Neither SunLink nor any SunLink Subsidiary is a party to a SunLink Collective Bargaining Agreement, and to SunLink’s Knowledge, no labor union has been certified to represent any employee of SunLink or any SunLink Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.

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(c) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, (i) there is no pending or, to SunLink’s Knowledge, threatened work stoppage, lock-out, slowdown or labor strike against SunLink or any SunLink Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to SunLink’s Knowledge, threatened against SunLink or any SunLink Subsidiary.

2.18. Opinion of Financial Advisor. The financial advisor of SunLink, The Lenox Group, LLC, has delivered to SunLink Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the Merger Consideration to be received by the holders of SunLink Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”). An executed copy of the aforementioned opinion has been made available to Regional, it being understood that such opinion is being provided solely for informational purposes, is for the benefit of SunLink and may not be relied upon by Regional or its Affiliates.

2.19. Takeover Laws. SunLink Board has taken all actions necessary so that the requirements and restrictions contained in the Act and SunLink’s articles of incorporation and bylaws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

2.20. Brokers. Except as set forth on Section 2.20 of the SunLink Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of SunLink or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

2.21. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, each of the material insurance policies held by SunLink or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material SunLink Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, all premiums payable under the Material SunLink Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither SunLink nor any of its Subsidiaries has, to SunLink’s Knowledge, taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material SunLink Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material SunLink Insurance Policy.

2.22. Related Party Transactions. Except as set forth in the SunLink SEC Reports prior to the date hereof or Section 2.11(a)(x), there are no transactions, agreements, arrangements or understandings between SunLink or any Subsidiary of SunLink, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of SunLink, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed (each of the foregoing, a “SunLink Related Party Transaction”).

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2.23. Privacy and Data Security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, (x) SunLink and SunLink Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable given SunLink’s size and business and (y) security measures are in place to protect personally identifiable information stored in SunLink’s and SunLink Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, SunLink and the SunLink Subsidiaries are, and, since January 1, 2022, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect, to SunLink’s Knowledge, there has been: (i) no loss or theft of data or security breach relating to data used in the business of SunLink and SunLink Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of SunLink or a SunLink Subsidiary or a contractor or agent acting on behalf of SunLink or a SunLink Subsidiary. No Actions are pending or, to SunLink’s Knowledge, threatened against SunLink or any of SunLink Subsidiaries relating to the collection or use of personally identifiable information.

2.24. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. SunLink, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) Neither Regional nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Regional or its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Regional or any of its Subsidiaries, or any of its Affiliates or Representatives, to make any representation or warranty relating to Regional and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by Regional and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

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(iii) the representations and warranties made by Regional in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and SunLink hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. SunLink, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to SunLink, its Subsidiaries, or any of their respective Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF REGIONAL

Regional represents and warrants to SunLink that the statements contained in this Article III are true and correct, except (a) as disclosed in the Regional SEC Reports filed with or furnished to the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward-looking disclosures contained under the captions “Risk Factors”, “Statement Regarding Forward-Looking Statements” or any similar predictive, cautionary or forward-looking sections); provided that nothing disclosed in Regional SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.19 or Section 3.20; or (b) as set forth in the Regional Disclosure Letter, subject to Section 9.14.

3.1. Organization, Standing and Power. Regional is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Regional has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business substantially as now being conducted and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. Regional has publicly filed correct and complete copies of Regional’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

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3.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Regional consists of (i) 55,000,000 shares of Regional Common Stock, and (ii) 5,000,000 shares of preferred stock, no par per share (“Regional Preferred Stock” and, together with the Regional Common Stock, the “Regional Capital Stock”), of which 559,263 of such shares of Regional Preferred Stock have been designated as Series A Redeemable Preferred Shares (the “Regional Series A Preferred Stock”) and 2,811,535 of such shares of Regional Preferred Stock have been designated as 12.5% Series B Cumulative Redeemable Preferred Shares (the “Regional Series B Preferred Stock”). The Regional Capital Stock is entitled to the rights and privileges set forth in Regional’s articles of incorporation. As of the Capitalization Date, 1,879,249 shares of Regional Common Stock were issued and outstanding (not including shares held in treasury), (ii) 559,263 shares of Regional Series A Preferred Stock were issued and outstanding, (iii) 2,252,272 shares of Regional Series B Preferred Stock were issued and outstanding, (iv) 35,659 shares of Regional Common Stock were held in treasury, and (v) 129,896 shares of Regional Common Stock were subject to outstanding equity awards under the Regional Stock Plans (“Regional Equity Awards”).

(b) Regional has made available to SunLink complete and accurate (i) copies of each Regional Stock Plan currently in force and effect and the number of shares of Regional Common Stock reserved for future issuance under such Regional Stock Plan, (ii) forms of agreements evidencing Regional Equity Awards, and (iii) forms of agreements evidencing any other equity or equity-linked award or equity compensation arrangement. All outstanding Regional equity-based awards have been granted pursuant to, and in substantial compliance with, the applicable Regional Stock Plan, and all Regional Equity Awards have been granted pursuant to one of the forms made available pursuant to the foregoing sentence, without any material deviation therefrom. Section 3.2(b) of the Regional Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Regional Equity Awards, including (A) the name of the holder thereof, (B) the total number of shares of Regional Common Stock that may be issued pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof and (E) the dollar amount of accrued dividend equivalents thereon.

(c) Except (i) for changes since the Capitalization Date resulting from the exercise or settlement of Regional Equity Awards outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under each Regional Stock Plan, as of the date hereof, (A) there are no equity securities of any class of Regional, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Regional or any of its Subsidiaries is a party or by which Regional or any of its Subsidiaries is bound obligating Regional or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Regional or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or other cash or property that is based on the value of shares, or obligating Regional or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Regional does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of Regional, any of its Subsidiaries or any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Regional. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Regional or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Regional. No Subsidiary of Regional owns any Regional Common Stock.

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(d) All outstanding shares of Regional Capital Stock are, and all shares of Regional Capital Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, Regional’s articles of incorporation or bylaws or any agreement to which Regional is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of Regional or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Regional Capital Stock or the capital stock of any of Regional’s Subsidiaries.

3.3. Subsidiaries.

(a) All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of Regional (x) have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) are owned, directly or indirectly, by Regional free and clear of all Liens.

(b) Each Subsidiary of Regional is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite entity power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. No Subsidiary of Regional is in material default in the performance, observation or fulfillment of its obligations under the organizational documents of such Subsidiary as currently in effect, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.

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(c) Regional does not own or control, directly or indirectly, any equity securities of any Person that is not a Subsidiary of Regional.

3.4. Authority; No Conflict; Required Filings and Consents.

(a) Regional has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement, the Merger and the Regional Stock Issuance by the affirmative vote of a majority of the votes outstanding entitled to vote on the Merger and Regional Stock Issuance (the “Regional Shareholder Approval”), to consummate the Merger and the Regional Stock Issuance. The Regional Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Regional Stock Issuance, are in the best interests of Regional; (ii) adopted this Agreement; (iii) approved the Merger and the Regional Stock Issuance; (iv) directed that this Agreement, the Merger and Regional Stock Issuance be submitted to Regional’s shareholders for approval at a meeting of the Regional shareholders for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger and the Regional Stock Issuance (including any adjournment or postponement thereof, the “Regional Meeting”); and (v) resolved to recommend approval of this Agreement, the Merger and the Regional Stock Issuance by Regional’s shareholders (the “Regional Board Recommendation”). This Agreement has been duly executed and delivered by Regional and, assuming the due authorization, execution and delivery of this Agreement by SunLink, constitutes the valid and binding obligation of Regional, enforceable against Regional in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Regional do not, and (subject to the receipt of the Regional Shareholder Approval) the consummation by Regional of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or similar governing documents of Regional or any Significant Regional Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of Regional or any Subsidiary of Regional under, any of the terms, conditions or provisions of any Contract to which Regional or any of such Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Regional or any of its Significant Regional Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.

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(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Regional Capital Stock are listed for trading is required by or with respect to Regional or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Regional or the consummation by Regional of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State; (ii) the filing with the SEC of the Joint Proxy Statement/Prospectus, (iii) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (iv) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the OTC; and (vi) any such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.

(d) The Regional Shareholder Approval is the only vote of the holders of any class or series of the Regional Capital Stock necessary for the approval of the Regional Stock Issuance or for the consummation by Regional of the Merger.

3.5. SEC Filings; Financial Statements; Information Provided.

(a) Regional has filed all registration statements, forms, reports and other documents required to be filed by Regional with the SEC since January 1, 2022. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that Regional may file after the date hereof until the Closing) are referred to herein as the “Regional SEC Reports”. The Regional SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Regional SEC Reports and (iii) except to the extent that information contained in a Regional SEC Report has been revised, amended, modified or superseded by a later filed Regional SEC Report prior to the date hereof, did not or will not at the time they were or are filed to Regional’s Knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regional SEC Reports or necessary in order to make the statements in such Regional SEC Reports, in the light of the circumstances under which they were made, not misleading. Regional has not as of the date hereof received any written comments from the SEC with respect to any of the Regional SEC Reports which remain unresolved. To Regional’s Knowledge, none of the Regional SEC Reports is, as of the date hereof, subject to ongoing SEC review. No Subsidiary of Regional is required to file any form, report or other document with the SEC.

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(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Regional SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Regional and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c) The Joint Proxy Statement/Prospectus (i) on the date the Joint Proxy Statement/Prospectus is first mailed to holders of shares of Regional Common Stock, at the time of any amendment or supplement thereto and at the time of the Regional Meeting, shall not to Regional’s Knowledge contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will at all times comply as to form in all material respects with the requirements of the Exchange Act applicable to the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 3.5(c), no representation or warranty is made by Regional with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based upon information supplied by SunLink or any of its Representatives expressly for use or incorporation by reference therein.

(d) To Regional’s Knowledge, Regional is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) To Regional’s Knowledge, Regional: (i) maintains disclosure controls and procedures in all material respects as required by Rule 13a-15 or 15d-15 under the Exchange Act; (ii) except as set forth in Section 3.5(e) of the Regional Disclosure Letter, is in compliance in all material respects with the applicable rules and regulations of the OTC; and (iii) has established and at all times since January 1, 2022 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).

(f) To Regional’s Knowledge, none of the information supplied or to be supplied by Regional for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed and at the time such Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to shareholders of Regional and at the time of Regional Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 2.5(f), the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Regional with respect to statements made therein based on information supplied by SunLink for inclusion or incorporation by reference therein.

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3.6. No Undisclosed Liabilities. To Regional’s Knowledge, except (a) as disclosed in the Regional Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon Regional or any of its Subsidiaries (other than resulting from any material breach or acceleration thereof), (c) for liabilities incurred in the Ordinary Course of Business since the date of the Regional Balance Sheet, (d) for liabilities incurred in connection with the entry into this Agreement and the consummation of the Transactions, and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, Regional and its Significant Regional Subsidiaries do not have any liabilities of any nature.

3.7. Absence of Certain Changes or Events.

(a) Since the date of the Regional Balance Sheet, there has not been a Regional Material Adverse Effect.

(b) From the date of the Regional Balance Sheet until the date of this Agreement, except for (i) the transactions expressly contemplated hereby, and (ii) changes to practices as may have occurred prior to the date of this Agreement as a result of or in response to the outbreak of COVID-19, the business of Regional and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business in all material respects.

3.8. Taxes.

(a) Regional and each of its Subsidiaries have timely filed all Tax Returns that Regional and each of its Subsidiaries were required to file, and to Regional’s Knowledge all such Tax Returns were correct and complete in all material respects. Regional and each of its Subsidiaries have paid (or caused to be paid or made adequate provision for in accordance with GAAP) on a timely basis all Taxes due and payable by Regional and/or its Subsidiaries shown on such Tax Returns.

(b) No examination or audit of any Tax Return, or other Action in respect of any Tax, of Regional or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing, nor has any written adjustment with respect to any Tax Return or written claim for any Tax been received from a Governmental Entity by Regional or any of its Subsidiaries that has not been settled in full. There are no Liens for Taxes on any of the assets or properties of Regional or any of its Subsidiaries, other than Liens for Taxes that are Regional Permitted Liens.

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(c) To Regional’s Knowledge, Regional and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) Neither Regional nor any of its Subsidiaries (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Regional was the common parent), (ii) has any liability for any Taxes of any Person (other than Regional and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee, successor or otherwise, or (iii) is a party to or is bound by, or currently has any liability pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(e) Neither Regional nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) Regional will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change of, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account arising under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction made or entered into prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date (vi) election under Section 965(h) of the Code made on or prior to the Closing Date, or (vii) “subpart F income” within the meaning of Section 952 of the Code earned on or before the Closing Date or “global intangible low-taxed income” within the meaning of Section 951A of the Code earned on or before the Closing Date.

(g) Neither Regional nor any Subsidiary of Regional has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7005 of the Families First Coronavirus Response Act.

(h) Neither Regional nor any Subsidiary of Regional has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.

(i) Regional has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.9. Real Property.

(a) Section 3.9(a) of the Regional Disclosure Letter sets forth the address and description of each parcel of real property owned in fee simple (the “Regional Owned Real Property”) by Regional and any of its Subsidiaries. With respect to each parcel of Regional Owned Real Property, except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect:

(i) Regional or one of its Subsidiaries has good title to such Regional Owned Real Property, free and clear of all Liens, except Regional Permitted Liens;

(ii) neither Regional nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Regional Owned Real Property or any portion thereof (in each case that is currently in effect); and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Regional Owned Real Property or any portion thereof or interest therein.

(b) The real property leased by Regional or its Subsidiaries as tenant under the leases described in Section 3.9(b) of the Regional Disclosure Letter (the “Regional Leased Real Property”) constitutes all of the real property leased by Regional or any of its Subsidiaries. Except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, the Regional Leased Real Property leases are in full force and effect in all material respects, and either Regional or one of its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of the Bankruptcy and Equity Exception. Regional has delivered or made available to SunLink complete and accurate copies of each of the leases described in Section 3.9(b) of the Regional Disclosure Letter. Regional and its Subsidiaries are, to Regional’s Knowledge, in compliance with the material provisions of such leases, except in each case as would not be expected to be material to SunLink and its Subsidiaries, taken as a whole. Neither Regional nor any of its Subsidiaries has received in the last two years any written notice from any lessor of Regional Leased Real Property alleging the occurrence of a material violation or material breach of a Contract relating to such Regional Leased Real Property.

(c) To Regional’s Knowledge, except as would not be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, there are no material defects in the Regional Owned Real Property and the Regional Leased Real Property, and the Regional Owned Real Property and the Regional Leased Real Property are in operating condition and repair, normal wear and tear and other than items currently under repair excepted, and adequate and suitable for the operation of the business of Regional, as currently conducted.

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3.10. Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, Regional and its Subsidiaries own, free and clear of all Liens except for Regional Permitted Liens, all Regional Owned Intellectual Property Rights, and hold all right, title and interest in and to all Regional Owned Intellectual Property Rights.

(b) The conduct of Regional and its Subsidiaries in the operation of the business of each of Regional and its Subsidiaries as presently conducted and as conducted in the prior three years, does not, to Regional’s Knowledge, infringe, misappropriate or otherwise violate in any material respect, and has not infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect. No claims, actions, suits, investigations or proceedings are pending or, to Regional’s Knowledge, threatened in writing (i) based upon, or challenging or seeking to deny or restrict, the rights of Regional or any of its Subsidiaries in any of the Regional Owned Intellectual Property Rights or Regional Licensed Intellectual Property, (ii) alleging that any Regional Owned Intellectual Property Right or Regional Licensed Intellectual Property is invalid or unenforceable or (iii) alleging that Regional or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and to Regional’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Regional Owned Intellectual Property Right or Regional’s or its applicable Subsidiary’s interest in any Regional Licensed Intellectual Property.

3.11. Contracts.

(a) Section 3.11 of the Regional Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights, securities or properties (other than acquisitions or dispositions of inventory in the Ordinary Course of Business) with respect to which Regional reasonably expects that Regional and its Subsidiaries will make or receive annual payments in excess of $500,000 or aggregate payments in excess of $1,000,000, or that includes any ongoing indemnities (except for indemnities entered into in Regional’s Ordinary Course of Business and pursuant to which Regional and its Subsidiaries have not incurred and do not reasonably expect to incur any material liabilities), “earnouts” or other contingent payment obligations;

(ii) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of Regional or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000 or that otherwise places a Lien (other than a Regional Permitted Lien) on any portion of the assets of Regional or any of its Subsidiaries;

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(iii) each Contract for lease of personal property or real property involving payments in excess of $500,000 in any calendar year or aggregate payments in excess of $1,000,000 that are not terminable without penalty or other liability to Regional (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;

(iv) each Contract that (A) limits or purports to limit in any material respect the freedom of Regional or its Subsidiaries to compete or engage in any line of business or geographic location or with any Person or sell, supply or distribute any product or service in any geographic locations, (B) would require the disposition of any material assets or line of business of Regional or its Subsidiaries, or (C) prohibits or limits the rights of Regional or any of its Subsidiaries to (i) solicit, hire or retain any Person as an employee, consultant or independent contractor; or (ii) solicit any customer of any other Person, in each case of (i) and (ii), except that is not material to the current business of Regional and its Subsidiaries, taken as a whole;

(v) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of Regional with a purchase price in excess of $500,000;

(vi) each material partnership, joint venture or limited liability company agreement or similar contract, other than such contracts solely between Regional and its wholly-owned Subsidiaries or among Regional’s wholly-owned Subsidiaries;

(vii) each Regional Collective Bargaining Agreement;

(viii) each Contract with a PEO to which Regional or any of its Subsidiaries is a party or is subject;

(ix) each Contract for any Regional Related Party Transaction;

(x) each agreement to which Regional or any of its Subsidiaries or any of their respective Affiliates is subject that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, minimum purchase commitments or rights of first or last offer, negotiation or refusal, in each case other than those contained in any agreement in which such provision is solely for the benefit of Regional or any of its Subsidiaries;

(xi) each Contract pursuant to which Regional or any of its Subsidiaries (A) has been granted a license, covenant not to sue or other right to use, any Intellectual Property, which license, covenant or other right is material to the businesses of Regional and its Subsidiaries, other than any license for off-the-shelf software that is generally commercially available on nondiscriminatory pricing terms, or employee invention assignment agreements on Regional’s form entered into in the Ordinary Course of Business, or (B) has granted to any third party any license, covenant not to sue or other right to use to use any material Intellectual Property;

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(xii) any Contract (A) requiring Regional or any Subsidiary that is reasonably expected to involve expenditures by Regional or any of its Subsidiaries of more than $1,500,000 or (B) that is reasonably expected to involve payments to Regional or any of its Subsidiaries of more than $1,500,000, in the case of each of subclauses (A) and (B), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year;

(xiii) any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $500,000, individually or in the aggregate or (y) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xiv) any Government Contract;

(xv) any Contract not otherwise described in any other subsection of this Section 2.11 that is, to Regional’s Knowledge, material to Regional and the Regional Subsidiaries, taken as a whole, and cannot be terminated by Regional or such Regional Subsidiary on less than sixty (60) days’ notice without material payment or penalty; and

(xvi) any shareholders, investors rights, registration rights or similar Contract or arrangement.

(b) Collectively, the Contracts of the types set forth in Section 3.11 (whether or not set forth on Section 3.11 of the Regional Disclosure Letter) are herein referred to as the “Regional Material Contracts”. A complete and correct copy of each Regional Material Contract has been made available to SunLink or publicly filed with the SEC prior to the execution of this Agreement. Each Regional Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither Regional nor any of its Subsidiaries nor, to Regional’s Knowledge, any other party to any Regional Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Regional Material Contract.

(c) Since January 1, 2021, neither Regional nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(d) of Regulation S-K that has not been disclosed in the Regional SEC Reports prior to the date hereof.

3.12. Litigation. There is no material Action pending or, to Regional’s Knowledge, threatened, against Regional or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Regional Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger. There are no material judgments, orders or decrees outstanding against Regional or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Regional Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.

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3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Regional Material Adverse Effect: (i) to Regional’s Knowledge, Regional and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance in all material respects with applicable Environmental Laws; (ii) neither Regional nor any of its Subsidiaries has, in the three-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or release or alleged or suspected release of Hazardous Substances; and (iii) neither Regional nor its Subsidiaries are currently conducting or required by any Environmental Law to conduct any investigation or remediation of any Hazardous Substances.

3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Regional Disclosure Letter lists, as of the date of this Agreement, all material Regional Employee Plans.

(b) Regional has made available to SunLink, with respect to each material Regional Employee Plan, (i) each writing constituting a part of such Regional Employee Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Regional Employee Plan.

(c) Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge: (i) each Regional Employee Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) none of Regional, any Regional Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Regional Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iii) no Regional Employee Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of Regional or any Regional Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iv) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by Regional, any of the Regional Subsidiaries or any ERISA Affiliate with respect to any Regional Employee Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a material risk to Regional, any Regional Subsidiaries or any ERISA Affiliate of Regional of incurring a liability thereunder, (v) all contributions or other amounts payable by Regional, the Regional Subsidiaries or any ERISA Affiliate with respect to each Regional Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vi) none of Regional, any Regional Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, and (vii) Regional has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither Regional nor any of the Regional Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

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(d) Except as expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries, or materially increase the amount payable, pursuant to any Regional Employee Plan, (iii) result in any forgiveness of indebtedness of any current or former individual independent contractor, director, officer or employee of Regional or any of the Regional Subsidiaries, or (iv) result in payments by Regional or any Regional Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither Regional nor any Regional Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

3.15. Compliance with Laws. To Regional’s Knowledge, neither Regional nor any Regional Subsidiary is, and since January 1, 2022 has not been, in conflict with, default under or violation of any Law applicable to Regional or any Regional Subsidiary or by which any property or asset of Regional or any Regional Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.

3.16. Permits. To Regional’s Knowledge, Regional and its Subsidiaries hold and at all times since January 1, 2022 held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Regional Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger. All Regional Permits are in full force and effect and no suspension or cancellation of any of the Regional Permits is pending or, to Regional’s Knowledge, threatened, and Regional and its Subsidiaries are in compliance with the terms of the Regional Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger.

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3.17. Labor Matters.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, each of Regional and the Regional Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the WARN Act.

(b) Neither Regional nor any Regional Subsidiary is a party to a Regional Collective Bargaining Agreement, and to Regional’s Knowledge, no labor union has been certified to represent any employee of Regional or any Regional Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.

(c) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, (i) there is no pending or, to Regional’s Knowledge, threatened work stoppage, lock-out, slowdown or labor strike against Regional or any Regional Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to Regional’s Knowledge, threatened against Regional or any Regional Subsidiary.

3.18. [Reserved].

3.19. Takeover Laws. The Regional Board has taken all actions necessary so that the requirements and restrictions contained in the Act and Regional’s articles of incorporation and bylaws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.20. Brokers. Except as set forth on Section 3.20 of the Regional Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Regional or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.21. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, each of the material insurance policies held by Regional or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Regional Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, all premiums payable under the Material Regional Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Regional nor any of its Subsidiaries has, to Regional’s Knowledge, taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Regional Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Regional Insurance Policy.

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3.22. Related Party Transactions. Except as set forth in the Regional SEC Reports, there are no transactions, agreements, arrangements or understandings between Regional or any Subsidiary of Regional, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of Regional, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed (each of the foregoing, a “Regional Related Party Transaction”).

3.23. Privacy and Data Security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, (x) Regional and the Regional Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable given Regional’s size and business and (y) security measures are in place to protect personally identifiable information stored in Regional’s and the Regional Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, Regional and the Regional Subsidiaries are, and, since January 1, 2022, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect, to Regional’s Knowledge, there has been (i) no loss or theft of data or security breach relating to data used in the business of Regional and the Regional Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Regional or a Regional Subsidiary or a contractor or agent acting on behalf of Regional or a Regional Subsidiary. No Actions are pending or, to Regional’s Knowledge, threatened against Regional or any of the Regional Subsidiaries relating to the collection or use of personally identifiable information.

3.24. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Regional, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:

(i) neither SunLink nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to SunLink, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

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(ii) no Person has been authorized by SunLink or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to SunLink and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Regional, or any of its Affiliates or Representatives as having been authorized by SunLink and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by SunLink in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Regional hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Regional or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Regional, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Regional, or any of its Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

CONDUCT OF BUSINESS

4.1 Conduct of Business by SunLink Pending the Merger. Except (i) as otherwise expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.1 of the SunLink Disclosure Letter or (iv) with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, SunLink shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by SunLink or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(a)-4.1(q) shall be deemed a breach of the foregoing in this Section 4.1 unless such action would constitute a material breach of such other provision. Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the SunLink Disclosure Letter or with Regional’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, SunLink shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions (x) to the extent permitted by Section 5.15 of this Agreement or (y) by a direct or indirect wholly owned Subsidiary of SunLink to its parent corporation); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of SunLink Common Stock from holders of SunLink Equity Awards in full or partial payment of any applicable Taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;

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(b) issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of SunLink Common Stock upon settlement of SunLink Equity Awards outstanding on the date hereof and in accordance with the terms thereof;

(c) amend SunLink’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent or materially delay or materially impair the ability of the Parties to consummate the Transactions;

(d) acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;

(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets (except for Intellectual Property, which is addressed solely in Section 4.1(k) below) of SunLink or of any of its Subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.1(e) of the SunLink Disclosure Letter;

(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person, other than such transactions among wholly-owned Subsidiaries of SunLink;

(g) (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SunLink or any of its Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of SunLink and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than SunLink or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect SunLink or its Subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any Indebtedness solely among SunLink and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of SunLink, which Indebtedness is incurred in the Ordinary Course of Business, and (B) borrowings and repayments with respect to any capital leases, SunLink credit card accounts and other Indebtedness, in each case of this clause (B) in the Ordinary Course of Business;

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(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the Ordinary Course of Business);

(i) (i) except as required by applicable Law or in order to comply with any SunLink Employee Plan as in existence on the date hereof or as set forth on Section 4.1(i) of the SunLink Disclosure Letter, adopt, enter into, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the Ordinary Course of Business (provided that, notwithstanding anything to the contrary herein, SunLink shall not amend or terminate the Stockslager Employment Agreement or otherwise adopt or enter into a new employment agreement with Mark J. Stockslager), (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in SunLink’s severance plans referred to in Section 4.1(i) of the SunLink Disclosure Letter as in effect on the date hereof (the “SunLink Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with SunLink Severance Practices, (ii) hire any new employees other than, to the extent hired in the Ordinary Course Of Business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any SunLink Collective Bargaining Agreement; (iv) except as required by applicable Law or in order to comply with any SunLink Employee Plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any SunLink Employee Plan, except for amendments in the Ordinary Course of Business to SunLink Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to SunLink or any of its Subsidiaries of maintaining such SunLink Employee Plans and that apply to substantially all SunLink Employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for payment in cash of (A) fiscal year 2024 annual discretionary bonuses, discretionary bonuses for performance and accomplishments during fiscal year 2025 prior to the Effective Time, and stay bonuses; provided (y) in each of the foregoing cases such bonuses are judged by the SunLink compensation committee and approved by the SunLink Board of Directors, each acting reasonably and in good faith, to be reasonably necessary or advisable and (z) in no event shall the aggregate of all of the foregoing bonuses exceed $400,000, (B) customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

(j) (i) enter into any Contract that, if in effect on the date hereof, would have been a SunLink Material Contract (other than customer Contracts that provide for payment obligations to SunLink or its Subsidiaries in the Ordinary Course of Business, provided that such Contract is not or would not have been in the absence of such payment obligation a SunLink Material Contract pursuant to Section 2.11(a)), (ii) terminate any SunLink Material Contract, other than a result of the expiration of such SunLink Material Contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to SunLink and its Subsidiaries, taken as a whole, any SunLink Material Contract or (iv) waive, release or assign any material term, right or claim of any SunLink Material Contract;

(k) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take action necessary to maintain, enforce or protect, or create or incur any Lien (other than SunLink Permitted Liens) on, any SunLink Owned Intellectual Property Right or SunLink Licensed Intellectual Property other than as would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;

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(l) except as set forth on Section 4.1(l) of the SunLink Disclosure Letter, settle any Action, other than the settlement of any Action (i) for an amount not materially in excess of the amount reserved with respect to such matter in SunLink Balance Sheet included in SunLink SEC Reports filed prior to the date hereof or (ii) that requires payments by SunLink (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such Action (x) is not a criminal Action and (y) does not impose any material restrictions or limitations upon the operations or business of SunLink or any of its Subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;

(m) make, revoke or change any material Tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material Tax Return, obtain any Tax ruling, enter into any closing or similar agreement with respect to material Taxes, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax liability or assessment, or settle or compromise any material Tax liability without the prior written consent of Regional, which consent shall not be unreasonably withheld, delayed or conditioned.

(n) fail to maintain in full force and effect in all material respects each Material SunLink Insurance Policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;

(o) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of the SunLink Common Stock for Regional Common Stock and Regional Series D Preferred Stock;

(p) other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions, (i) except as otherwise provided in this Agreement, merge, consolidate, combine or amalgamate with any Person other than Regional or its Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or

(q) authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.

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4.2 Conduct of Business by Regional Pending the Merger. Except (i) as otherwise expressly permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.2 of the Regional Disclosure Letter, or (iv) with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Regional shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, and to keep available the services of their present key employees and maintain their existing relations and goodwill with material customers, suppliers, licensors, licensees and other third parties with whom it has material business relations; provided that no action by Regional or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(a)-4.2(q) shall be deemed a breach of the foregoing in this Section 4.2 unless such action would constitute a material breach of such other provision. Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, as set forth in Section 4.2 of the Regional Disclosure Letter, or with SunLink’s prior written consent (not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Regional shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Regional to its parent corporation; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Regional Common Stock from holders of Regional Equity Awards in full or partial payment of any applicable Taxes or exercise price payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof;

(b) issue, offer, deliver, sell, grant or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of Regional Common Stock upon the settlement, vesting, exercise or lapse of any restrictions on any Regional Equity Awards outstanding on the date hereof or issued in compliance with clause (ii) below or (ii) the issuance of up to 65,000 shares of Regional Common Stock pursuant to the Regional Stock Plan;

(c) amend Regional’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents in any way that would prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions or would discriminate against holders of SunLink Common Stock relative to other shareholders of Regional;

(d) acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or make any capital expenditures or other expenditures with respect to property, plant or equipment, in any such case in respect of any of the foregoing, other than purchases of assets in an aggregate amount not to exceed $2,000,000 individually or $3,000,000 in the aggregate for all such transactions;

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(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets (except for Intellectual Property, which is addressed solely in Section 4.2(k) below) of Regional or of any of its Subsidiaries other than (i) sales of inventory or equipment, and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, (ii) sales of other assets in an aggregate amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate for all such transactions, and (iii) as set forth on Section 4.2(e) of the Regional Disclosure Letter;

(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person, in each case other than (A) such transactions among wholly-owned Subsidiaries of Regional or (B) such transactions that would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;

(g) (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Regional or any of its Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement intended to have the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Regional and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Regional or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Regional or its Subsidiaries against fluctuations in exchange rates, other than, (A) the incurrence of any Indebtedness solely among Regional and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Regional, which Indebtedness is incurred in the Ordinary Course of Business, and (B) borrowings and repayments with respect to any capital leases, Regional credit card accounts and other Indebtedness, in each case of this clause (B) in the Ordinary Course of Business;

(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or SEC rule or interpretation (except for any minor changes or modifications to such methods, principles or practices in the Ordinary Course of Business);

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(i) (i) except as required by applicable Law, in order to comply with any Regional Employee Plan as in existence on the date hereof or as set forth on Section 4.2(i) of the Regional Disclosure Letter, terminate or amend any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, other than, to the extent done in the Ordinary Course of Business, (A) entry into at-will offer letters with newly hired employees permitted to be hired hereunder, which letters do not provide for any severance or change in control benefits (other than participation in Regional’s severance plans referred to in Section 4.2(i) of Regional Disclosure Letter as in effect on the date hereof (the “Regional Severance Practices”)), or (B) entry into customary separation agreements for employees permitted to be terminated hereunder providing for a release by the applicable former employee and (if applicable) severance benefits consistent with Regional Severance Practices, (ii) hire any new employees other than, to the extent hired in the Ordinary Course Of Business, non-executive employees with individual salaries, wages or base pay of less than $175,000 per year, (iii) establish, adopt, enter into, amend or terminate any Regional Collective Bargaining Agreement; (iv) except as required by applicable Law or in order to comply with any Regional Employee Plan as in existence on the date hereof, establish, adopt, enter into, amend or terminate any Regional Employee Plan, except for amendments in the Ordinary Course of Business to Regional Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to Regional or any of its Subsidiaries of maintaining such Regional Employee Plans and that apply to substantially all Regional Employees, (v) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award, any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof, discretionary bonuses for performance and accomplishments during fiscal year 2024 or any stay bonuses judged by Regional’s management, acting reasonably and in good faith to be reasonably necessary or advisable provided that the aggregate of all such bonuses shall not exceed $400,000, (B) customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year not in excess of 4% for any individual, (C) short-term bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (vi) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock or other equity or equity-based awards, or (vii) terminate the employment or service of (A) any employee at the level of Vice President or above, or (B) any other employee or individual independent contractor whose total annual compensation exceeds $175,000, other than for cause;

(j) except as set forth on Section 4.2(j) of the Regional Disclosure Letter, (i) enter into any Contract that, if in effect on the date hereof, would have been a Regional Material Contract (other than customer Contracts that provide for payment obligations to Regional or its Subsidiaries in the Ordinary Course of Business, provided that such Contract is not or would not have been in the absence of such payment obligation a Regional Material Contract pursuant to Section 2.11(a)), (ii) terminate any Regional Material Contract, other than a result of the expiration of such Regional Material Contract in accordance with its terms as in effect on the date hereof, (iii) amend or modify in a manner that is materially adverse to Regional and its Subsidiaries, taken as a whole, any Regional Material Contract or (iv) waive, release or assign any material term, right or claim of any Regional Material Contract;

(k) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Regional Permitted Liens) on, any Regional Owned Intellectual Property Right or Regional Licensed Intellectual Property, other than as would not prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;

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(l) except as set forth on Section 4.2(l) of the Regional Disclosure Letter, settle any Action, other than the settlement of any Action (i) for an amount not materially in excess of the amount reserved with respect to such matter in Regional Balance Sheet included in Regional SEC Reports filed prior to the date hereof or (ii) that requires payments by Regional (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $500,000; provided that, in the case of clause (i) and (ii), such Action (x) is not a criminal Action and (y) does not impose any material restrictions or limitations upon the operations or business of Regional or any of its Subsidiaries or equitable or injunctive remedies and does not involve the admission of any wrongdoing;

(m) make, revoke or change any material Tax election, change any material tax accounting period or adopt or change any tax accounting method, amend any material Tax Return, obtain any Tax ruling, enter into any closing or similar agreement with respect to material Taxes, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax liability or assessment, or settle or compromise any material Tax liability without the prior written consent of SunLink, which such consent shall not be unreasonably withheld, delayed or conditioned;

(n) fail to maintain in full force and effect in all material respects each Material Regional Insurance Policy, or fail to report any material claims or potential material claims to its insurance carriers in accordance with the terms of such policies;

(o) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause the SunLink shareholders to be required in connection therewith to recognize gain or loss on the exchange of SunLink Common Stock for Regional Common Stock and Regional Series D Preferred Stock;

(p) other than in connection with any acquisitions (by asset purchase or exchange, stock purchase, merger or otherwise) that would not reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions, (i) except as otherwise provided in this Agreement, merge, consolidate, combine or amalgamate with any Person other than SunLink or its Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or assets of any corporation, partnership, association or other business organization or division thereof; or

(q) authorize any of, or commit or agree, in each case in writing or otherwise, to take any of, the foregoing actions.

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ARTICLE V

ADDITIONAL AGREEMENTS

5.1. No SunLink Solicitation.

(a) Subject to the other provisions of this Section 5.1, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, SunLink shall not, and shall cause SunLink Subsidiaries not to, and instruct SunLink’s Representatives (on behalf of SunLink or SunLink Subsidiaries) not to, (i) solicit or knowingly induce (including by providing any material non-public information concerning SunLink or any Significant SunLink Subsidiary to any Person or group for the purpose of facilitating any proposals or offers relating to any SunLink Acquisition Proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a SunLink Acquisition Proposal or engage in any negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any SunLink Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Regional), the SunLink Board Recommendation, including the failure to include the SunLink Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any SunLink Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.1(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “SunLink Change of Board Recommendation”). Subject to the other provisions of this Section 5.1, SunLink shall, and shall cause SunLink Subsidiaries to, and instruct SunLink’s Representatives (on behalf of SunLink or SunLink Subsidiaries) to, (A) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than Regional and its affiliates and Representatives) conducted prior to the date hereof by SunLink, SunLink Subsidiaries or any of SunLink’s Representatives with respect to any SunLink Acquisition Proposal, and (B) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access by any Third Person to any physical or electronic data room relating to any SunLink Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a SunLink Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.1(a), SunLink and SunLink’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited SunLink Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and (y) inform a Person that has made or is considering making a SunLink Acquisition Proposal of the provisions of this Section 5.1.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date hereof and prior to the time that the SunLink Shareholder Approval is obtained, (i) SunLink receives a bona fide written SunLink Acquisition Proposal from a Third Person, which SunLink Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.1(a) and (ii) the SunLink Board determines in good faith, after consultation with outside counsel and its financial advisor that such SunLink Acquisition Proposal constitutes a Superior SunLink Proposal and there is a reasonable probability that the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then SunLink may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to SunLink and SunLink Subsidiaries (including public and nonpublic information) to the Third Person making such SunLink Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Person making such SunLink Acquisition Proposal and its Representatives regarding such SunLink Acquisition Proposal (subject to promptly and, in any event, within forty-eight (48) hours of receipt thereof, notifying Regional of the status and material details thereof (including copies of any written documentation that it deems material to such SunLink Acquisition Proposal)); provided that SunLink (1) will not, and will cause SunLink Subsidiaries not to, and instruct SunLink’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to Regional any nonpublic information concerning SunLink or SunLink Subsidiaries provided or made available to such other Person that was not previously provided or made available to Regional prior to or concurrently with the provision of such information to such other Person.

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(c) SunLink shall promptly (and in any event within forty eight (48) hours) notify Regional in the event that SunLink receives any SunLink Acquisition Proposal, which notice shall include the identity of the Third Person making such SunLink Acquisition Proposal and a copy of such SunLink Acquisition Proposal (or, where such SunLink Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such SunLink Acquisition Proposal). Without limiting the foregoing, SunLink shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Regional if SunLink determines to begin providing information or to engage in discussions or negotiations concerning a SunLink Acquisition Proposal pursuant to Section 5.1(b). Thereafter, SunLink shall endeavor to keep Regional informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such SunLink Acquisition Proposal (including providing copies of any written documentation it believes material relating to such SunLink Acquisition Proposal).

(d) Notwithstanding anything to the contrary contained in this Agreement, if SunLink has received a bona fide written SunLink Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.1 and (iii) that the SunLink Board determines in good faith, after consultation with outside counsel and its financial advisor, that such SunLink Acquisition Proposal constitutes a Superior SunLink Proposal, the SunLink Board may at any time prior to the time that SunLink Shareholder Approval is obtained (A) effect a SunLink Change of Board Recommendation with respect to such Superior SunLink Proposal or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior SunLink Proposal, in either case, subject to the requirements of Section 5.1(f) and, in the case of clause (B), provided, that SunLink as promptly as practicable following such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior SunLink Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, SunLink Board may, at any time prior to the time that SunLink Shareholder Approval is obtained, and subject to compliance with the requirements of Section 5.1(f), effect a SunLink Change of Board Recommendation in response to a SunLink Intervening Event if SunLink Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to effect a SunLink Change of Board Recommendation in response to such SunLink Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(f) SunLink shall not be entitled to effect a SunLink Change of Board Recommendation pursuant to Section 5.1(d) or Section 5.1(e) or terminate this Agreement pursuant to Section 5.1(d) and Section 7.1(f) unless (x) SunLink shall have provided to Regional at least four (4) Business Days’ prior written notice (the “SunLink Notice Period”) of SunLink’s intention to take such action, which notice shall summarize the material terms and conditions of such SunLink Acquisition Proposal (and have provided to Regional a copy of the available proposed transaction agreement to be entered into in respect of such SunLink Acquisition Proposal), or a written description of such SunLink Intervening Event, as applicable, and (y):

(i) during SunLink Notice Period, if requested by Regional, SunLink shall have engaged in good faith negotiations with Regional regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Regional; and

(ii) SunLink Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Regional no later than 11:59 a.m., Atlanta time, on the last day of SunLink Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor, that there is a reasonable probability that the failure to make a SunLink Change of Board Recommendation pursuant to Section 5.1(d) or Section 5.1(e) or terminate this Agreement pursuant to Section 5.1(d) and Section 7.1(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such SunLink Intervening Event or (B) material revisions to such Superior SunLink Proposal offered in writing by the party making any such Superior SunLink Proposal, as applicable, shall constitute a new SunLink Intervening Event or SunLink Acquisition Proposal, as applicable, and, in each case, SunLink shall be required to deliver a new written notice to Regional and to again comply with the requirements of this Section 5.1(f) with respect to such new written notice, except that SunLink Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original SunLink Notice Period.

(g) Nothing contained in this Section 5.1 shall prohibit SunLink or SunLink Board from (i) taking and disclosing to the shareholders of SunLink a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the shareholders of SunLink if the SunLink Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which SunLink indicates that it has not changed SunLink Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a SunLink Change of Board Recommendation.

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(h) Notwithstanding any provision of Section 5.1(a) to the contrary, SunLink shall not grant any waiver or release under, or fail to seek to enforce, any standstill or equivalent agreement to the same effect; provided, however, at any time prior to obtaining SunLink Shareholder Approval, SunLink may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if SunLink Board determines in good faith (after consultation with its outside legal counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. SunLink shall not, and shall not permit any SunLink Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits SunLink from providing to Regional the information specifically required to be provided to Regional pursuant to this Section 5.1.

5.2. No Regional Solicitation.

(a) Subject to the other provisions of this Section 5.2, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, Regional shall not, and shall cause Regional Subsidiaries not to, and instruct Regional’s Representatives (on behalf of Regional or Regional Subsidiaries) not to, (i) solicit or knowingly induce (including by providing any material non-public information concerning Regional or any Significant Regional Subsidiary to any Person or group for the purpose of facilitating any proposals or offers relating to any Regional Acquisition Proposal) or knowingly assist any proposal or offer that constitutes or would reasonably be expected to lead to a Regional Acquisition Proposal or engage in any negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Regional Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to SunLink), the Regional Board Recommendation, including the failure to include the Regional Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Regional Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Regional Change of Board Recommendation”). Subject to the other provisions of this Section 5.2, Regional shall, and shall cause Regional Subsidiaries to, and instruct Regional’s Representatives (on behalf of Regional or the Regional Subsidiaries) to, (A) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than SunLink and its affiliates and Representatives) conducted prior to the date hereof by Regional, Regional Subsidiaries or any of Regional’s Representatives with respect to any Regional Acquisition Proposal, and (B) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access by any Third Person to any physical or electronic data room relating to any Regional Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Regional Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.2(a), Regional and Regional’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Regional Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions) and (y) inform a Person that has made or is considering making a Regional Acquisition Proposal of the provisions of this Section 5.2.

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(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date hereof and prior to the time that the Regional Shareholder Approval is obtained, (i) Regional receives a bona fide written Regional Acquisition Proposal from a Third Person, which Regional Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.2 and (ii) the Regional Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Regional Acquisition Proposal constitutes a Superior Regional Proposal and there is a reasonable probability that the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Regional may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to Regional and the Regional Subsidiaries (including public and nonpublic information) to the Third Person making such Regional Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Person making such Regional Acquisition Proposal and its Representatives regarding such Regional Acquisition Proposal (subject to promptly and, in any event, within forty-eight (48) hours of receipt thereof, notifying SunLink of the status and material details thereof (including copies of any written documentation that it deems material to such Regional Acquisition Proposal)); provided that Regional (1) will not, and will cause Regional Subsidiaries not to, and instruct Regional’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to SunLink any nonpublic information concerning Regional or the Regional Subsidiaries provided or made available to such other Person that was not previously provided or made available to SunLink prior to or concurrently with the provision of such information to such other Person.

(c) Regional shall promptly (and in any event within forty-eight (48) hours) notify SunLink in the event that Regional receives any Regional Acquisition Proposal, which notice shall include the identity of the Third Person making such Regional Acquisition Proposal and a copy of such Regional Acquisition Proposal (or, where such Regional Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Regional Acquisition Proposal). Without limiting the foregoing, Regional shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise SunLink if Regional determines to begin providing information or to engage in discussions or negotiations concerning a Regional Acquisition Proposal pursuant to Section 5.2(b). Thereafter, Regional shall endeavor to keep SunLink informed on a prompt (and, in any event, within forty-eight (48) hours) basis of the status and material details (including amendments or proposed amendments) of any such Regional Acquisition Proposal (including providing copies of any written documentation it believes material relating to such Regional Acquisition Proposal).

(d) Notwithstanding anything to the contrary contained in this Agreement, if Regional has received a bona fide written Regional Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.2 and (iii) that the Regional Board determines in good faith, after consultation with outside counsel and its financial advisor, that such Regional Acquisition Proposal constitutes a Superior Regional Proposal, the Regional Board may at any time prior to the time that the Regional Shareholder Approval is obtained, effect a Regional Change of Board Recommendation with respect to such Superior Regional Proposal.

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(e) Notwithstanding anything to the contrary contained in this Agreement, the Regional Board may, at any time prior to the time that the Regional Shareholder Approval is obtained, and subject to compliance with the requirements of Section 5.2(f), effect a Regional Change of Board Recommendation if in response to a Regional Intervening Event if the Regional Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to effect a Regional Change of Board Recommendation in response to such Regional Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Regional shall not be entitled to effect a Regional Change of Board Recommendation pursuant to Section 5.2(d) or Section 5.2(e) unless (x) Regional shall have provided to SunLink at least four (4) Business Days’ prior written notice (the “Regional Notice Period”) of Regional’s intention to take such action, which notice shall summarize the material terms and conditions of such Regional Acquisition Proposal (and have provided to SunLink a copy of the available proposed transaction agreement to be entered into in respect of such Regional Acquisition Proposal) or a written description of such Regional Intervening Event, as applicable, and (y):

(i) during the Regional Notice Period, if requested by SunLink, Regional shall have engaged in good faith negotiations with SunLink regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by SunLink; and

(ii) the Regional Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by SunLink no later than 11:59 a.m., Atlanta time, on the last day of the Regional Notice Period and shall have determined in good faith, after consultation with outside counsel and its financial advisor, that there is a reasonable probability that the failure to make a Regional Change of Board Recommendation pursuant to Section 5.2(d) or Section 5.2(e), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such Regional Intervening Event or (B) material revisions to such Superior Regional Proposal offered in writing by the party making any such Superior Regional Proposal, as applicable, shall constitute a new Regional Intervening Event or Regional Acquisition Proposal, as applicable, and, in each case, Regional shall be required to deliver a new written notice to SunLink and to again comply with the requirements of this Section 5.2(f) with respect to such new written notice, except that the Regional Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Regional Notice Period.

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(g) Nothing contained in this Section 5.2 shall prohibit Regional or the Regional Board from (i) taking and disclosing to the shareholders of Regional a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the shareholders of Regional if the Regional Board determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which Regional indicates that it has not changed the Regional Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Regional Change of Board Recommendation.

(h) Notwithstanding any provision of Section 5.2(a) to the contrary, Regional shall not grant any waiver or release under, or fail to seek to enforce, any standstill or equivalent agreement to the same effect; provided, however, at any time prior to obtaining the Regional Shareholder Approval, Regional may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Regional Board determines in good faith (after consultation with its outside legal counsel) that there is a reasonable probability that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Regional shall not, and shall not permit any Regional Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Regional from providing to SunLink the information specifically required to be provided to SunLink pursuant to this Section 5.2.

5.3. Preparation of the Joint Proxy Statement/Prospectus and Form S-4; Shareholders Meetings.

(a) Regional and SunLink shall cooperate in preparing, and as promptly as reasonably practicable following the date hereof, file the Joint Proxy Statement/Prospectus and Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. SunLink and Regional will cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to the terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect SunLink Board Recommendation and the Regional Board Recommendation and also include (and SunLink represents that it will have obtained at the relevant time all necessary consents of SunLink’s financial advisor to permit SunLink to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together a summary thereof. Regional shall use reasonable best efforts, and SunLink shall cooperate reasonably and in good faith with Regional, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the transactions contemplated hereby. Each of Regional or SunLink shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Regional and SunLink shall cooperate reasonably and in good faith and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel, and will provide each other with a copy of all such filings made with the SEC. Subject to the terms of this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both SunLink and Regional, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the Effective Time, any information relating to Regional or SunLink, or any of their respective affiliates, officers or directors, is discovered by Regional or SunLink and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of SunLink or Regional, as applicable, in accordance with applicable Law.

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(b) Promptly after the execution of this Agreement, SunLink will conduct a broker search in anticipation of SunLink Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Regional. SunLink shall duly take all lawful action to call, give notice of, convene and hold SunLink Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining SunLink Shareholder Approval. The record date for SunLink Meeting shall be determined by SunLink with prior consultation with Regional; provided, that SunLink shall not change the date of (or the record date for), postpone or adjourn SunLink Meeting without the consent of Regional (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that SunLink shall (i) be entitled to postpone or adjourn SunLink Meeting on one or more occasions without the prior consent of Regional and (ii) with respect to clause (B) below, postpone or adjourn SunLink Meeting on one or more occasions if reasonably requested by Regional, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.3(a), SunLink files an amendment or supplement to the Joint Proxy Statement/Prospectus, and SunLink Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn SunLink Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which SunLink Meeting is then scheduled, SunLink has not received proxies representing a sufficient number of SunLink Common Stock to obtain SunLink Shareholder Approval, whether or not a quorum is or would be present, or (C) if Regional has postponed or adjourned the Regional Meeting pursuant to Section 5.3(d), until the date on which the Regional Meeting is held; provided, however, that in the case of clauses (A) or (B), SunLink Meeting shall not be postponed or adjourned for more than twenty Business Days in total from the originally scheduled date of SunLink Meeting without the prior written consent of Regional, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) The SunLink Board shall, except in the case of a SunLink Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by SunLink shareholders to the effect as set forth in Section 2.4, and, subject to Section 5.1, shall use reasonable best efforts to solicit SunLink Shareholder Approval. Notwithstanding any SunLink Change of Board Recommendation pursuant to Section 5.1, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to SunLink’s shareholders at the SunLink Meeting, and nothing contained herein shall be deemed to relieve SunLink of such obligation. SunLink shall, upon the reasonable request of Regional, during the last seven Business Days prior to the date of SunLink Meeting, request its proxy solicitor to advise Regional at least one time each Business Day as to the aggregate tally of proxies received by SunLink with respect to SunLink Shareholder Approval. Without the prior written consent of Regional (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE Amex, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters, including a proposal to adjourn SunLink Meeting if there are not a sufficient number of shares of SunLink Common Stock present in person or by proxy to obtain SunLink Shareholder Approval) that SunLink shall propose to be acted on by the shareholders of SunLink at the SunLink Meeting.

(d) Promptly after the execution of this Agreement, Regional will conduct a broker search in anticipation of the Regional Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by SunLink. Regional shall duly take all lawful action to call, give notice of, convene and hold the Regional Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Regional Shareholder Approval. The record date for the Regional Meeting shall be determined by Regional with prior consultation with SunLink; provided, that Regional shall not change the date of (or the record date for), postpone or adjourn the Regional Meeting without the consent of SunLink (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Regional shall (i) be entitled to postpone or adjourn the Regional Meeting on one or more occasions without the prior consent of SunLink and (ii) with respect to clause (B) below, postpone or adjourn the Regional Meeting on one or more occasions if reasonably requested by SunLink, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.3(a), Regional files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, and the Regional Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Regional Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Regional Meeting is then scheduled, Regional has not received proxies representing a sufficient number of shares of Regional Common Stock to obtain the Regional Shareholder Approval, whether or not a quorum is or would be present, or (C) if SunLink has postponed or adjourned SunLink Meeting pursuant to Section 5.3(b), until the date on which SunLink Meeting is held; provided, however, that in the case of clauses (A) or (B), the Regional Meeting shall not be postponed or adjourned for more than twenty Business Days in total from the originally scheduled date of the Regional Meeting without the prior written consent of SunLink, which consent shall not be unreasonably withheld, conditioned or delayed.

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(e) The Regional Board shall, except in the case of a Regional Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the approval of the Merger and the Regional Stock Issuance by the Regional shareholders to the effect as set forth in Section 3.4 and shall use reasonable best efforts to solicit the Regional Shareholder Approval. Notwithstanding any Regional Change of Board Recommendation pursuant to Section 5.2, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to Regional’s shareholders at the Regional Meeting, and nothing contained herein shall be deemed to relieve Regional of such obligation. Regional shall, upon the reasonable request of SunLink, during the last seven Business Days prior to the date of the Regional Meeting, request its proxy solicitor to advise SunLink at least one time each Business Day as to the aggregate tally of proxies received by Regional with respect to the Regional Shareholder Approval. Without the prior written consent of SunLink (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the OTC or NYSE Amex, as applicable, the approval of the Merger and the Regional Stock Issuance shall be the only matter (other than procedural matters) that Regional shall propose to be acted on by the shareholders of Regional at the Regional Meeting.

5.4. Stock Exchanges. Regional shall use reasonable best efforts to cause the Regional Common Stock to be issued in the Merger to be approved for (i) trading on the OTC prior to the Effective Time, subject to official notice of issuance, and thereafter (ii) for listing on NYSE Amex until such listing is achieved. Regional shall use reasonable best efforts to cause the Regional Series D Preferred Stock to be issued in the Merger to be approved for trading on the OTC within sixty days after the Effective Time, subject to official notice of issuance. Prior to the Closing Date, SunLink shall cooperate with Regional and use reasonable best efforts to take, or cause to be taken, such actions, and do or cause to be done such things, as requested by Regional that are reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE Amex to enable the delisting by Regional of the shares of SunLink Common Stock from NYSE Amex and the deregistration of the shares of SunLink Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

5.5. Confidentiality; Access to Information.

(a) Subject to Section 5.5(b) and Section 5.5(c), except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

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(b) Subject to applicable Law, during the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, each Party shall (and shall cause each of its Subsidiaries to) afford to the other Party and such Party’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its key employees (subject to this Section 5.5(b)), properties, books, contracts and records as the other Party shall reasonably request, and, during such period, each Party shall (and shall cause each of its Subsidiaries to) furnish as promptly as practicable to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its employees (subject to this Section 5.5(b)), business, properties and assets as Regional may reasonably request; provided, however, that neither Party shall be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal (except as otherwise required by the terms of this Agreement), or (B) that in the reasonable judgment of such Party (after consultation with outside legal counsel) would: (1) violate any legal requirement or contract (including confidentiality provisions thereof), or (2) jeopardize protections afforded such Party under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the non-inspecting Party has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable Law and practicable under the circumstances); provided that any communications by a Party or its Representatives with employees of the other Party or its Subsidiaries shall not require any notice if such communications are with any of the persons set forth on Section 5.5(b) of the SunLink Disclosure Letter, in the case of SunLink, or set forth on Section 5.5(b) of the Regional Disclosure Letter, in the case of Regional (or any other employees authorized by the Chief Executive Officer or the Chief Financial Officer of such Party). Any such information shall be subject to the Confidentiality Agreement. Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, neither Party shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth on Section 5.5(b) of the SunLink Disclosure Letter, in the case of SunLink, or set forth on Section 5.5(b) of the Regional Disclosure Letter, in the case of Regional), licensors, customers or vendors of the other Party or any of its Subsidiaries, without the prior written consent of other Party, it being understood that this Section 5.5(b) shall not prohibit either Party or any of its Affiliates or Representatives from contacting such licensors, customers or vendors in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby.

(c) At the Effective Time, the Confidentiality Agreement will automatically terminate and be of no further force or effect, without any further action of the Parties or any other parties thereto.

5.6. Approvals. (i) As promptly as is reasonably practicable following the execution of this Agreement, the Parties shall prepare and file with the appropriate Governmental Entities and other third parties and use reasonable best efforts to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary or advisable in order to consummate the Transactions; (ii) Regional and SunLink shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Regional or SunLink, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions; and (iii) none of Regional, SunLink or any of their respective Subsidiaries shall agree to any timing agreements, actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of SunLink or Regional, as applicable (which consent shall not be unreasonably conditioned, withheld or delayed).

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5.7. Public Disclosure. So long as this Agreement is in effect, neither SunLink nor Regional, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that these restrictions shall not apply to any SunLink communications (or Regional’s response thereto) in connection with a SunLink Acquisition Proposal or to any Regional communications (or SunLink’s response thereto) in connection with a Regional Acquisition Proposal; provided such communications are made in compliance with Section 5.1 or Section 5.2, respectively; provided, further, that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Regional and SunLink in compliance with this Section 5.7.

5.8. D&O Indemnification.

(a) Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, Regional shall indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of SunLink or any of its Subsidiaries serving at any time while a director or officer of SunLink or any of its Subsidiaries, is or was serving at the request of SunLink or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that SunLink would have been permitted to do so under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, Action or investigation from Regional following receipt by Regional from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the Act or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

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(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of Regional shall contain, and Regional shall cause its articles of incorporation and bylaws to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of SunLink and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of incorporation and bylaws of SunLink as in effect on the date of this Agreement.

(c) At the Effective Time, Regional shall purchase and cause to be maintained a prepaid Reporting Tail Endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the SunLink Indemnified Parties from an insurance carrier with the same of better credit rating as compared to the carrier for the Current D&O Insurance and maintain such endorsement in full force and effect for a term of six years from and after the Effective Time, provided that in case that (i) Regional’s insurance policy in existence as of the date of this Agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the Reporting Tail Endorsement would exceed the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement) as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the SunLink Indemnified Parties under the Current D&O Insurance.

(d) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.8 that is denied by Regional, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Regional shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(e) In the event Regional or any of its successors or assigns (in the case of a transfer of all or substantially all of Regional’s properties and assets), (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all of the properties and assets) of Regional, shall expressly assume and succeed to the obligations set forth in this Section 5.8.

5.9. Notification of Certain Matters. Prior to the Effective Time, Regional shall give prompt notice to SunLink, and SunLink shall give prompt notice to Regional, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur it believes reasonably likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of SunLink, in any manner that would result in the failure of the condition set forth in Section 6.3(a) or (ii) in the case of any representation or warranty of Regional, in any manner that would result in the failure of the condition set forth in Section 6.2(a), in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 5.9 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies available to the parties hereunder.

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5.10. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, SunLink and the SunLink Board, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions.

5.11. Rule 16b-3. Prior to the Effective Time, SunLink and Regional shall take such steps as may be required to cause any dispositions of SunLink equity securities (including derivative securities) or any acquisition of Regional equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SunLink, or will become subject to such reporting requirements with respect to Regional, to be exempt under Rule 16b-3 under the Exchange Act.

5.12. Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give Regional, directly or indirectly, the right to control or direct SunLink’s operations prior to the Effective Time and (b) prior to the Effective Time, SunLink shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.13. Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other Transactions is brought by any shareholder of a Party hereto or any holder of such Party’s other securities against such Party and/or its directors or officers (the Party against whom the litigation is brought, the “Affected Party”), the Affected Party shall promptly notify the other Party of such litigation and endeavor in good faith to keep such other Party reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Affected Party shall have the right to control the defense of any litigation related to this Agreement, the Merger or the other Transactions brought by any shareholder of Affected Party or any holder of the Affected Party’s other securities against Affected Party and/or its directors or officers, provided that the Affected Party shall give the other Party the opportunity to participate, at the other Party’s expense, in the defense or settlement of any such litigation and the Affected Party shall give due consideration to other Party’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Affected Party shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Regional and SunLink shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice or of which it becomes aware.

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5.14. Reserved.

5.15. Dividends. SunLink may pay, declare or set aside, as applicable, one or two special dividend(s) to holders of SunLink Common Stock in an amount not to exceed in the aggregate the sum of (i) $705,000 (i.e. $0.10 per share of SunLink Common Stock), plus (ii) an amount, if any, by which the sum of SunLink Cash and Cash Equivalents is in excess of $6,000,000 calculated within a period of five days prior to Closing, as such amount may be reduced pursuant Section 5.17(b); provided that (x) in no event shall the total of such dividends exceed in the aggregate $1,000,000 plus any additional amounts added thereto pursuant to Section 5.17 (collectively, the “SunLink Special Dividend”); (y) any declared or set aside SunLink Special Dividend shall be paid by SunLink prior to the Closing (solely out of the SunLink Cash and Cash Equivalents on hand), and (z) SunLink shall not pay, declare or set aside any dividend other than the SunLink Special Dividend referenced in this Section 5.15 if, at the time of payment, declaration or setting aside of such dividend, in the good faith judgment of SunLink’s management, after giving effect to such dividend, SunLink would not reasonably be expected to have at Closing SunLink Cash and Cash Equivalents in an aggregate amount of at least $6,000,000, as such amount may be reduced pursuant Section 5.17(b).

5.16. Employee Benefit Plans.

(a) For a period of one year following the Effective Time or such shorter period as a SunLink Employee remains employed with Regional or any of its Affiliates, Regional shall provide, or shall cause to be provided, to each SunLink Employee (i) base salary and wages that are substantially equivalent to those provided to such SunLink Employee immediately before the Effective Time and (ii) coverage under Regional’s benefit plans (excluding equity plans) at substantially the same level with the same accumulated years of service, comparable vacation rights, etc. and subject to substantially the same terms and conditions (taken as a whole) as provided to similarly situated employees of Regional; provided, however, that the requirements of this Section 5.16 shall not apply to any SunLink Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by SunLink or any of its Subsidiaries to an unaffiliated third party after the Effective Time; and provided further, that:

(i) with respect to the annual bonus opportunity of each SunLink Employee under the applicable Regional Employee Benefit Plan in which the SunLink Employee shall be entitled to participate after the Effective Time (which are set forth in Section 3.14(a)(i) of the Regional Disclosure Letter) for Regional’s 2025 fiscal year, the annual bonus amount shall be based on actual performance against applicable budgets and targets established for Regional’s 2025 fiscal year. Any SunLink Employee whose employment is terminated by Regional without Cause (as defined in the applicable plan document) after the Effective Time and prior to the date payment of the bonus is made for the period ending with Regional’s 2025 calendar year shall be entitled to an annual bonus payment to which such SunLink Employee would have been entitled based on performance against applicable Regional budgets and targets; and

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(ii) if, after the Effective Time, the employment of a SunLink Employee is terminated (x) by Regional without “Cause” or (y) by the SunLink Employee with “Good Reason,” in each case if such SunLink Employee is a party to an “Executive Change in Control Agreement” with SunLink or one of its Subsidiaries in which “Cause” and “Good Reason” are defined, then, in either such case, subject to the execution, delivery and non-revocation by such SunLink Employee of a release agreement in customary form as reasonably determined by Regional, any awards granted to such SunLink Employee in respect of SunLink Equity Awards, and any dividend equivalents accrued thereon, shall vest in full upon and be settled in accordance with the underlying award agreement.

(b) If a new benefit plan is established by Regional or its Subsidiaries in replacement of a SunLink Employee Plan listed on Section 2.14(a) of the SunLink Disclosure Letter that covers a SunLink Employee, then for all purposes (including purposes of vesting, eligibility to participate, level of benefits and entitlement to paid-time-off and leaves of absence) under such new plan, each SunLink Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with SunLink and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such SunLink Employee was entitled, before the Effective Time, to credit for such service under any similar SunLink Employee Plan in which such SunLink Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, (ii) for purposes of any equity or phantom equity plan or program or (iii) for purposes of any defined benefit plan. Regional shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such SunLink Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar SunLink Employee Plan in effect immediately prior to the Effective Time, and (y) provide each such SunLink Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar SunLink Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.

(c) If requested by Regional at least five (5) days prior to the Closing Date, effective as of immediately prior to the Closing Date and contingent upon the occurrence of the Closing, pursuant to resolutions of SunLink’s Board of Directors that are reasonably satisfactory to Regional, SunLink shall terminate SunLink’s 401(k) plan and/or terminate SunLink’s or its Subsidiary’s participation in a 401(k) plan of a PEO (each, a “SunLink 401(k) Plan”), and provide that participants in SunLink 401(k) Plan shall become fully vested in any unvested portion of their SunLink 401(k) Plan accounts as of the date such plan or such participation is terminated. In connection with any such termination of, or participation in, a SunLink 401(k) Plan, Regional shall cause a 401(k) plan sponsored by Regional or any of its Subsidiaries to accept from the applicable SunLink 401(k) Plan the “direct rollover” of the account balance (excluding loan notes) of each SunLink Employee who participated in the applicable SunLink 401(k) Plan as of the date such plan or participation is terminated who elects such direct rollover in accordance with the terms of SunLink 401(k) Plan and the Code, subject to the terms and conditions of Regional’s or its Affiliate’s applicable 401(k) plan.

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(d) Nothing in this Agreement shall prohibit Regional or any of its Subsidiaries (including, after the Closing, SunLink’s Subsidiaries) from amending or terminating, or shall be construed as creating or amending, any employee plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by SunLink, Regional or any of Regional’s Subsidiaries, including each SunLink Employee Plan and any newly established employee benefit plan, and nothing in this Agreement shall otherwise require Regional or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms; provided that Regional and its Subsidiaries comply with the foregoing provisions of this Section 5.16. The provisions of this Section 5.16 are solely for the benefit of the Parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.16.

5.17. Minimum SunLink Cash and Cash Equivalents; Minimum Pharmacy Working Capital.

(a) At the Closing, SunLink shall have SunLink Cash and Cash Equivalents (after the payment of any bonuses and/or SunLink Special Dividend) in an aggregate amount not less than $6,000,000. To the extent SunLink, at Closing, has SunLink Cash and Cash Equivalents (after the payment of any bonuses and/or SunLink Special Dividend) in an amount greater than $7,500,000 (the amount above $7,500,000, the “Cash Surplus”), the Regional Preferred Stock Consideration per five shares of SunLink Common Stock shall be adjusted upward via an increase of the number of shares of Series D Preferred Stock in accordance with the following formula: for each $10.00 of Cash Surplus by one share of Series D Preferred Stock (provided, however, that in no event shall the Regional Preferred Stock Consideration per five shares of SunLink Common Stock be adjusted to a number of shares of Series D Preferred Stock that would cause the Series D Preferred Stock to be issued at Closing to exceed the number of shares of preferred stock authorized under the articles of incorporation of Regional as in effect immediately prior to the Effective Time).

(b) Regional shall promptly advise SunLink in writing if any Regional Debt Distress shall exist at any time prior to Closing. Notwithstanding any other provision of this Agreement, if Regional Debt Distress shall exist either in the five days preceding the Closing Date or on the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k) or, if not so terminated, the amounts “$7,500,000” and $6,000,000” in each place they appear in Sections 5.15, 5.17(a) and 6.3(i) shall each automatically be reduced by $250,000 for each Regional Facility subject to or affected by such Regional Debt Distress and the total of such amounts of such reductions shall be added to the amount of the SunLink Special Dividend payable by SunLink under Section 5.15 and no reduction shall be made in the Merger Consideration to be provided by Regional upon Closing on account of any of the foregoing.

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(c) Notwithstanding any other provision of this Agreement, if Regional shall not have the Minimum Regional Working Capital as specified in Section 5.18 or the Minimum Regional Cash and Cash Equivalents as specified in Section 5.19 on the date five days preceding the Closing Date as such amounts shall be calculated by Regional in accordance with the terms of this Agreement, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).

(d) Notwithstanding any other provision of this Agreement, no bonus or dividend shall be paid by SunLink or (ii) adjustment to Regional Preferred Stock Consideration payable shall be made, in each case, if such payment or adjustment, would either alone or in combination with the other, be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) At the Closing, the Pharmacy Segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an amount not less than $2,500,000 as calculated within the period of five days immediately prior to the Closing Date.

5.18. Minimum Regional Working Capital. Regional shall have Regional Working Capital in an amount not less than $1,000,000 (“Minimum Regional Working Capital”), and SunLink shall have received a calculation from Regional that shows the Minimum Regional Working Capital in an amount not less than $1,000,000, on the date that is five days prior to the Closing Date that is calculated on such date using financial information as of the end of the month preceding the Closing Date. In the event Regional does not have the aforesaid Minimum Regional Working Capital within the period of five days immediately prior to the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).

5.19. Minimum Regional Cash and Cash Equivalents. Regional shall have Regional Cash and Cash Equivalents in an amount not less than $700,000 (“Minimum Regional Cash and Cash Equivalents”) as calculated on the date that is five days prior to the Closing Date that is calculated on such date using financial information as of the end of the month preceding the Closing Date. SunLink shall have received on the date that is five days prior to the Closing Date a calculation that shows the Minimum Regional Cash and Cash Equivalents in an amount not less than $700,000 calculated on such date using financial information as of the end of the month preceding the Closing Date. In the event Regional does not have the aforesaid Minimum Regional Cash and Cash Equivalents within the period of five days immediately prior to the Closing Date, SunLink may, in its sole discretion, terminate this Agreement on or prior to the Closing Date pursuant to Section 7.1(k).

5.20. Reserved.

5.21. Ancillary Documents. At the Closing, each of the Parties shall and shall cause each of its Affiliates that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document it will be a party to and each Party shall fully cooperate in causing any other Person that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document.

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5.22. Tax Matters.

(a) Each of Regional and Sunlink will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code in which, among other things, the SunLink Shareholders would not recognize gain or loss on the exchange of their SunLink Common Stock solely for Regional Common Stock and Regional Preferred Stock (such tax-free treatment not applying to any cash received by a SunLink shareholder as described herein) (the “Intended Tax Treatment”). If, after good faith efforts by Regional, in cooperation with Sunlink, to respond to any comments from the SEC requiring or requesting that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Joint Proxy Statement/Prospectus (or any other filing required by applicable Law) or the SEC’s review thereof, each of Regional and Sunlink will use its reasonable best efforts and will cooperate with one another to obtain any such opinion(s) of counsel, which cooperation shall include, for the avoidance of doubt, the delivery by Regional and Sunlink of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s).

(b) Each of Regional and Sunlink will notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDITIONS TO MERGER

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by SunLink and Regional to the extent permitted by applicable Law:

(a) SunLink Shareholder Approval. SunLink Shareholder Approval shall have been duly obtained under the Act and SunLink’s articles of incorporation and bylaws.

(b) Regional Shareholder Approval. Regional Shareholder Approval shall have been duly obtained under the Act and Regional’s articles of incorporation and bylaws.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or imposing, individually or in the aggregate, a burdensome condition.

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(d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or pending or threatened (in writing) Action seeking a stop order.

(e) OTC Trading or NYSE Amex Listing. The shares of Regional Common Stock and Regional Series D Preferred Stock issuable pursuant to the Merger shall either (i) have been authorized for trading on the OTC upon official notice of issuance or (ii) have been authorized for listing on the NYSE Amex upon official notice of issuance.

6.2. Conditions to the Obligations of SunLink. The obligation of SunLink to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by SunLink, at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of Regional contained in Section 3.7(a) shall be true and correct in all respects as of the Closing Date as though made on and as of such date; (ii) the representations and warranties of Regional contained in the first sentence of Section 3.1; Section 3.2(a) and (c); Section 3.3(a); the first sentence of Section 3.3(b); Section 3.4(a); Section 3.18; and Section 3.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any immaterial inaccuracies or exceptions; (iii) the representations and warranties of Regional contained in Section 3.19 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where any failures of any such representations and warranties to be true and correct have not prevented, or materially impaired or delayed, and would not reasonably be expected to prevent, or materially impair or delay, the ability of Regional to consummate the Merger; and (iv) all the other representations and warranties of Regional set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.

(b) Regional shall have performed or complied in all material respects with the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect.

(c) Since the date hereof, there shall not have occurred any Regional Material Adverse Effect and no Regional Debt Distress shall exist.

(d) SunLink shall have received a certificate executed by a duly authorized executive officer of Regional, dated the Closing Date, confirming on behalf of Regional that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been duly satisfied.

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(e) The Regional Support and Lock-Up Agreement shall be in full force and effect in accordance with the terms as of the Closing.

(f) The holders of not more than 2,000,000 shares of SunLink Common Stock (excluding directors and officers of SunLink and its Subsidiaries) who are entitled to, have properly exercised, and not withdrawn or waived, dissenters’ rights with respect to their SunLink Common Stock in accordance with the Act prior to the Effective Time.

(g) At least five days prior to the Closing Date, Regional shall have entered into one or more valid and binding Repurchase Agreements with holders of Regional Series B Preferred Stock requiring, conditioned upon consummation of the Closing, Regional to purchase from such holders and such holders to sell to Regional not fewer than 500,000 shares of Regional Series B Preferred Stock on or within five Business Days after the Closing Date.

(h) SunLink shall have received an amended and restated employment agreement, substantially in the form attached hereto as Exhibit D, executed by Brent S. Morrison, to be effective as of the Effective Time (the “Morrison Employment Agreement”).

6.3. Conditions to the Obligations of Regional. The obligation of Regional to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by Regional at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of SunLink contained in Section 2.7(a) shall be true and correct in all respects as of the Closing Date as though made on and as of such date; (ii) the representations and warranties of SunLink contained in the first sentence of Section 2.1; Section 2.2(a) and (c); Section 2.3(a); the first sentence of Section 2.3(b); Section 2.4(a); Section 2.18; and Section 2.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any immaterial inaccuracies or exceptions; (iii) the representations and warranties of SunLink contained in Section 2.19 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where any failures of any such representations and warranties to be true and correct have not prevented, or materially impaired or delayed, and would not reasonably be expected to prevent, or materially impair or delay, the ability of SunLink to consummate the Merger; and (iv) all the other representations and warranties of SunLink set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.

(b) SunLink shall have performed or complied in all material respects with the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date except where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a SunLink Material Adverse Effect.

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(c) Since the date hereof, there shall not have occurred any SunLink Material Adverse Effect.

(d) Regional shall have received a certificate executed by a duly authorized executive officer of SunLink, dated the Closing Date, confirming on behalf of SunLink that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been duly satisfied.

(e) The SunLink Support and Lock-Up Agreement shall be in full force and effect in accordance with the terms as of the Closing.

(f) Regional shall have received a letter of resignation, substantially in the form attached hereto as Exhibit E, executed by each director and officer of SunLink, in each case to be effective as of the Effective Time (the “SunLink Letters of Resignation”).

(g) Regional shall have received an employment agreement, substantially in the form attached hereto as Exhibit F, executed by Robert M. Thornton, Jr., to be effective as of the Effective Time (the “Thornton Employment Agreement”).

(h) Regional shall have received a waiver in writing, executed by Robert M. Thornton, Jr., of any severance and change of control provisions under that certain Amended and Restated Employment Agreement, dated July 1, 2005, by and among SunLink, SunLink Healthcare, LLC and Robert M. Thornton, Jr.

(i) Sunlink shall have SunLink Cash and Cash Equivalents, calculated within a period of five days immediately preceding the Closing Date, in an amount equal to or greater than $6,000,000. At the Closing, Regional shall have received a SunLink Cash and Cash Equivalents calculation that shows SunLink Cash and Cash Equivalents of at least $6,000,000 calculated as of a day within the five days immediately preceding the Closing Date. The Pharmacy Segment shall have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an aggregate amount equal to or greater than $2,500,000. At the Closing, Regional shall have received a Pharmacy Working Capital calculation that shows Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) of at least $2,500,000 calculated as of a day within the five days immediately preceding the Closing Date.

(j) As of the Closing Date, there shall be no more than 7,050,000 shares of SunLink Common Stock issued and outstanding.

6.4. Frustration of Closing Conditions. Neither of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any provision of this Agreement was the principal cause of such failure.

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ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time by mutual written consent of Regional and SunLink;

(b) by either Regional or SunLink at any time prior to the Effective Time if any order or Law preventing the consummation of the Merger is in effect, or prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable, in each case such that the condition set forth in Section 6.1(c) cannot be satisfied; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party that has not complied in all material respects with its obligations taken as a whole under this Agreement (including Section 5.6);

(c) by either Regional or SunLink at any time prior to the Effective Time if the Effective Time has not occurred by 5:00 p.m., Eastern time, on June 30, 2025 (the “Termination Date”);

(d) by either SunLink or Regional, if SunLink Shareholder Approval has not been obtained at the SunLink Meeting (or, if the SunLink Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(d) if such Party has breached any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain SunLink Shareholder Approval at the SunLink Meeting;

(e) by Regional, at any time prior to SunLink Shareholder Approval, if the SunLink Board shall have effected a SunLink Change of Board Recommendation (it being understood and agreed that any written notice of SunLink’s intention to make a SunLink Change of Board Recommendation prior to effecting such SunLink Change of Board Recommendation in accordance with Section 5.1(d) or Section 5.1(e) in and of itself shall not result in Regional having any termination rights pursuant to this Section 7.1(e));

(f) by SunLink, at any time prior to SunLink Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior SunLink Proposal, but only if SunLink has not breached, in any material respect, its obligations under Section 5.1 with respect to such Superior SunLink Proposal; provided, that SunLink as promptly as practicable following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior SunLink Proposal;

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(g) by either SunLink or Regional, if the Regional Shareholder Approval has not been obtained at the Regional Meeting (or, if the Regional Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(g) if such Party has breached any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Regional Shareholder Approval at the Regional Meeting;

(h) by SunLink, at any time prior to the Regional Shareholder Approval, if the Regional Board shall have effected a Regional Change of Board Recommendation (it being understood and agreed that any written notice of Regional’s intention to make a Regional Change of Board Recommendation prior to effecting such Regional Change of Board Recommendation in accordance with Section 5.2(d) or Section 5.2(e) in and of itself shall not result in SunLink having any termination rights pursuant to this Section 7.1(h));

(i) by Regional if: (i) there has been a material breach by SunLink of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Regional shall have delivered to SunLink written notice of such breach and (iii) either such breach is not capable of cure prior to the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to SunLink and such breach shall not have been cured in all material respects; provided, that Regional shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there has been any material breach by Regional of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects;

(j) by SunLink if: (i) there has been a material breach by Regional of any of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) SunLink shall have delivered to Regional written notice of such breach and (iii) either such breach is not capable of cure prior to the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Regional and such breach shall not have been cured in all material respects; provided, that SunLink shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if there has been any material breach by SunLink of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects;

(k) by SunLink if: (i) five days prior to the Closing Date any Regional Debt Distress shall exist, or (ii) Regional does not have the Minimum Regional Working Capital or the Minimum Regional Cash and Cash Equivalents as of the times set forth in this Agreement; or

(l) by Regional if: (i) SunLink does not have SunLink Cash and Cash Equivalents in an amount equal to or greater than $6,000,000 as of the times set forth in this Agreement, or (ii) SunLink does not have Pharmacy Working Capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) in an aggregate amount equal to or greater than $2,500,000 as of the times set forth in this Agreement.

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7.2. Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Party. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement will be of no further force or effect without liability of either Party (or any partner, member, manager, shareholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Party, as applicable, except that Section 5.5(a), Section 5.7, this Section 7.2, Section 7.3, Article VIII and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any fraud or Willful Breach prior to termination of this Agreement.

7.3. Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Regional will be responsible for all fees and expenses of the Paying Agent.

(b) SunLink Payment. The Parties agree that if this Agreement is terminated by Regional pursuant to Sections 7.1(e) or 7.1(i) or by SunLink pursuant to Section 7.1(f), then SunLink shall reimburse Regional for all reasonable out-of-pocket fees and expenses incurred or paid by Regional in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed two hundred fifty thousand dollars ($250,000) (“Regional Expenses”). Regional Expenses will be reimbursed within ten (10) days after presentation by Regional of a bill (which Regional may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.

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(c) Regional Payment. The Parties agree that if this Agreement is terminated by SunLink pursuant to Sections 7.1(h) or 7.1(j), then Regional shall reimburse SunLink for all reasonable out-of-pocket fees and expenses incurred or paid by SunLink in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed two hundred fifty thousand dollars ($250,000) (“SunLink Expenses”). SunLink Expenses will be reimbursed within ten (10) days after presentation by SunLink of a bill (which SunLink may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, the payee Party commences an Action that results in a judgment against the payor Party for the amount set forth in Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of equal to the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

ARTICLE VIII

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material, substantive respect to SunLink or Regional, as applicable, than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting SunLink or Regional, as applicable, from satisfying any of its obligations hereunder.

“Accounting Methodology” means the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Pharmacy Working Capital, and Regional Working Capital, in each case, applied on a consistent basis.

“Act” means the Georgia Business Corporation Code.

“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding, or investigation.

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“Affected Party” has the meaning set forth in Section 5.13.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Morrison Employment Agreement, the Thornton Employment Agreement, the SunLink Letters of Resignation, the SunLink Support and Lock-Up Agreement, the Regional Support and Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Annual Meeting” has the meaning set forth in Section 1.5(b).

“Articles of Merger” has the meaning set forth in Section 1.2.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC, are open to accept filings other than a day on which banking institutions located in Atlanta, Georgia, are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on September 30, 2024.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law (including the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) or executive order or executive memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash Surplus” has the meaning set forth in Section 5.17.

“Certificate” means a certificate that immediately prior to the Effective Time represents Eligible Shares.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

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“Code” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 24, 2023, between SunLink and Regional.

“Consent” means any consent, approval, filing, registration, notification, Permit, order or authorization.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by SunLink as of the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Eligible Shares” has the meaning set forth in Section 1.6(c).

“Enforcement Expenses” has the meaning set forth in Section 7.3(e).

“Environmental Law” means any Law, regulation, order, decree, permit or requirement of any Governmental Entity which is applicable to a Party relating to: (a) the protection, investigation, clean up, remediation or restoration of the environment, human or occupational health or safety, or natural resources; (b) pollution control; or (c) Hazardous Substances, including the handling, use, generation, transportation, storage, distribution in commerce, release and/or disposal of Hazardous Substances; or (d) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity or trade of business, whether or not incorporated, which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included SunLink or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 1.6(c).

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“Fairness Opinion” has the meaning set forth in Section 2.18.

“Form S-4” has the meaning set forth in Section 2.4(c).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract with any Governmental Entity.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (a) of this definition, or (c) any governmental authority, quasi-governmental or non-governmental self-regulatory agency, commission or authority, including any securities exchange.

“Hazardous Substance” means: (a) any substance, material or waste, whether solid, liquid or gas, that is or comes to be regulated as a hazardous substance or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive materials or radon, or (c) any substance, material or waste, whether solid, liquid or gas, defined, characterized or regulated by any Governmental Entity as hazardous, toxic, infectious, reactive, corrosive, ignitable, flammable, dangerous, a pollutant, or words of similar meaning and effect.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized or treated as a finance lease in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding accounts payable incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances, and (j) all obligations of such Person under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination).

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of SunLink or any of its Subsidiaries.

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“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (a) patents, patent applications of any type, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, social media accounts, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights (whether or not registered), including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression, (d) trade secrets and industrial secret rights, and proprietary rights in know-how, data, processes, skills, techniques, schematics, engineering and other manuals and drawings, and confidential or proprietary business or technical information, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and other similar intangible or intellectual property assets and their foreign equivalents in any jurisdiction, and (g) all applications and registrations for the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 5.22.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 2.4(c).

“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, license, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset.

“Material Adverse Effect” means, when used with respect to any Party, any effect, change, event, occurrence or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect, change, event, occurrence or development to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which such Party and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the other Party (provided, that this clause (f) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions or with respect to any condition to Closing to the extent such condition relates to such representations and warranties); (g) any actions taken or failure to take action, in each case, to which the other Party has expressly approved, consented to or requested in each case in writing, or the taking of any action expressly required by this Agreement (other than any action required by the first sentence of Section 4.1 or Section 4.2), or the failure to take any action expressly prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions or change in GAAP or other accounting standards (or the interpretation thereof); (i) changes in the Party’s stock price or the trading volume of the Party’s stock, or any failure by the Party to meet any public estimates or expectations of the Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (j) any Actions made or brought by any of the current or former shareholders of the Party (on their own behalf or on behalf of such Party) against any Party or any of their respective directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a disproportionate adverse impact on the Party relative to other companies of comparable size to the Party operating in the industry in which the Party operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “Material Adverse Effect” has occurred or may, would or could occur.

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“Material Regional Insurance Policy” has the meaning set forth in Section 3.21.

“Material SunLink Insurance Policy” has the meaning set forth in Section 2.21.

“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.6(c).

“Minimum Regional Cash and Cash Equivalents” means the amount of Regional Cash and Cash Equivalents specified in Section 5.19.

“Minimum Regional Working Capital” means the amount of Regional Working Capital specified in Section 5.18.

“Morrison Employment Agreement” has the meaning set forth in Section 6.2(h).

“Mutual Designees” has the meaning set forth in Section 1.5(b).

“NYSE Amex” means the NYSE American.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice (including with respect to volume and frequency).

“Original Agreement” has the meaning set forth in the Recitals.

“OTC” means the Over-the-Counter stock markets.

“Paying Agent” means a bank or trust SunLink selected by Regional and reasonably acceptable to SunLink, which shall be engaged by Regional to act as paying agent for the payment of the Merger Consideration to the holders of shares of SunLink Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means (i) cash in an amount sufficient to make payment of (A) any dividends and other distributions pursuant to Section 1.7(h), and (B) cash in lieu of fractional shares, pursuant to Section 1.7(i), and (ii) the number of shares of Regional Common Stock and Regional Series D Preferred Stock in book-entry form issuable in respect of Eligible Shares pursuant to Section 1.6(c) (excluding fractional shares in accordance with Section 1.7(i)).

“PEO” means a professional employer organization or “co-employer” with SunLink or any of its Subsidiaries.

“Permit” means any material license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.

“Person” means any individual, corporation, partnership, limited liability SunLink, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Information” means any information in any form that, alone or in combination with other information, identifies, relates to, describes or is reasonably capable of being associated with a particular individual or household, and any other personal information (including any information that is defined as “personal information,” “personal data,” “personal health information” or “personally identifiable information” (or similar terms) under any applicable Law) the collection, use, storage, dissemination, processing or disposal of which is governed by applicable Law.

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“Pharmacy Segment” means SunLink’s Pharmacy segment as described in SunLink’s Form 10-K for the year ended June 30, 2024, including, but not limited to, the business conducted by the Significant SunLink Subsidiaries.

“Pharmacy Working Capital” means, at any date, an amount of working capital (exclusive of SunLink Cash and Cash Equivalents of the Pharmacy Segment) for the Pharmacy Segment calculated in accordance with the Accounting Methodology and the historical spreadsheet attached hereto as Exhibit G where working capital (exclusive of SunLink Cash and Cash Equivalents, of the Pharmacy Segment) equals (a) receivable, net plus (b) inventory minus (c) accounts payable minus (d) accrued expenses (exclusive of sales tax payable).

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII.

“Regional” has the meaning set forth in the preamble.

“Regional Acquisition Proposal” means any offer or proposal from a Third Person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving Regional in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of Regional, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Regional (including equity interests of a Regional Subsidiary) or the Regional Subsidiaries representing 20% or more of the consolidated assets of Regional and the Regional Subsidiaries based on their fair market value as determined in good faith by the Regional Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of Regional or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of Regional, or (d) any combination of the foregoing (in each case, other than the Merger).

“Regional Balance Sheet” means the audited consolidated balance sheet of Regional as of December 31, 2023.

“Regional Board” has the meaning set forth in the Recitals.

“Regional Board Recommendation” has the meaning set forth in Section 3.4(a).

“Regional Capital Stock” has the meaning set forth in Section 3.2(a).

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“Regional Cash and Cash Equivalents” means all unrestricted cash and cash equivalents of Regional and each Subsidiary of Regional as of immediately prior to the Closing, including money orders, deposits, cash and deposits in transit, marketable securities, and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding).

“Regional Change of Board Recommendation” has the meaning set forth in Section 5.2(a).

“Regional Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, memorandum of understanding or other Contract between Regional or any of its Subsidiaries and any labor union, labor organization, authorized employee representative or works council.

“Regional Common Stock” has the meaning set forth in the Recitals.

“Regional Common Stock Consideration” has the meaning set forth in Section 1.6(c).

“Regional Debt Distress” means, with respect to Regional, any circumstance in which or time at which any Indebtedness owed by, or involving an obligation on the part of, Regional and/or any Regional Subsidiary that individually or, in the aggregate with respect to all such Indebtedness, is equal to $1,000,000 or more, is then in Material Debt Default, which has not been cured by payment or performance by Regional and/or any such Regional Subsidiary even though Regional’s and/or any such Regional Subsidiary’s obligations thereunder are then subject to waiver or other forbearance by the holder of such Indebtedness or by the person or entity to which such Indebtedness is owed, obligated or guaranteed. For all purposes of this definition of “Regional Debt Distress,” “Material Debt Default” shall mean and include any default or non-performance, as the case may be, that would entitle the lender or other holder of the Indebtedness, lessor or party to whom the obligation is owed, to accelerate such Indebtedness and/or demand immediate payment or otherwise exercise legal remedies in connection therewith, whether before or after any notice and/or lapse of time.

“Regional Designees” has the meaning set forth in Section 1.5(a).

“Regional Disclosure Letter” means the Disclosure Letter delivered by Regional to SunLink and dated as of the date of this Agreement.

“Regional Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee, director or individual consultant or independent contractor of Regional or any of its Subsidiaries that is (i) sponsored, maintained or contributed to, or is required to be contributed to, by Regional or any of its Subsidiaries, or to which Regional or any of its Subsidiaries is a party or otherwise has any liability, whether actual or contingent or (ii), in respect of such individual’s service (or past service) to Regional, sponsored, maintained or contributed to by PEO in respect of a Person’s service to Regional.

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“Regional Equity Awards” has the meaning set forth in Section 3.2(a).

“Regional Expenses” has the meaning set forth in Section 7.3(b).

“Regional Facility” means any skilled nursing facility, assisted living facility or multi-service campus offering assisted living, memory care or independent living, which is owned, leased or operated by Regional or a Regional Subsidiary.

“Regional Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by Regional) occurring or arising after the date of this Agreement that (a) was not known to reasonably foreseeable by, the Regional Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Regional Acquisition Proposal.

“Regional Leased Real Property” has the meaning set forth in Section 3.9(b).

“Regional Licensed Intellectual Property” means all Intellectual Property owned by a Third Person and licensed or sublicensed to Regional or any of its Subsidiaries or for which Regional or any of its Subsidiaries has obtained a covenant not to be sued.

“Regional Material Adverse Effect” means a Material Adverse Effect with respect to Regional.

“Regional Material Contract” has the meaning set forth in Section 3.11(b).

“Regional Meeting” has the meaning set forth in Section 3.4(a).

“Regional Notice Period” has the meaning set forth in Section 5.2(f).

“Regional Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by Regional or any of its Subsidiaries.

“Regional Owned Real Property” has the meaning set forth in Section 3.9(a).

“Regional Permits” has the meaning set forth in Section 3.16.

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“Regional Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or are being contested in good faith and for which reserves have been established in accordance with GAAP, (b) Liens incurred in the Ordinary Course of Business since the date of the Regional Balance Sheet, (c) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the Regional SEC Reports filed prior to the date hereof or notes thereto, (d) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (e) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, (g) any Liens disclosed in the Regional Disclosure Letter, (h) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (i) Liens disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to SunLink, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business and (k) Liens the incurrence or existence of which would not reasonably be expected to be material to Regional and its Subsidiaries, taken as a whole.

“Regional Preferred Stock” has the meaning set forth in Section 3.2(a).

“Regional Preferred Stock Consideration” has the meaning set forth in Section 1.6(c).

“Regional Related Party Transaction” has the meaning set forth in Section 3.22.

“Regional SEC Reports” has the meaning set forth in Section 3.5(a).

“Regional Series A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Regional Series B Preferred Stock” has the meaning set forth in Section 3.2(a).

“Regional Series D Preferred Stock” has the meaning set forth in the recitals.

“Regional Severance Practices” has the meaning set forth in Section 4.2(i).

“Regional Shareholder Approval” has the meaning set forth in Section 3.4(a).

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“Regional Special Committee” means a special committee of the Regional Board consisting of the two SunLink Designees and the Regional Chief Executive Officer to be established immediately after the Closing of the Merger, to function at any time or from time to time when a Series B Director is seated on or remains on the Regional Board. The Regional Special Committee shall have delegated to it, to the maximum extent permitted by applicable law, sole and exclusive authority to: (i) authorize and oversee the timing, nature, amount and conduct of the redemption and/or repurchase, in whole or in part, at any time and from time to time, of the Regional Series B Preferred Stock and/or the Regional Series D Preferred Stock, and (ii) direct and cause the sale, or other disposition, of Regional Facilities which it may deem necessary to generate funds required to effect such redemption and/or repurchase of the Series B Preferred Stock and/or the Regional Series D Preferred Stock, in each case subject to any limitations and requirements under applicable law. Notwithstanding the foregoing, in no event shall the Regional Special Committee have authority to direct and/or cause the sale or other disposition of more than one Regional Facility in any eighteen (18) month period, including any sale or other disposition of a Regional Facility that Regional had already taken not at the direction of the Regional Special Committee. All actions by the Regional Special Committee shall be pursuant to the affirmative vote of a majority of the members thereof and the Regional Special Committee shall have the plenary powers of an executive committee of the Regional Board with respect to all matters reasonably related to the matters set forth in the foregoing clauses (i) and (ii), in each case, to the maximum extent permitted by applicable law and as otherwise limited herein. The chairman of the Regional Special Committee shall be elected by majority vote of the members thereof. The Regional Board shall cause the foregoing provisions with respect to the Regional Special Committee, its existence, duration, authority, powers, size, and membership to be set forth in a charter for the Regional Special Committee and such charter may be modified, limited or otherwise changed in any material respect only by the affirmative vote of not less than two-thirds of the members of the Regional Board.

“Regional Stock Issuance” has the meaning set forth in the Recitals.

“Regional Stock Plan” means the (i) AdCare Health Systems, Inc. 2011 Stock Incentive Plan, (ii) Regional Health Properties, Inc. 2020 Equity Incentive Plan, and (iii) Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan, in each case as amended.

“Regional Support and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Regional’s Knowledge” means the actual knowledge, as of the date hereof, of the individuals identified in Section 8.1 of the Regional Disclosure Letter.

“Regional Working Capital” means, at any date, an amount of working capital for Regional calculated in accordance with the Accounting Methodology and the historical spreadsheet attached hereto as Exhibit H where working capital equals (a) cash and cash equivalents plus (b) receivables, net plus (c) inventory plus (d) pre-paid expenses plus (e) restricted cash held in escrow for property taxes and property insurance plus (f) note receivable minus (g) current portion of corporate accounts payable minus (h) current portion of accrued expenses less one-half the Georgia franchise taxes accrued that are covered by the Foster credit line.

“Reporting Tail Endorsement” means a six year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

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“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Repurchase Agreement” means any agreement between Regional and a holder of Regional Series B Preferred Stock to be entered into to effect the Pre-Closing Redemption.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Georgia.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Director” has the meaning set forth in Section 1.5(a).

“Significant Regional Subsidiaries” means the following subsidiaries of Regional: Adcare Administrative Services, LLC, Glenvue Operations, LLC, Meadowwood Operations, LLC, Adcare Property Holding, LLC and Adcare Operations, LLC.

“Significant SunLink Subsidiaries” means the following wholly-owned subsidiaries of SunLink: Carmichael’s Cashway Pharmacy, Inc., a Louisiana corporation, and SunLink ScriptsRx, LLC, a Georgia corporation.

“Stockslager Employment Agreement” has the meaning set forth in Section 1.5(a).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“SunLink” has the meaning set forth in the preamble.

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“SunLink Acquisition Proposal” means any offer or proposal from a Third Person concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving SunLink in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of SunLink, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of SunLink (including equity interests of a SunLink Subsidiary) or SunLink Subsidiaries representing 20% or more of the consolidated assets of SunLink and SunLink Subsidiaries based on their fair market value as determined in good faith by the SunLink Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of SunLink or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of SunLink, or (d) any combination of the foregoing (in each case, other than the Merger) but in no event shall “SunLink Acquisition Proposal” be deemed to include any proposal received regarding the disposition by SunLink of assets or stock of its Subsidiaries (other than a Significant Subsidiary) which disposition is disclosed as intended in Section 4.1(e) of the SunLink Disclosure Letter.

“SunLink Balance Sheet” means the audited consolidated balance sheet of SunLink as of June 30, 2023.

“SunLink Board” has the meaning set forth in the Recitals.

“SunLink Board Recommendation” has the meaning set forth in Section 2.4(a).

“SunLink Capital Stock” has the meaning set forth in Section 2.2(a).

“SunLink Cash and Cash Equivalents” means and includes for all purposes hereof the sum of all unrestricted cash and cash equivalents of SunLink and each Subsidiary of SunLink calculated within a period of five days prior to the Closing, including money orders, deposits, cash and deposits in transit, marketable securities, and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding).

“SunLink Change of Board Recommendation” has the meaning set forth in Section 5.1(a).

“SunLink Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, memorandum of understanding or other Contract between SunLink or any of its Subsidiaries and any labor union, labor organization, authorized employee representative or works council.

“SunLink Common Stock” means the common stock, no par value per share, of SunLink.

“SunLink Designees” has the meaning set forth in Section 1.5(b).

“SunLink Disclosure Letter” means the Disclosure Letter delivered by SunLink to Regional and dated as of the date of this Agreement.

“SunLink Employee” means any person employed by SunLink or a Subsidiary of SunLink as of the Effective Time.

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“SunLink Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee, director or individual consultant or independent contractor of SunLink or any of its Subsidiaries that is (i) sponsored, maintained or contributed to, or is required to be contributed to, by SunLink or any of its Subsidiaries, or to which SunLink or any of its Subsidiaries is a party or otherwise has any liability, whether actual or contingent or (ii), in respect of such individual’s service (or past service) to SunLink, sponsored, maintained or contributed to by PEO in respect of a Person’s service to SunLink.

“SunLink Equity Awards” has the meaning set forth in Section 2.2(a).

“SunLink Expenses” has the meaning set forth in Section 7.3(c).

“SunLink Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by SunLink) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the SunLink Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a SunLink Acquisition Proposal.

“SunLink Leased Real Property” has the meaning set forth in Section 2.9(b).

“SunLink Letters of Resignation” has the meaning set forth in Section 6.3(f).

“SunLink Licensed Intellectual Property” means all Intellectual Property owned by a Third Person and licensed or sublicensed to SunLink or any of its Subsidiaries or for which SunLink or any of its Subsidiaries has obtained a covenant not to be sued.

“SunLink Material Adverse Effect” means a Material Adverse Effect with respect to SunLink.

“SunLink Material Contract” has the meaning set forth in Section 2.11(b).

“SunLink Meeting” has the meaning set forth in Section 2.4(a).

“SunLink Notice Period” has the meaning set forth in Section 5.1(f).

“SunLink Outstanding Shares” means the total number of shares of SunLink Common Stock on a fully diluted basis as of the Closing Date.

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“SunLink Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by SunLink or any of its Subsidiaries.

“SunLink Owned Real Property” has the meaning set forth in Section 2.9(a).

“SunLink Permits” has the meaning set forth in Section 2.16.

“SunLink Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or are being contested in good faith and for which reserves have been established in accordance with GAAP, (b) Liens incurred in the Ordinary Course of Business since the date of SunLink Balance Sheet, (c) Liens reflected or reserved against or otherwise disclosed on the balance sheets included in the SunLink SEC Reports filed prior to the date hereof or notes thereto, (d) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (e) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, (g) any Liens disclosed in the SunLink Disclosure Letter, (h) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, (i) Liens disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to Regional, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business and (k) Liens the incurrence or existence of which would not reasonably be expected to be material to SunLink and its Subsidiaries, taken as a whole.

“SunLink Preferred Stock” has the meaning set forth in Section 2.2(a).

“SunLink Related Party Transaction” has the meaning set forth in Section 2.22.

“SunLink SEC Reports” has the meaning set forth in Section 2.5(a).

“SunLink Severance Practices” has the meaning set forth in Section 4.1(i).

“SunLink Shareholder Approval” has the meaning set forth in Section 2.4(a).

“SunLink Special Dividend” has the meaning set forth in Section 5.15.

“SunLink Stock Plan” means SunLink’s (i) 2005 Equity Incentive Plan and (ii) 2011 Director Stock Option Plan, in each case as amended.

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“SunLink Support and Lock-Up Agreement” has the meaning set forth in the Recitals.

“SunLink’s Knowledge” means the actual knowledge, as of the date hereof, of the individuals identified in Section 8.1 of the SunLink Disclosure Letter.

“Superior Regional Proposal” means a bona fide written Regional Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Person which, in the good faith judgment of the Regional Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Regional Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to Regional’s shareholders than the Merger, taking into account all financial terms and conditions of such transaction.

“Superior SunLink Proposal” means a bona fide written SunLink Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Person which, in the good faith judgment of SunLink Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as SunLink Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to SunLink’s shareholders than the Merger, taking into account all financial terms and conditions of such transaction.

“Supporting Regional Shareholders” has the meaning set forth in the Recitals.

“Supporting SunLink Shareholders” has the meaning set forth in the Recitals.

“Surviving Corporation” means Regional following the Effective Time.

“Tax Returns” means all reports, returns, declarations, claim for refund, forms, or statements (including information returns), including any schedule or attachment thereto, required to be filed with or required to be provided to any Governmental Entity or furnished or required to be furnished to any Person with respect to Taxes.

“Taxes” means all taxes or other similar assessments, fees, charges, levies, duties, tariffs, or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, registration, capital stock, profits, windfall profits, environmental, withholding, social security (or similar), employment, unemployment, disability, severance, license, escheat and unclaimed property, stamp, occupation, payroll, franchise, alternative or add-on minimum, or estimated taxes imposed by the United States of America or any state, local or non-U.S. government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

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“Termination Date” has the meaning set forth in Section 7.1(c).

“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) SunLink or any of its controlled Affiliates or (b) Regional or any of its Affiliates or any “group” including Regional or any of its Affiliates.

“Thornton Employment Agreement” has the meaning set forth in Section 6.3(g).

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of SunLink Common Stock.

“USRPHC” has the meaning set forth in Section 2.8(i).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would result in such breach.

ARTICLE IX

MISCELLANEOUS

9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Article IX, Section 5.8, and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

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9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of transmission by the transmitting equipment if sent via email, in each case to the intended recipient as set forth below:

(a)	if to Regional, to:

Regional Health Properties, Inc.

1050 Crown Pointe Parkway, Suite 720

Atlanta, Georgia 30338

Attn: Brent S. Morrison, Chief Executive Officer and President

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

600 Peachtree Street, NE, Suite 3000

Atlanta, GA 30308

Attn: Brinkley Dickerson Jr. and Paul Davis Fancher

(b)	if to SunLink, to:

Sunlink Health Systems, Inc.

900 Circle 75 Parkway, Suite 690

Atlanta, Georgia 30339

Attn: Robert M. Thornton, Jr., Chief Executive Officer

with a copy, if prior to the Effective Time (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP

1105 W. Peachtree Street NE

Suite 1000

Atlanta, Georgia 30309

Attn: Howard E. Turner

Any Party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3. Entire Agreement. This Agreement (including the schedules, the SunLink Disclosure Letter, the Regional Disclosure Letter and exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, subject to Section 5.5(c), the Confidentiality Agreement shall remain in effect in accordance with its terms.

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9.4. Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Regional and SunLink (pursuant to authorized action by (i) the SunLink Board (or a committee thereof) in the case of SunLink, except that in the event that SunLink has received SunLink Shareholder Approval, no amendment may be made to this Agreement that requires the approval of SunLink’s shareholders pursuant to the Act without such approval and (ii) the Regional Board (or a committee thereof) in the case of Regional, except that in the event that Regional has received the Regional Shareholder Approval, no amendment may be made to this Agreement that requires the approval of Regional’s shareholders pursuant to the Act without such approval).

9.5. Extension, Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.6. Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), and (b) from and after the Effective Time, the rights of holders of shares of SunLink Common Stock and SunLink Equity Awards to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Article I.

9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

9.8. Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

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9.9. Counterparts and Signature. This Agreement may be executed in any number of counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

9.10. Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit,” “Disclosure Letter” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit, Disclosure Letter or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least 48 hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Georgia, except in each case to the extent the provisions of the Act are mandatorily applicable to the Merger.

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9.12. Remedies.

(a) Except as otherwise provided herein, any remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one such remedy will not preclude the exercise of any other such remedy. Anything in this Agreement to the contrary notwithstanding, in the event of any breach by either Party hereto of any covenant, representation or other agreement or undertaking in this Agreement, the non-breaching Party’s remedies against the breaching Party shall be limited to (i) injunction and/or specific performance to the extent consistent with Section 9.12(b), (ii) termination of this Agreement by the non-breaching Party in accordance with, and subject to the terms and conditions of, Article VII, (iii) receipt by the non-breaching Party of any payment that may be owed under Section 7.3(b) or Section 7.3(c), and (iv) enforcement by legal process of the provisions of Section 7.3(d). In no event shall either Party be liable to the other in connection with any breach or nonperformance of this Agreement or in connection with the Transactions for any loss or damages that are consequential, exemplary or punitive. The obligations of the Parties hereunder are purely corporate obligations and in no event in connection with this Agreement or the transactions contemplated hereby shall (x) any officer or director of SunLink be personally liable to Regional or (y) any officer or director of Regional be personally liable to SunLink.

(b) Irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 7.3), even if available, may not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by SunLink, on the one hand, or by Regional, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, SunLink, on the one hand, and Regional, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other Party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The Parties acknowledge and agree that (i) the provisions set forth in Section 7.3 shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (ii) the right to seek specific enforcement is an integral part of the Transactions and without that right, neither SunLink nor Regional would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two sentences of this Section 9.13(b), SunLink shall have the right to seek an injunction, specific performance or other equitable remedies in connection with enforcing Regional’s obligations to consummate the Merger subject to the terms and conditions set forth herein. No Party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

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9.13. Submission to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the Northern District of Georgia or in any state court located in Atlanta, Georgia, and any appellate court from any of the foregoing, in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.13, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

9.14. Disclosure Letters. The inclusion of any information in the SunLink Disclosure Letter or the Regional Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, that such information is required to be listed in SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, that such items are material to SunLink and its Subsidiaries, taken as a whole, or Regional and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a SunLink Material Adverse Effect or a Regional Material Adverse Effect. The headings, if any, of the individual sections of each of the Regional Disclosure Letter and SunLink Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The SunLink Disclosure Letter and Regional Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the SunLink Disclosure Letter or Regional Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the SunLink Disclosure Letter or Regional Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

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9.15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16. Extension; Waiver. At any time prior to the Effective Time, SunLink and Regional may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by SunLink or Regional in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Remainder of Page Intentionally Left Blank.]

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Regional and SunLink have executed this Agreement as of the date set forth in the initial caption of this Agreement.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A

Supporting Regional Shareholders

1. Brent S. Morrison

2. Paul J. O’Sullivan

3. David A. Tenwick

4. Kenneth W. Taylor

Annex B

Supporting SunLink Shareholders

1. Robert M. Thornton, Jr.

2. Mark J. Stockslager

3. Steven J. Baileys, D.D.S.

4. Gene E. Burleson

5. C. Michael Ford

EXHIBIT A

Form Articles of Amendment

[Attached]

ARTICLES OF AMENDMENT

ESTABLISHING

SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING

PREFERRED SHARES

Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Section 14-2-602 and Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), does hereby submit the following Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation (“Amended and Restated Articles”).

FIRST: The name of the Corporation is Regional Health Properties, Inc.

SECOND: The following amendments to the Amended and Restated Articles to provide for the preferences, limitations and relative rights of the Corporation’s Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, to be set forth in a new Article XI thereof, were duly adopted by the Board of Directors on April 7, 2025, and were duly adopted by the shareholders holding the Corporation’s common stock in accordance with the provisions of Section 14-2-1003 of the GBCC on [●], 202[5]. Effective upon the filing hereof, the Amended and Restated Articles are amended to add a new Article XI, which is set forth on Exhibit A attached hereto.

THIRD: All other provisions of the Amended and Restated Articles shall remain in full force and effect.

Exhibit A

ARTICLE XI

Series D 8% CUMULATIVE CONVERTIBLE Redeemable PARTICIPATING Preferred Shares

11.1 Number of Shares and Designations. The Board of Directors has established in accordance with Section 14-2-602 of the Official Code of Georgia Annotated, and the Corporation is authorized to issue, a series of Preferred Stock designated as the Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Series D Preferred Shares”), no par value per share. The number of shares that shall constitute such series shall be [●], which number may be increased or decreased by the Board of Directors, at any time and from time to time, in the manner provided in Section 14-2-602 of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series D Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series D Preferred Shares shall have the rights and preferences set forth in this Article XI.

11.2 Definitions. For purposes of this Article XI, the following terms shall have the meanings indicated:

(a) “Affiliate” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For the avoidance of doubt, with respect to any Series D Preferred Shares holder that is an investment fund or other investment vehicle, such holder shall be deemed not to be an Affiliate of (i) any portfolio company of such holder or its Affiliates or (ii) any limited partner of any such holder or its Affiliates.

(b) “Attribution Parties” shall have the meaning set forth in paragraph (e) of Section 11.11.

(c) “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Shares.

(d) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

(e) “Buy-In” shall have the meaning set forth in paragraph (c)(iv) of Section 11.11.

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(f) “Call Date” shall mean the date fixed for redemption of the Series D Preferred Shares and specified in the notice to holders required under paragraph (f) of Section 11.5 as the Call Date.

(g) A “Change of Control” is deemed to occur when, after the Issue Date, the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(h) “Closing” shall mean the consummation of the Merger.

(i) “Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(j) “Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

(k) “Conversion Ratio” means 1.1330 Common Shares for every three (3) Series D Preferred Shares, subject to adjustment as provided herein.

(l) “Conversion Shares” means, collectively, the shares of Common Shares issuable upon conversion of the shares of Series D Preferred Shares in accordance with the terms hereof.

(m) “Correction Event” shall mean: (i) with respect to any Delisting Event, (x) with respect to the Series D Preferred Shares, such time as the Series D Preferred Shares are listed (in the event of a failure to obtain a National Market Listing) or once again listed (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing or (y) with respect to the Common Shares, such time as the Common Shares are once again listed pursuant to a National Market Listing; (ii) with respect to any Dividend Default, such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series D Preferred Shares in full in cash or other property (or declared such dividends and a sum of cash or other property sufficient for the payment thereof is Set Apart for Payment; and (iii) with respect to any Redemption Default, such time as the Corporation has redeemed, repurchased or otherwise acquired the outstanding Series D Preferred Shares).

(n) “Delisting Event” shall have the meaning set forth in paragraph (c) of Section 11.3.

(o) “Dividend Default” shall have the meaning set forth in paragraph (b) of Section 11.3.

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(p) “Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 11.3.

(q) “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that the initial Dividend Period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding Dividend Period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial Divided Period.

(r) “Dividend Rate” shall mean (as a percentage of Liquidation Preference) 8% per annum; provided, however, that the Dividend Rate shall increase to 12.5% per annum effective as of January 1, 2030 in the event that the Series D Preferred Shares have not been redeemed or converted pursuant to the terms and conditions of this Article XI on or before December 31, 2029.

(s) “Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 11.3.

(t) “DTC” shall have the Depository Trust Company.

(u) “DWAC Delivery” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(v) “Eligible Preferred Holder” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(w) “Event” shall have the meaning set forth in paragraph (b) of Section 11.7.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) “First Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(z) “Fourth Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(aa) “Ineligible Person” shall have the meaning set forth in paragraph (b) of Section 11.8.

(bb) “Issue Date” shall mean the original date of issuance of the Series D Preferred Shares.

(cc) “Junior Shares” shall have the meaning set forth in paragraph (c) of Section 11.6.

(dd) “Liquidation Event” shall have the meaning set forth in paragraph (a) of Section 11.4.

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(ee) “Liquidation Preference” shall mean, with respect to the Series D Preferred Shares, $12.50 per Series D Preferred Share, subject to adjustment as provided herein.

(ff) “Mandatory Conversion” shall have the meaning set forth in paragraph (a) of Section 11.11.

(gg) “Mandatory Conversion Date” shall have the meaning set forth in paragraph (a) of Section 11.11.

(hh) “Mandatory Conversion Notice” shall have the meaning set forth in paragraph (a) of Section 11.11.

(ii) “Mandatory Conversion Notice Date” shall have the meaning set forth in paragraph (a) of Section 11.11.

(jj) “Maximum Percentage” shall have the meaning set forth in paragraph (e) of Section 11.11.

(kk) “Merger” shall mean the transactions contemplated by the Merger Agreement.

(ll) “Merger Agreement” shall mean that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, by and between the Corporation and SunLink.

(mm) “Milestone Date” shall mean, as applicable, the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date.

(nn) “National Market Listing” shall mean the listing of securities on a National Securities Exchange.

(oo) “National Securities Exchange” shall mean the New York Stock Exchange LLC, the NYSE Amex (formerly known as the NYSE MKT LLC), The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market or any comparable national securities exchange.

(pp) “Nomination Notice” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(qq) “Notice of Conversion” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(rr) “NYSE Amex” shall mean the NYSE American LLC.

(ss) “Optional Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(tt) “OTC” means the over-the-counter stock markets.

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(uu) “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 11.6.

(vv) “Preferred Nominee” shall have the meaning set forth in paragraph (c) of Section 11.11.

(ww) “Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

(xx) “Redemption Default” shall mean a failure by the Corporation to redeem the Series D Preferred Shares when required upon a Change of Control pursuant to paragraph (b) of Section 11.5.

(yy) “Required Shares” shall have the meaning set forth in paragraph (i) of Section 11.11.

(zz) “SEC” shall mean the Securities and Exchange Commission.

(aaa) “Securities Act” shall mean the Securities Act of 1933, as amended.

(bbb) “Second Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(ccc) “Senior Shares” shall have the meaning set forth in paragraph (a) of Section 11.6.

(ddd) “Series A Preferred Shares” shall mean the Series A Redeemable Preferred Shares of the Corporation.

(eee) “Series B Preferred Shares” shall mean the 12.5% Series B Cumulative Redeemable Preferred Shares of the Corporation.

(fff) “Series D Preferred Director” shall have the meaning set forth in paragraph (a) of Section 11.8.

(ggg) “Series D Preferred Shares” shall have the meaning set forth in Section 11.1.

(hhh) “Set Apart for Payment” shall mean (i) irrevocably placing funds in a separate account, or (ii) irrevocably delivering such funds to a disbursing, paying or other similar agent, in case of either of the foregoing clauses (i) or (ii), pending payment thereof to holders of the Series D Preferred Shares.

(iii) “Share Delivery Date” shall have the meaning set forth in paragraph (c)(ii) of Section 11.11.

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(jjj) “Standard Settlement Period” shall mean the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary National Securities Exchange with respect to the Common Shares as in effect on the applicable Conversion Date.

(kkk) “SunLink” shall mean SunLink Health Systems, Inc., a Georgia corporation.

(lll) “Third Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(mmm) “Trading Day” means: (i) a day on which the principal national securities exchange on which the Common Shares is listed or admitted to trading is open for the transaction of business; or (ii) if the Common Shares is not so listed or admitted to trading, any Business Day.

(nnn) “Voluntary Liquidation” shall mean any approval by Board of Directors and of the holders of Common Shares of a voluntary plan of liquidation or dissolution followed by the filing by the Corporation of articles of dissolution or similar document under applicable state law.

11.3 Dividends.

(a) Subject to Section 11.8, beginning on July 1, 2027, holders of issued and outstanding Series D Preferred Shares shall be entitled to receive, when, as and if approved by the Board of Directors out of funds of the Corporation legally available for the payment of distributions and declared by the Corporation, cumulative preferential dividends at a rate per annum equal to the Dividend Rate of the Liquidation Preference of the Series D Preferred Shares in effect on the first calendar day of the applicable Dividend Period. All Dividends on the Series D Preferred Shares shall be paid in cash or other property, shall accrue and accumulate (whether or not declared or paid) on each issued and outstanding share of the Series D Preferred Shares on a daily basis from July 1, 2027, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

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(b) If the Corporation fails to pay any dividends on the Series D Preferred Shares in full for any three consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:

(i) commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until the date a Correction Event with respect to such Dividend Default occurs, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share; and

(ii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay dividends on the Series D Preferred Shares in full for any subsequent three consecutive or non-consecutive Dividend Periods, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraph (i) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.

(c) If, at any time, (x) the Series B Preferred Shares obtain a National Market Listing, and either (i) the Corporation fails to obtain a National Market Listing for the Series D Preferred Shares within 60 consecutive days following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (ii) the Series D Preferred Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (y) the Common Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer (any of the foregoing such events, a “Delisting Event”), then:

(i) commencing on the first day after the Delisting Event occurs and continuing until the date a Correction Event with respect to such Delisting Event occurs, (A) in the case of a Delisting Event with respect to the Series D Preferred Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share and (B) in the case of a Delisting Event with respect to the Common Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $1.00 per Series D Preferred Share; and

(ii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if (A) the Series D Preferred Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer or (B) the Common Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer, either of the foregoing such events shall constitute a separate Delisting Event with respect to the applicable shares, and the foregoing provisions of subparagraph (i) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Delisting Event.

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(d) No distribution or dividend on the Series D Preferred Shares will be declared by the Corporation or paid or Set Apart for Payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Shares shall continue to accrue and accumulate pursuant to the terms hereof regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series D Preferred Shares will accumulate commencing as of the Dividend Payment Date on which they first become payable.

(e) Except as provided in paragraph (f) of Section 11.3 and subject to paragraph (g) of Section 11.3, no distributions or dividends, in cash or otherwise, may be declared or paid or Set Apart for Payment upon the Common Shares or upon any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock required under any employee benefit plan of the Corporation), unless, on the most recently preceding Dividend Payment Date on which dividends on the Series D Preferred Shares became payable, the Corporation paid such dividends together with all accumulated and unpaid dividends to date on the Series D Preferred Shares in full in cash or other property.

(f) When all dividends accumulated and unpaid to date are not paid in full in cash or other property (or a sum of cash or other property sufficient for such full payment is not so Set Apart for Payment) upon the Series D Preferred Shares, all dividends declared, paid or Set Apart for Payment upon the Series D Preferred Shares, shall be declared and paid in cash or other property, as applicable, or declared and a sum of cash or other property, as applicable, sufficient for the payment thereof shall be Set Apart for Payment thereof. No interest, or sum of money or other property in lieu of interest, shall be payable in respect of any dividend payment on Series D Preferred Shares or on any dividend payment or other payment on any Junior Shares which may be in arrears.

(g) So long as any Series D Preferred Shares remain outstanding, no cash or stock dividends shall be paid or made to any holders of Common Shares, Series A Preferred Shares or any class or series of Junior Shares, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares.

(h) Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

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11.4 Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, if (A) the Corporation shall (i) commence a Voluntary Liquidation, or (ii) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of the Corporation, or (iii) consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of the Corporation or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (iv) make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or (v) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of the Corporation, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, (B) in connection with or on account of any of the aforesaid events, the Corporation shall financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of its assets in one or more related transactions, in each case in (x) a bankruptcy or similar state court proceeding or (y) a liquidation or dissolution process under state law (each, a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or Set Apart for Payment to the holders of any Common Shares or any other class or series of Junior Shares, as to the distribution of assets upon the occurrence of a Liquidation Event, each holder of the Series D Preferred Shares shall be entitled to receive an amount of cash equal to the greater of: (i) then-applicable Liquidation Preference per Series D Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, as applicable, without interest; and (ii) an amount equal to the product of: (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series D Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets upon the occurrence of a Liquidation Event, then, after payment of liquidating payments and distributions on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation Event.

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(b) Subject to the rights of the holders of Senior Shares and Parity Shares with respect to a Liquidation Event, upon the occurrence of a Liquidation Event, after payment shall have been made in full to the holders of the Series D Preferred Shares, as provided in Section 11.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares shall not be entitled to share therein.

11.5 Redemption.

(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series D Preferred Shares, in whole but not in part, on the date on which the Change of Control occurs, for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

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(c) If not converted prior thereto, the Corporation, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, shall mandatorily redeem all outstanding shares of Series D Preferred Shares on or before December 31, 2029 for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

(d) With respect to a redemption pursuant to paragraph (a) of Section 11.5, unless all accumulated accrued and unpaid dividends on all Series D Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is Set Apart for Payment for all past Dividend Periods and the then current Dividend Period, no Series D Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series D Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series D Preferred Shares or such Parity Shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series D Preferred Shares and such Parity Shares or (B) by conversion into or exchange for Junior Shares and Parity Shares.

(e) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 11.5), all dividends will cease to accumulate on the Series D Preferred Shares called for redemption pursuant to Section 11.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, in cash without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (h) of Section 11.5).

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(f) Notice of the redemption of any Series D Preferred Shares pursuant to Section 11.5 shall be mailed by first class mail to each holder of record of Series D Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books (or sent in accordance with the procedures of DTC with respect to Series D Preferred Shares registered in the name of DTC or its nominee): (i) for a redemption pursuant to paragraph (a) or (c) of Section 11.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 11.5, not later than 20 days prior to the date on which a Change of Control occurs. Neither the failure to mail or send any notice required by this paragraph (f) of Section 11.5, nor any defect therein or in the mailing or sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed or sent in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or sent whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 11.5, the number of Series D Preferred Shares to be redeemed; (3) the applicable redemption price per Series D Preferred Share; (4) the place or places where any certificates for such shares, other than certificates issued in the form of fully registered global certificates, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any National Securities Exchange pursuant to which the Series D Preferred Shares are listed or quoted.

(g) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 11.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 11.5, in trust for the holders of the Series D Preferred Shares so called for redemption pursuant to Section 11.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Shares so called for redemption, in which case the notice to holders of the Series D Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued in the form of fully registered global certificates, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the applicable redemption price. No interest shall accrue for the benefit of the holders of Series D Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(h) On or after any Call Date, each holder of Series D Preferred Shares that holds a certificate, other than certificates issued in the form of fully registered global certificates, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series D Preferred Shares subject to redemption to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series D Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series D Preferred Shares redeemed by the Corporation pursuant to Section 11.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

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(i) If the Corporation redeems any of the Series D Preferred Shares pursuant to Section 11.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(j) No Series D Preferred Shares may be redeemed if such redemption is prohibited under the Official Code of Georgia Annotated or other applicable law.

11.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Series D Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Series B Preferred Shares or if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon the occurrence of a Liquidation Event, as the case may be, in preference or priority to the holders of Series D Preferred Shares (“Senior Shares”);

(b) on a parity with the Series D Preferred Shares, as to distribution of assets upon the occurrence of a Liquidation Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Shares, if such class or series shall be the Series A Preferred Shares or if the holders of such class or series and the Series D Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon the occurrence of a Liquidation Event in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, as the case may be, without preference or priority as to payment of dividends or as to distribution of assets upon the occurrence of a Liquidation Event over the other (“Parity Shares”);

(c) junior to the Series D Preferred Shares, as to the payment of dividends and as to the distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series D Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon the occurrence of a Liquidation Event (“Junior Shares”).

11.7 Voting Rights.

(a) Holders of the Series D Preferred Shares will not have any voting rights, except as set forth in Section 11.7, Section 11.8 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series D Preferred Shares are entitled to vote, each Series D Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series D Preferred Shares as a single class on any matter, the Series D Preferred Shares and the shares of each such other class or series shall have one vote per share.

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(b) So long as any Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least (A) two-thirds of the Series D Preferred Shares outstanding at the time, if there are more than 200,000 Series D Preferred Shares outstanding at the time, or (B) a majority of the Series D Preferred Shares outstanding at the time, if there are 200,000 or fewer Series D Preferred Shares outstanding at the time, in each case given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Shares (although, in accordance with paragraph (b) of Section 11.5, the Corporation would be required to redeem the Series D Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series D Preferred Shares), or the creation or issuance of any additional Common Shares or Series D Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series D Preferred Shares. Notwithstanding the foregoing, (A) if any Event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable (including the Series D Preferred Shares for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of Preferred Stock are not equally affected by the proposed Event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(c) The voting rights provided for in Section 11.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Shares would otherwise be required pursuant to Section 11.7 shall be effected, all outstanding shares of Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited and maintained in trust to effect such redemption pursuant to paragraph (g) of Section 11.5, unless, in the case of a vote required to authorize or create any class or series of Senior Shares pursuant to clause (i) of paragraph (b) of Section 11.7, all or a part of the outstanding Series D Preferred Shares is being redeemed with the proceeds from the sale of the Senior Shares to be authorized or created.

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(d) Except as expressly stated in this Article XI or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series D Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

11.8 Director Nomination Rights.

(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the holders of Series D Preferred Shares voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Board of Directors (each, a “Series D Preferred Director”); provided, however, that the initial Series D Preferred Directors shall be the two individuals designated by SunLink prior to the Closing pursuant to the terms and conditions of the Merger Agreement.

(b) If, at any time 200,000 Series D Preferred Shares remain outstanding, any vacancy in the office of a Series D Preferred Director shall occur, then such vacancy may be filled only by the remaining Series D Preferred Director or by a vote of the holders of record of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. In no event shall the remaining Series D Preferred Director or holders of the Series D Preferred Shares be entitled pursuant to this paragraph (b) of Section 11.8 to submit and appoint a director nominee to fill a vacancy (i) whose appointment as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, as amended, the Corporation’s Amended and Restated Bylaws, as amended, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) who would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act (an “Ineligible Person”). Other than as provided in this paragraph (b) of Section 11.8, any Series D Preferred Director may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. Notwithstanding anything herein to the contrary, a Series D Preferred Director may be removed in accordance with Section 14-2-808 of the Official Code of Georgia Annotated and applicable law.

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(c) If, at any time when the voting right conferred upon the Series D Preferred Shares pursuant to paragraph (a) of Section 11.8 is exercisable, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders, the names of any nominees for election to the Board of Directors submitted pursuant to Section 11.8 (each, a “Preferred Nominee”), provided:

(i) timely written notice of such Preferred Nominees satisfying Section 11.8 (“Nomination Notice”) is given to the Corporation by or on behalf of a holder or holders of Series D Preferred Shares that, at the time the Nomination Notice is given, satisfy the ownership and other requirements of Section 11.8 (each, an “Eligible Preferred Holder”);

(ii) each Eligible Preferred Holder expressly elects in writing at the time of providing the Nomination Notice to have its Preferred Nominees included in the Corporation’s proxy statement pursuant to Section 11.8; and

(iii) each Eligible Preferred Holder and each Preferred Nominee otherwise satisfy the requirements of Section 11.8.

(d) The Nomination Notice shall be directed to the attention of the Secretary of the Corporation. To be timely, the Nomination Notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 nor more than 200 days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the Nomination Notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(e) In addition to including the names of the Preferred Nominees in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include the information concerning the Preferred Nominees and each Eligible Preferred Holder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act.

(f) Each Eligible Preferred Holder and Preferred Nominee, as the case may be, must provide within ten Business Days of receipt of the written request of the Corporation (i) information reasonably necessary to (A) verify that such Eligible Preferred Holder owns the Required Shares (which request, for the avoidance of doubt, may be satisfied with written statements from such Eligible Preferred Holder and each intermediary through which the Required Shares are held verifying that such Eligible Preferred Holder beneficially owns the Required Shares, a certificate or certificates representing the Required Shares in such Eligible Preferred Holder’s name or any other reasonably acceptable proof) and (B) determine whether such Preferred Nominee meets the Corporation’s reasonable requirements with regard to director qualifications and policies and guidelines applicable to each of the other serving non-management directors of the Corporation, including whether such Preferred Nominee satisfies the requirements relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; and (ii) such additional information, limited to the type of information set forth in Section 2.15 of the Corporation’s Amended and Restated Bylaws, as the Corporation may reasonably request in writing.

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(g) In the event that any information or communications provided by an Eligible Preferred Holder or Preferred Nominee to the Corporation or its shareholders ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not materially misleading, each Eligible Preferred Holder or Preferred Nominee, as the case may be, shall promptly notify in writing the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct in all material respects.

(h) In no event shall an Eligible Preferred Holder be entitled pursuant to Section 11.8 to submit and have elected a Preferred Nominee who is an Ineligible Person. If the Preferred Nominee is an Ineligible Person, the Corporation shall promptly notify in writing such Eligible Preferred Holder, and such Eligible Preferred Holder shall be entitled to submit a substitute Preferred Nominee within the same time period for the giving of the Nomination Notice in paragraph (d) of Section 11.8.

(i) An Eligible Preferred Holder must beneficially own a number of Series D Preferred Shares that represents 8% or more of the outstanding Series D Preferred Shares (the “Required Shares”) as of both the date the Nomination Notice is delivered to or received by the Corporation in accordance with Section 11.8 and the record date for determining holders entitled to vote at the meeting. In the event there is more than one Eligible Preferred Holder for any annual meeting, each Eligible Preferred Holder may submit Preferred Nominees for inclusion in the Corporation’s proxy statement.

(j) So long as at least 200,000 Series D Preferred Shares remain outstanding at the commencement of the applicable annual meeting, subject to the provisions of Section 11.8, then two directors shall be elected out of the Preferred Nominee(s) by a plurality of the votes cast by the Series D Preferred Shares at the annual meeting.

(k) If less than 200,000 Series D Preferred Shares remain outstanding at or prior to the annual meeting, then, as applicable, either (i) prior to a vote being held on the election of a director out of the Preferred Nominees at the annual meeting, all Preferred Nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the Preferred Nominees at the annual meeting, (A) such vote will be deemed void, (B) the Preferred Nominees who received a plurality of the votes cast by the Series D Preferred Shares at the annual meeting shall not be deemed to have been elected as directors and (C) the number of directors constituting the Board of Directors shall be reduced accordingly.

(l) On the date on which less than 200,000 Series D Preferred Shares remain outstanding occurs, the rights under this Section 11.8 will cease, and the term of the Series D Preferred Directors then serving on the Board of Directors, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

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11.9 Preferred Restrictions.

(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of (i) a majority of the Board of Directors and (ii) both Series D Preferred Directors, effect any of the following actions by the Corporation, whether by amendment, merger, consolidation, operation of law or otherwise, and whether or not such approval is required pursuant to the Official Code of Georgia Annotated:

(i) enter into any transaction or agreement that would result in any sale, merger, recapitalization or liquidation event if the transaction would result in (A) the issuance or assumption of any Senior Shares or (B) the holders of Series D Preferred Shares receiving less than the greater of: (i) the Liquidation Preference (including accumulated accrued and unpaid dividends) and (ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible; or

(ii) declare or pay any dividend on any class of equity securities of the Corporation other than the Series B Preferred Shares and Series D Preferred Shares unless all dividends applicable to both the Series B Preferred Shares and Series D Preferred Shares have been declared and paid to date.

(d) So long as at least 200,000 Series D Preferred Shares remain outstanding, no new Senior Shares or new Parity Shares shall be issued and, other than the Series B Preferred Shares and the Series A Preferred Shares, be permitted to be outstanding. So long as at least 200,000 Series D Preferred Shares remain outstanding, the Series A Preferred Shares shall not be amended, and the Corporation shall not otherwise take action, to provide for (i) the accrual or payment of dividends on the Series A Preferred Shares, (ii) an increase of the liquidation preference of the Series A Preferred Shares, (iii) a right of conversion of the Series A Preferred Shares into Common Shares or (iv) the exchange by the Corporation of Series A Preferred Shares for Common Shares. So long as at least 200,000 Series D Preferred Shares remain outstanding, no Junior Shares shall be issued or permitted to be outstanding by the Corporation which are convertible into Common Shares with an effective (x) conversion price less than $20.00 per Common Share or (y) any conversion ratio more favorable to such Junior Shares than the substantial equivalent of the then-applicable Conversion Ratio for the Series D Preferred Shares.

11.10 Sinking Fund. The Series D Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

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11.11 Conversion.

(a) Mandatory Conversion. Subject to the limitations set forth in paragraph (e) of Section 11.11, at any time after the Issue Date upon the occurrence of the following events, the Series D Preferred Shares shall be subject to mandatory conversion (the “Mandatory Conversion”): (i) there shall be 200,000 or fewer shares of Series B Preferred Shares outstanding; and (ii) the average closing price of the Common Shares on a National Securities Exchange is at least $20.00, as adjusted pursuant to Section 11.12, over any 30-day Trading Days following the date on which there are 200,000 or fewer shares of Series B Preferred Shares outstanding. The Corporation shall provide notice of the Mandatory Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of the Series D Preferred Shares (the “Mandatory Conversion Notice” and the date all of the holders of Series D Preferred Shares received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall (x) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Mandatory Conversion Notice Date, and (y) state the aggregate number of shares of the Series D Preferred Shares which are being converted in such Mandatory Conversion from the holder and all of the other holders of the Series D Preferred Shares pursuant to this paragraph (a) of Section 11.11 on the Mandatory Conversion Date. The mechanics of conversion set forth in paragraph (c)(ii) of Section 11.11 shall apply to a Mandatory Conversion.

(b) Optional Conversion. At any time after the Issue Date, subject to the limitations set forth in paragraph (e) of Section 11.11, a holder of Series D Preferred Shares may convert all, or any portion of its Series D Preferred Shares, at the Conversion Ratio, subject to adjustment pursuant to Section 11.12.

(c) Mechanics of Conversion.

(i) Notice of Conversion. Holders of Series D Preferred Shares shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of the number of shares of Series D Preferred Shares to be converted, the number of shares of Series D Preferred Shares owned prior to the conversion at issue, and the number of shares of Common Shares to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at such holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the holder of the Series D Preferred Shares through DTC’s Deposit Withdrawal At Custodian system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Mandatory Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period, in each case after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the applicable holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the applicable holder through DTC’s DWAC system or (b) if the shares of Series D Preferred Shares being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the applicable holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Shares delivered to the applicable holder through the DWAC system, representing the shares of Series D Preferred Shares unsuccessfully tendered for conversion to the Corporation.

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(iii) Obligation Absolute. Subject to a Series D Preferred Shares holder’s right to rescind a Notice of Conversion pursuant to paragraph (c)(ii) of Section 11.11 above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by an applicable holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series D Preferred Shares holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to paragraph (c)(ii) of Section 11.11 (other than a failure caused by incorrect or incomplete information provided by the applicable holder to the Corporation), and if after such Share Delivery Date such holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Shares to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Shares so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Shares that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series D Preferred Shares equal to the number of shares of Series D Preferred Shares submitted for conversion or deliver to such holder the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11. For example, if a Series D Preferred Shares holder purchases shares of Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The Series D Preferred Shares holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Shares upon conversion of the shares of Series D Preferred Shares as required pursuant to the terms hereof; provided, however, that the applicable holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11.

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(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Shares for the sole purpose of issuance upon conversion of the Series D Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series D Preferred Shares, not less than such aggregate number of shares of the Common Shares as shall be issuable (taking into account the adjustments of Section 11.12) upon the conversion of all outstanding shares of Series D Preferred Shares. Such reservation shall comply without regard to the provisions of paragraph (e) of Section 11.11. The Corporation covenants that all shares of Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Shares shall be issued upon the conversion of the Series D Preferred Shares. All fractional shares shall be rounded down to the nearest whole shares of Common Shares.

(vii) Transfer Taxes. The issuance of book entry notations for shares of the Common Shares upon conversion of the Series D Preferred Shares shall be made without charge to any Series D Preferred Shares holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered holder(s) of such shares of Series D Preferred Shares and the Corporation shall not be required to issue or deliver such book entry notation unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Shareholder. Upon each Conversion Date in which the Series D Preferred Shares converts into Common Shares: (i) the shares of Series D Preferred Shares being converted shall be deemed converted into shares of Common Shares; and (ii) the Series D Preferred Shares holder’s rights as a holder of such converted shares of Series D Preferred Shares shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Shares and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Article XI. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Shares.

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(e) Limitations on Conversion. Except as set forth in this paragraph (e) of Section 11.11, a Series D Preferred Shares holder shall not have the right to convert any portion of the Series D Preferred Shares and such Series D Preferred Shares shall not be automatically converted, to the extent that after giving effect to such conversion, such holder (together with such holder’s Affiliates, any other persons acting as a group together, and any other persons whose beneficial ownership of Common Shares would be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Shares beneficially owned by such person and its Affiliates shall include the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Shares which would be issuable upon (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this paragraph (e) of Section 11.11, in determining the number of outstanding shares of Common Shares, a Series D Preferred Shares holder may rely on the number of outstanding shares of Common Shares as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Proxy Statement, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Shares outstanding. For any reason at any time, upon the written or oral request of a Series D Preferred Shares holder, where such request indicates that it is being made pursuant to this paragraph (e) of Section 11.11, the Corporation shall within one (1) Trading Day confirm orally and in writing to such holder the number of shares of Common Shares then outstanding. In any case, the number of outstanding shares of Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Shares, by a Series D Preferred Shares holder and its Affiliates since the date as of which such number of outstanding shares of Common Shares was reported. Upon delivery of a written notice to the Corporation, a Series D Preferred Shares holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder and not to any other holder of Series D Preferred Shares. For purposes of clarity, the shares of Common Shares issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Series D Preferred Shares holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series D Preferred Shares pursuant to this paragraph (e) of Section 11.11 shall have any effect on the applicability of the provisions of this paragraph (e) of Section 11.11 with respect to any subsequent determination of whether Series D Preferred Shares may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph (e) of Section 11.11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this paragraph (e) of Section 11.11 or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(f) All Series D Preferred Shares converted pursuant to Section 11.11, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

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11.12 Certain Adjustments.

(a) Stock Dividends, Stock Splits. If the Corporation, at any time while any shares of Series D Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Shares with respect to the then outstanding shares of Common Shares; (ii) subdivides outstanding shares of Common Shares into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Shares into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Shares outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this paragraph (a) of Section 11.12 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Listing of Common Shares. If a National Market Listing of the Common Shares is not accomplished by the date of the Merger, the Corporation shall use its best reasonable efforts thereafter to obtain National Market Listing of the Common Shares; provided, however, if a National Market Listing of the Common Shares is not achieved by the Corporation on or before the last day of: (i) the sixth whole calendar month immediately after the Merger (the “First Milestone Date”), or (ii) the twelfth whole calendar month immediately after the Merger (the “Second Milestone Date”), or (iii) the eighteenth whole calendar month immediately after the Merger (the “Third Milestone Date”) or (iv) the twenty-fourth whole calendar month immediately after the Merger (the “Fourth Milestone Date”), then on the First Milestone Date the Conversion Ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a Series D Preferred Share in the number of Series D Preferred Shares required for conversion into a Common Share. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any Correction Event.

(c) Calculations. All calculations under this Section 11.12 shall be made to the nearest cent or the nearest 1/10,000th of a share, as the case may be. For purposes of this Section 11.12, the number of shares of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Shares (excluding any treasury shares of the Corporation) issued and outstanding (i.e., dollars adjust to the nearest cent; shares to the nearest 10,000th, i.e., four decimal places).

(d) Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 11.12, the Corporation shall promptly deliver to each holder of Series D Preferred Shares a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

* * * * * *

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President and attested to by its Senior Vice President this [●] day of [●], 202[5].

By:
Name:	Brent Morrison
Title:	President

ATTEST:
Name:	Paul O’Sullivan
Title:	Senior Vice President

[Seal]

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF

SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED SHARES)

The undersigned holder hereby irrevocably elects to convert the number of shares of Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Series D Preferred Shares”), of Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), indicated below (the “Preferred Stock Certificates”) into shares of common stock, no par value per share (the “Common Shares”), of the Corporation as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation filed by the Corporation with the Georgia Secretary of State on [●], 202[5].

The undersigned holder’s right to convert the shares of Series D Preferred Shares is subject to the Maximum Percentage described in paragraph (e) of Section 11.11 of the Articles of Amendment. Therefore, the number of shares of Common Shares beneficially owned by the undersigned holder (together with any Attribution Parties), including the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares subject to this Notice of Conversion, but excluding (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is [19.99]%.

Conversion calculations: [____]

Date to Effect Conversion: [____]

Number of shares of Series D Preferred Shares owned prior to Conversion: [____]

Number of shares of Series D Preferred Shares to be Converted: [____]

Number of shares of Common Shares to be Issued: [____]

Address for delivery of physical certificates: [____]

Or

for DWAC Delivery:

DWAC Instructions:

Broker no: [____]

Account no: [____]

HOLDER

By:

Name:

Title:

Date:

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EXHIBIT D

Form of Morrison Employment Agreement

[Attached]

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

Regional Health Properties, Inc. (the “Company”)

and

Brent Morrison (“Officer”)

This Amended and Restated Employment Agreement (“Agreement”) is made in Atlanta, Georgia as of [●], 202[5].

Background

The Company desires to continue the employ of Officer and assure itself of the services of Officer during the Employment Term (defined below). Officer desires to be employed by the Company during the Employment Term and upon the terms and conditions of this Agreement. The Company and Officer previously entered into an employment agreement dated July 1, 2021 (the “First Employment Agreement”). The Company entered into that certain Agreement and Plan of Merger, dated as of January 3, 2025, by and between the Company and SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), pursuant to which SunLink plans to merger with and into the Company (the “Merger”). In connection with the Merger, the Company and Officer desire to amend and restate the First Employment Agreement on the terms and conditions set forth herein.

Statement of Agreement

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Employment and Effective Date. For the purposes and upon the terms and conditions hereinafter set forth, the Company agrees to employ Officer, and Officer accepts such employment. This Agreement shall become effective at the closing of the Merger (the “Effective Date”). To the extent that the closing does not occur, this Agreement shall be null and void ab initio and instead, the First Employment Agreement shall remain in effect.

Section 2. Duties. Officer shall continue to be employed as President and Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”). Officer shall have such duties, responsibilities and authorities commensurate with such positions and shall report directly to the Board. Officer shall devote his full time, attention and energy to the business of the Company and the performance of his duties hereunder as he has done historically. Nothing herein shall prohibit Officer from (a) serving on civic and charitable boards, (b) managing personal, financial and legal affairs and investments, including, but not limited to Zuma Capital Management, LLC; and (c) serving on at least one additional for profit board of directors (and any committees related thereto). Officer will also be expected to carry out Officer’s duties with the highest degree of ethical and moral standards and to comply with all terms and conditions regarding the nature and manner in carrying out Officer’s duties as may be established from time to time by the Company and set forth in its employee handbook or manual.

Section 3. Compensation.

(a) Salary. Officer shall be paid a salary of $360,000.00 per year (the “Salary”), which shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually for increase, but not decrease. The Salary will be payable in accordance with the normal payroll procedures of the Company (but not less frequently than monthly).

(b) Discretionary Bonus. At the end of each calendar year during the Employment Term, if then employed by the Company, Officer will be eligible for a discretionary cash bonus of between 50% and 125% of Officer’s Salary, with a target bonus of 100% of Officer’s Salary (the “Target Bonus”), based on the achievement of operational and strategic performance goals established by the Committee. Such discretionary annual bonus will be evaluated and paid (if applicable) no later than the last day of the second month following the calendar year in which such bonus was earned. The goals will be set annually by the Committee within sixty (60) days after the end of the company’s fiscal year.

(c) Stock Options. Subject to approval by the Committee, Officer’s continued employment with the Company through the grant date, and to the extent shares of Common Stock are available for issuance of the awards under the 2023 Plan (defined below), the Company will grant to Officer, pursuant to and subject to the terms and conditions of the Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) and related award agreement, 100,000 shares of Common Stock as an Award of Restricted Stock Units (as defined in the 2023 Plan) and an Incentive Stock Option (as defined in the 2023 Plan) to purchase 100,000 shares of Common Stock, each subject to the terms of the 2023 Plan and award agreement. If insufficient shares of Common Stock are available under the 2023 Plan for issuance of the full award, the Company will use reasonable efforts to obtain shareholder approval to increase the shares of Common Stock available under the 2023 Plan in order to grant the full award under this Section 3(c).

Section 4. Officer Benefits; Vacation. During the Employment Term, Officer shall be entitled to participate in such group life insurance, hospitalization medical insurance, retirement, and other group employee benefits as are presently or may hereafter be provided to other similar executive employees of the Company, which benefits may be in varying amounts and scope relative to lawfully permissible criteria, and paid vacation in accordance with the Company’s vacation policy for salaried employees.

Section 5. Business Expenses. Upon Officer’s timely presentation of an itemized account and substantiation therefore, the Company shall pay or reimburse Officer for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder.

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Section 6. Term of Employment

(a) Officer’s employment shall be for a period of three years beginning on the Effective Date and ending on the third anniversary thereof (the “Initial Employment Term”) and, following the Initial Employment Term, shall renew for additional successive 12-month periods (each such 12-month period, a “Renewal Employment Term”), unless earlier terminated pursuant to this Agreement or unless written notice of nonrenewal is given by either Officer or the Company to the other party at least 90 days prior to the expiration of the Initial Employment Term or Renewal Employment Term, as applicable. The period of Officer’s employment hereunder from the Effective Date until the end of Officer’s employment with the Company (whether terminated by the Company, Officer, or otherwise) is herein referred to as the “Employment Term”.

(b) Upon termination of Officer’s employment, Officer shall have no obligation or duty to further serve the Company in any capacity, nor shall the Company be under any obligation or duty to employ Officer or provide the benefits specified in Section 4, make any of the payments or grant any of the Awards provided for in Sections 3, 4 or 5 (except to the extent any such benefits are governed by law or any such payments under Section 3, 4, or 5 have accrued prior to and remain unpaid as of the effective date of such termination).

Section 7. Termination for Cause. Officer’s employment may be terminated at any time with Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Officer’s willful refusal to substantially perform Officer’s duties hereunder, or willful breach of Officer’s material obligations under this Agreement;

(ii) Officer’s willful misconduct or gross negligence, which is likely to have the effect of demonstrably injuring the reputation, business or relationships of the Company;

(iii) Officer is convicted of or plead guilty to any criminal offense, or felony;

(iv) Officer embezzles or steals any of the Company’s funds or assets or commits any act of fraud with respect to any aspect of the Company’s business; provided that Cause shall not apply to any act or omission described above unless the Board provides written notice of the act or omission and, with respect to clauses (i) or (ii), the act or omission is not cured within 10 days after receipt of such notice. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interest of the Company and no act or failure to act on Officer’s part shall be considered “willful”, so long as Officer reasonably believed that such action, or failure to act, was in the best interests of the Company; or

(v) A material breach of this Agreement by Officer, including, but not limited to, a breach of Section 9.

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Section 8. Compensation Upon Termination.

(a) Termination of Employment. Upon termination of Officer’s employment under this Agreement for any reason, the Company or one of its affiliates shall pay Officer: (i) unpaid salary earned through the date of termination; (ii) for any vacation time earned but not used as of the date Officer’s employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, upon Officer’s timely presentation of an itemized account and substantiation therefore and otherwise in accordance with the Company’s and its affiliates policies and procedures, for reasonable direct out-of-pocket expenses incurred by Officer on behalf of the Company in connection with and necessary for the rendering of his services to the Company hereunder but not yet paid to Officer as of the date Officer’s employment terminates; (iv) except in the case of a termination by the Company and its affiliates for Cause, Officer’s annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which Officer is entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i) – (v) collectively, the “Accrued Obligations”).

(b) Termination of Employment without Cause. If, during the Employment Term, Officer’s employment is terminated by the Company without Cause (which shall not include the cessation of employment as a result of the non-renewal or expiration of the Term of this Agreement), then, contingent upon Officer’s signing at that time a commercially reasonable general release that is acceptable to Regional and Officer, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Officer will continue to receive his then Base Salary for 12 months following the date of his termination, payable in bi-monthly installments in accordance with the Company’s normal payroll procedures. However, if any payments are due to be paid during the period prior to the general release becoming effective, then such payments shall be accumulated and paid on the first regularly scheduled payroll date on or after the general release has become effective.

Section 9. Certain Officer Covenants. Officer expressly covenants and agrees to and with the Company as hereinafter set forth in this Section 9.

(a) Non-Competition. During the Employment Term and for six (6) months thereafter, Officer shall not, within one hundred (100) miles of any office from which the Company conducts business, directly or indirectly, acting alone or with others compete with the Company in, any business or enterprise which is (directly or through an affiliate) in competition with the Company (the “Business”) by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Officer to the Company within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Officer from owning not more than 1% of the securities of any corporation which competes with the Company and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

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(b) Prohibition Against Hiring Employees. During the Employment Term and for twelve (12) months thereafter, Officer shall not directly or indirectly solicit for employment or directly or indirectly assist others in soliciting for employment any person who was an employee of the Company at any time during the twelve months preceding the date of Officer’s termination of employment unless the employment of such employee has been terminated by the Company or such employee has been laid-off by the Company during such period. Notwithstanding anything herein to the contrary, the restrictions in this Section 9(b) will only apply within the geographic territory where the employee resides or is working at the time of the solicitation or attempted solicitation of that employee.

(c) Confidential Information. Except to the extent required in the performance of his duties hereunder, Officer shall not at any time during the Employment Term or at any time thereafter, directly or indirectly, disclose, disseminate or otherwise publish “confidential information.” For purposes of this Agreement, the term “confidential information” means information and know-how disclosed to or known by Officer as a consequence of his relationship with the Company which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company and which relates to the conduct of the Business by the Company or any business activity under development or research by the Company or which is a business opportunity of the Company and which information has not become a matter of general public knowledge or is not a matter of general knowledge within the Company’s industry, including without limitation, trade secrets, proprietary data and bid and contractor and subcontractor information. “Confidential Information” shall also include any document or information (whether of the Company or of any person with which the Company has an agreement with respect to the confidentiality of information) labeled “confidential,” “proprietary,” or words of similar import and which has not become a matter of general public knowledge and is not a matter of general knowledge within the Company’s industry. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Officer without authorization from the Company; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing in this Agreement restricts the disclosure of such information. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement prohibits or restricts Officer from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Officer individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further notwithstanding anything herein to the contrary, Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Officer files a lawsuit for retaliation for reporting a suspected violation of law, Officer may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, as long as Officer files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(d) Return of Information. Upon termination of Officer’s employment for whatever reason, Officer immediately shall return to or leave with the Company, without making or retaining copies thereof, all documents, records, notebooks and similar repositories containing confidential information. Officer also agrees to provide to the Company passwords to any password-protected device to ensure compliance with this Section.

(e) Reasonableness of Covenants. Officer has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that, in light of his position, the information to which he will be privy, and the nature of the business, the same are reasonable in time and territory, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the Company’s legitimate interests, and do not confer a benefit upon the Company disproportionate to any detriment to Officer.

If Officer breaches any of the agreements contained in this Section 9, then, in addition to any other rights or remedies which the Company may have, the Company shall have the right to an accounting and repayment of all profits or other benefits directly realized as a result of any such breach, to collect any damages caused by such breach in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that it may have against Officer to prevent further injury to the Company resulting from such breach.

Officer acknowledges that any breach of the agreements contained in this Section could cause irreparable damage to the Company. Officer acknowledges that damages in the event of Officer’s breach of this Agreement will be difficult, if not impossible, to ascertain and therefore it is agreed that the Company, in addition to, and without limiting any other remedy or right it may have under this Agreement or the law, will have the right to an injunction in enjoining any such breach. Officer agrees to reimburse the Company for all costs and expenses, including reasonable attorney’s fees, incurred by the Company because of any breach of this provision, but only in the event that Officer willfully continues such breach or fails to cure such breach, following written notice thereof from the Company. Officer further agrees that the time periods for the obligations set forth in this Agreement shall be tolled during any litigation concerning any of the provisions set forth in this Agreement.

All covenants and provisions contained in Section 9 shall survive the termination of Officer’s employment, regardless of the reason of such termination.

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Officer confirms that he has reviewed this Agreement with his independent legal counsel.

Section 10. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed duly given when personally delivered or when deposited in the United States mail, first class potage prepaid, properly addressed to the parties at their respective addresses set forth at the end of this Agreement or such addresses as shall be given by notice of any party.

Section 11. Actions by the Company. Any determination, consent, waiver, agreement, or other action under or with respect to this Agreement and its implementation of or by the Company shall not be deemed made, taken or effected hereunder unless made, taken or effected in a writing signed by a duly authorized officer of the Company.

Section 12. Waiver: Remedies Cumulative. No waiver of any right or options hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 13. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Officer and any such purported assignment by his shall be void and of no force or effect.

Section 14. Applicable Law and Exclusive Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. Subject to Section 15 below, the parties agree that they will not file any action arising out of this Agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

Section 15. Arbitration.

(a) Agreement to Arbitrate. Excluding claims to enforce Section 9, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Officer by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Internal Revenue Code.

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(b) Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and each party shall have the opportunity to take two depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.

(c) Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by this Section 15; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of the Company shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Officer. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by the Company. Should Officer or the Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section 15 shall survive the termination and/or expiration of this Agreement.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For the Company

For Officer

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Section 16. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives which complies with the requirements of Code Section 409A.

Section 17. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 18. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Code Section 409A. Any severance payments to be provided in Section 8(b) above are intended to meet such short-term deferral exemption, to the extent applicable with respect to the earliest payments to become payable, and then the exemption for separation pay provided in Treasury Regulation Section 1.409A-1(b)(9)(iii), to the extent available for the earliest then remaining payments to become payable, and thereafter to comply with Code Section 409A, with each installment treated as a separate installment for purposes of Section 409A. All reimbursements shall be paid consistent with the provisions of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). Notwithstanding any of the provisions of this Agreement, Officer shall be solely liable, and Company shall not be liable in any way to Officer if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

Section 19. Miscellaneous. The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions hereof, which shall remain in full force and effect. This Agreement constitutes the entire understanding between the parties concerning Officer’s employment with the Company and supersedes any and all previous agreements between Officer and the Company concerning such employment. This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both the Company and Officer. The captions of the various sections of this Agreement are not a part of the context hereof, are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

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The parties have executed multiple counterparts of this Agreement, each of which shall be deemed to be an original, as of the date set forth at the beginning hereof.

COMPANY:
REGIONAL HEALTH PROPERTIES, INC.
1050 Crown Pointe Parkway
Suite 720
Atlanta, GA 30338

By:

OFFICER:

Brent Morrison

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EXHIBIT F

Form of Thornton Employment Agreement

[Attached]

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made this __ day of ____, 2025 by and between REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation (“Regional”), and ROBERT M. THORNTON, JR., an individual resident of Georgia (the “Executive”).

Whereas, SunLink Health Systems, Inc. (“SunLink”) is merging with and into Regional (the “Merger”) pursuant to an Agreement and Plan of Merger by and between Regional and SunLink dated January 3, 2025 (the “Merger Agreement”); and

Whereas, the Executive previously served as the Chief Executive Officer of SunLink and member of the board of directors of SunLink (the “SunLink Board”); and

Whereas, in connection with the Merger, the Executive will resign from the position of Chief Executive Officer and member of the SunLink Board;

Whereas, Regional desires to employ the Executive and the Executive is willing to be so employed by Regional on the terms and conditions herein provided; and

Whereas, in connection with and conditional upon and with the Merger, SunLink has terminated Executive’s employment and Regional and Executive desire to enter into this employment agreement, on the terms and conditions set forth herein.

Now therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

Regional hereby employs the Executive as Executive Vice President—Corporate Strategy, reporting to the Regional Board of directors (the “Regional Board”), and the Executive hereby agrees to be employed by Regional on the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with the terms hereof and devote such business time, attention, skill and efforts to the performance of Executive’s duties hereunder as specified in Section 3. Executive’s duties shall be performed in the Atlanta metropolitan area unless in a specific instance Executive shall consent to perform such duties in another location in which event Executive’s out-of-pocket expenses for transportation, food and lodging shall be reimbursed to Executive. Regional shall announce the employment of Executive on its website and utilize his title on relevant internal and external communications. The Executive may conduct other business, serve as a director or advisor to other organizations, perform charitable and other community activities, and manage his personal investments (including using an office and Regional’s administrative staff); provided, however, that such activities do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or directly competitive with, or adverse in any material respect to, the interests of Regional.

Section 2. Term.

Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Term”) of thirty six (36) months beginning on the date on which the Merger of SunLink with and into Regional shall become effective with the filing with the Secretary of State of the State of Georgia of the Certificate of Merger with respect to such merger (the “Commencement Date”) and ending on the thirty-six month anniversary of the Commencement Date. For the avoidance of doubt, if the Merger does not occur then this Agreement shall be void ab initio and of no force or effect.

Section 3. Employment Duties.

In the course of performing his duties pursuant to this Agreement:

(a)	Executive shall, among other things: (i) liaison among Series D Preferred Board Members and Regional’s Chief Executive Officer and Regional Board to provide advice and assistance with respect to corporate strategy; (ii) provide advice to Regional’s senior management with business plan execution; (iii) provide assistance and advice to Regional’s senior management with identification and evaluation of acquisitions and dispositions; (iv) report periodically to the Regional Board concerning corporate strategy and other matters upon which Executive may be employed; and (v) provide assistance with, and limited participation in, investor relations (collectively, the “Executive Duties”). The Executive’s role and duties may be broader than the foregoing subject to agreement in writing between Regional and Executive, including mutual agreement on an appropriate adjustment in compensation.

(b)	The maximum amount of time the Executive may be required to devote to performing Executive Duties during the Term (the “Maximum Hours”) shall not exceed (i) 1,200 hours during the first twelve consecutive months commencing with the Commencement Date, (ii) 1,000 hours during the second twelve consecutive months commencing with the anniversary of the Commencement Date and (iii) 750 hours during the third twelve consecutive months commencing with the second anniversary of the Commencement Date. The level of effort by and amount of time required of the Executive in performance of Executive Duties hereunder shall be as Executive in his professional opinion deems reasonably required but not in excess of the Maximum Hours.

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Section 4. Compensation and Benefits.

(a)	Compensation:

(x) Regional shall pay the Executive a base salary (the “Base Salary”), payable in accordance with Regional’s normal payroll procedures (but not less frequently than monthly) in equal monthly installments, at the rate of:

(i)	$25,000 per month for each of the first twelve consecutive months of the Term (i.e. $300,000 per annum) commencing with the Commencement Date;
(ii)	$20,833 per month for each of the second twelve consecutive months of the Term (i.e. $249,996 per annum) commencing with the first twelve-month anniversary of the Commencement Date; and
(iii)	$15,799 per month (i.e. $ 189,588 per annum) for each of the third twelve consecutive months of the Term commencing with the second twelve-month anniversary of the Commencement Date.

(y) the Regional Board shall review Executive’s Base Salary at least annually to determine whether in its sole discretion an increase in Executive’s Base Salary would be appropriate.

(b)	Bonus. Executive shall be eligible to receive an annual discretionary bonus during each year of the Term on a reasonably comparable basis to the performance criteria the Regional Board utilizes with respect to the Regional Chief Executive Officer’s annual discretionary bonus, of which such annual discretionary bonus shall not exceed 62.5% of Executive’s Base Salary. Such annual bonus, if any, shall be payable no later than March 15 of the calendar year following the calendar year to which it relates.

(c)	Equity Awards. Effective as of the Commencement Date, the Compensation Committee of the Regional Board (the “Compensation Committee”) shall authorize and Regional shall grant to the Executive, subject to terms and conditions of the related award agreement attached hereto as Exhibit A, an inducement grant of 100,000 restricted shares of Regional Common Stock (the “Inducement Grant”), which shall vest one third on the Commencement Date, one third on the first 12-month anniversary of the Commencement Date and one third on the second 12-month anniversary of the Commencement Date. The Inducement Grant will be made in reliance on the employment inducement exception under NYSE American’s rules.

(d)	Other Benefits. Executive shall be paid a monthly stipend of $2,000 per month. Executive may contribute to, and participate in, Regional’s 401(k) plan, subject to the terms and conditions of the 401(k) plan, which may be amended, modified or terminated from time to time.

(e)	One Time Benefit. Regional shall provide Executive as a one-time benefit, a personal tax and legal allowance in the aggregate amount of $32,000, payable within 30 days after the Commencement Date.

(f)	Delayed Payment. Regional shall pay Executive interest at 6% per annum on any payments otherwise due under this Agreement which are delayed for any reason, including, without limitation, by a dispute between the parties or triggered by an IRS or SEC rule, in each case, to the extent permitted under, and would not constitute a violation of, Section 409A of the Code. In addition, Regional shall indemnify Executive for any tax, interest or penalty owing by Executive due to any violation of Section 409A of the Code which results from any delay by Regional in making any payment to Executive when due and payable hereunder.

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(g)	Certain Equipment. Executive shall be supplied a personal computer and printer and shall be entitled to retain the various other similar items personally being used by Executive during Regional’s fiscal quarter most recently prior to the Commencement Date in connection with performing his duties during his employment by Regional.

(h)	Expenses and Substantiation for Reimbursement. Regional shall reimburse Executive for reasonable out-of-pocket fees, costs and expenses incurred in the course of performing the functions of his office (including entertainment when approved by Regional’s Chief Executive Officer in advance), and when traveling outside the Atlanta Metropolitan Area on business related to his employment, including travel, food and lodging, incurred in the course of performing such functions. The Executive agrees to provide to Regional such information as may be reasonably necessary to substantiate the reimbursement of such fees, costs and expenses at such time as is consistent with Regional policy.

(i)	Legal Fees Related to Executive’s Responsibilities. In connection with performance of his duties hereunder, Executive shall have the right to seek legal counsel for non-personal advice relating thereto and the reasonable out-of-pocket costs for such advice shall be paid by Regional provided that Executive shall use commercially reasonable efforts to keep the costs of such advice to a minimum consistent with the purpose for which such advice is sought; provided, however, that Executive shall obtain prior approval of the engagement of such counsel from Regional’s Chief Executive Officer, the Regional Board, the Audit Committee of the Regional Board or the Compensation Committee, such requested approval not to be unreasonably withheld, conditioned or delayed.

(j)	Compensation Inclusive. The compensation payable by Regional to Executive hereunder shall be inclusive of compensation for all services rendered by Executive to Regional and its respective Subsidiaries and Executive shall have no separate right of compensation from any such Subsidiary other than the right to be indemnified as herein provided under Section 7 hereof and any other written agreement between Executive and Regional providing for such indemnity and/or insurance coverage under any directors and officers liability insurance policies maintained by Regional or such Subsidiary.

Section 5. Reserved.

Section 6. Termination.

(a)	Termination Events. The Executive’s employment under this Agreement by Regional may be terminated prior to the end of the Term only as follows:

(i) automatically upon Death;

(ii) by Regional due to the Disability of Executive upon ninety (90) days written notice by delivery of a Notice of Termination to the Executive;

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(iii) by Regional for Cause upon delivery of a Notice of Termination to the Executive;

(iv) by Executive or Regional due to Change in Control; and

(v) by Executive for any reason upon 30 days’ Notice of Termination to Regional.

(b)	Termination for Death, Disability or Cause and other than Due to a Change in Control. If the Executive’s employment with Regional shall be terminated during the Term (i) by reason of Death, or (ii) by Regional due to Executive’s Disability or for Cause, Regional shall pay to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation to which Executive is entitled.

(c)	Termination Due to Change in Control. If the Executive’s employment is terminated by Regional for any reason other than for Cause within one (1) year after a Change in Control, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive from Regional (i) an aggregate of $300,000 (minus applicable tax withholdings) to be paid in substantially equal monthly installments over the Severance Period in accordance with the normal payroll schedule of Regional; (ii) a lump sum an aggregate gross amount equal to one year’s Base Salary at the then-current rate earned for that year payable in monthly installments beginning on the first regular payroll period immediately following the end of the Severance Period; (iii) Accrued Compensation within thirty (30) days after the Termination Date in a lump sum, including without limitation, a pro rata portion of any accrued but unpaid annual bonus for which performance goals have been achieved; (iv) the balance of any other benefits set forth in Section 4(d) for twenty-four (24) months following termination, subject to the terms and conditions of such plans and programs; and (v) Executive’s unvested awards under Regional’s Equity Plans (whether such plans are in effect now or in the future) (if any) shall vest (as well as any unvested portion of the Inducement Grant), and shall be exercisable pursuant to the terms of the applicable Equity Plans and award agreement. For purposes of this Section 6(c), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination. Anything herein to the contrary notwithstanding, the aforesaid general release shall, among such exceptions as may be agreed between Executive and Regional acting reasonably and in good faith, not release any claim of Executive to be indemnified under Section 7 hereof or which may not be waived under applicable law. In no event shall the failure to agree on the terms of the general release within 60 days after any Termination work a forfeiture of the right to any payment which is subject to receipt of such a general release but shall only delay any such payment until any dispute as to the terms of such release are resolved through subsequent arbitration or agreement between Executive and Regional.

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(d)	Resignation or Termination other than for Death, Disability, Cause or Change in Control. If the Executive’s employment with Regional is terminated during the Term by Regional other than for Death, Disability, or Cause, then, contingent upon Executive’s signing at that time a commercially reasonable general release that is acceptable to Regional and Executive, both acting reasonably and in good faith, which general release must be signed and become irrevocable in accordance with the general release but in no event later than 60 days after the termination date, Executive shall receive monthly severance payments with such monthly severance payment equal to the product of (x) an amount equal in the aggregate to the number of months (rounded up to the nearest whole month) remaining in the Severance Period times (y) the then applicable monthly rate of Base Salary, to be paid in substantially equal monthly installments in accordance with the normal payroll schedule of Regional beginning with the Termination Date for and over the Severance Period. If Executive voluntarily resigns, such aggregate amount calculated in this Section 6(d) shall be reduced by 20%. For purposes of this Section 6(d), “Severance Period” shall mean and include the time remaining in the balance of the Term immediately prior to Termination.

Section 7. Indemnification; Liability Insurance.

(a)	Regional agrees to indemnify, save and hold Executive harmless from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys’ fees and other legal costs and expenses) that Executive may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Executive by any person or entity, as a result of or in connection with Executive's service as an Executive of Regional or any of its Subsidiaries, or any entity that in the future becomes a Subsidiary or Affiliate of Regional, except that no indemnification shall be made if it is established by clear and convincing evidence in a court of competent jurisdiction that Executive’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Regional or its Subsidiaries or was undertaken with gross reckless disregard for the interest of Regional or its Subsidiaries. The provisions of this Section shall survive termination of this Agreement.

(b)	The Executive agrees to provide Regional, upon request, such information in his possession as may be reasonably necessary to substantiate any reimbursement under this Section in no event later than 30 days following the later of the close of the month of the Term in which such fee, cost or expense is incurred or billing therefore was received. Upon receipt of such substantiation, Regional shall pay or reimburse Executive for the fees, costs and expenses no later than 10 business days following the close of the month in which such substantiation was received.

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(c)	In addition, Regional shall maintain public liability insurance and directors and officers liability insurance covering Executive during the Term and shall cause Executive to be named as an additional insured on all such liability and directors and officers policies covering such period and furnish evidence thereof to Executive upon request. Upon any termination of the Term, Regional shall purchase and cause to be maintained a prepaid Reporting Tail Endorsement on its existing directors and officers liability insurance policy (providing only for the Side A coverage where the existing policies also include Side B coverage for Regional) covering the Executive from an insurance carrier with the same of better credit rating as compared to the carrier for Regional’s current directors and officers insurance and maintain such endorsement in full force and effect for a term of six years from and after termination of the Term, provided that in case that (i) Regional’s insurance policy in existence as of the date of this Agreement expires, is terminated or cancelled during such six-year period and (ii) if the premium for the Reporting Tail Endorsement would exceed, the Maximum Premium, then Regional shall obtain as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement) covering Executive as can be obtained for the remainder of such six-year period for an annualized premium at or not in excess of the Maximum Premium, on terms and conditions of reasonable equivalence, in the aggregate, to the Chief Executive Officer of Regional under Regional’s current directors and officers insurance.

(d)	The provisions of this Section 7 shall survive termination of Executive’s employment under this Agreement.

Section 8. Trade Secrets.

The Executive shall not, at any time, either during the Term or after the Termination Date, use or disclose any Trade Secrets of Regional, SHL or SunLink, as defined herein, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. Notwithstanding anything herein to the contrary, Executive shall not be liable to Regional under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence (i) to a federal, state, or local government official, either directly or indirectly for the purpose of reporting or investigating a suspected violation of law, (ii) to Executive’s attorney in connection with actual or potential litigation between Executive and Regional or any Regional Subsidiary or Affiliate (iii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iv) in a court proceeding, so long as Executive files any document containing the Trade Secret under seal and does not further disclose the Trade Secret, except pursuant to court order.

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Section 9. Protection of Other Confidential Information.

Executive recognizes the interest of Regional, SunLink and their Subsidiaries in maintaining the confidential nature of their proprietary and other non-public business and commercial information. In connection therewith, Executive covenants and agrees that during the term of Executive’s employment under this Agreement, and at all times thereafter, Executive will not, directly or indirectly, except as necessary to perform Executive’s duties for Regional or its Subsidiaries, publish, disclose or use any Confidential Information of Regional or its Subsidiaries. “Confidential Information” shall mean any internal, non-public information with respect to Regional, SunLink or their Subsidiaries (other than Trade Secrets addressed in Section 8) that is identified in writing as confidential at time of disclosure or would be regarded by a reasonable business person as confidential except that Confidential Information does not include information that: (a) is or becomes generally available to the public (other than by disclosure by the Executive); (b) was available to or known by the Executive on a non-confidential basis prior to the date of this Agreement unless acquired from Regional under a confidentiality agreement; (c) was, is or becomes available to the Executive on a non-confidential basis from a person not bound to Regional by a confidentiality obligation with respect to such information or is otherwise known by Executive to be prohibited from disclosing the information or (d) is developed by Executive independently of his employment by Regional or information disclosed to Executive by Regional, SunLink or their Subsidiaries during the Term. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

Section 10. Return of Materials.

Executive shall promptly return to Regional, upon request and in any event upon termination of Executive’s employment with Regional, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other property or material (in tangible or electronic form) in Executive’s possession or control relating to Regional, SunLink and their Subsidiaries, which to his knowledge constitutes property of or contains Confidential Information concerning the business or customers of Regional, SunLink or their Subsidiaries. Executive also agrees to provide to Regional passwords to any of Regional’s password-protected device to ensure compliance with this Section. Upon Executive’s resignation or termination for any reason, Executive will be permitted to purchase (at depreciated cost) the laptop computer and printer used at his home for work and, Regional shall at no cost to Executive cooperate with Executive promptly and in good faith to identify and extract Regional’s data from such computer.

Section 11. Non-Solicitation of Employees by Executive.

During the term of Executive’s employment pursuant to this Agreement and for a period of twenty-four (24) months after the Termination Date, Executive shall not, alone or in concert with others, solicit or induce, or attempt to solicit or induce, (i) any employee to leave the employ of Regional, SunLink or their Subsidiaries or (ii) recruit or attempt to recruit any such person to accept employment with any other business. Provided, however, that this restriction shall only apply to employees with whom Executive had direct material contact during the period of twelve (12) months preceding the termination of Executive’s employment and, further, the restrictions in this Section 11 will only apply within the geographic territory where the employee resides or is working at the time of the solicitation, attempted solicitation, recruitment or attempted recruitment of that employee. Public advertising for employees generally which is not specifically directed to employees of Regional, SunLink or their Subsidiaries and normal or routine social contacts, including on social media, with such employees shall not be deemed solicitation or inducement to leave employment or an attempt to so recruit for employment in another business, absent clear and convincing evidence of an intentional effort to do so.

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Section 12. No Denigration.

During the term of Executive’s employment pursuant to this Agreement and for a period of twenty four (24) months following the Termination Date, Executive will not denigrate, ridicule or intentionally criticize Regional or any of its Subsidiaries or Affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media. Further, during the term of this Agreement and for a period of twenty-four (24) months following the Termination Date, Regional agrees that it will direct the Regional Board, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer of Regional not to denigrate, ridicule or intentionally criticize Executive, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media and Regional will be responsible to Executive for any such denigration by any members of the Regional Board or any such officer or any such officer’s inducement or encouragement of any employee or third party to do so. The covenants in this Section 12 shall not be applicable in connection with any statements given under oath or in connection with any litigation between any of the parties hereto.

Section 13. Non-Competition.

During the term of this Agreement and for six (6) months thereafter, Executive shall not, within one hundred (100) miles of any office from which Regional conducts business, directly or indirectly, acting alone or with others, compete with Regional in any business or enterprise which is (directly or through an affiliate) in competition with the business engaged in by Regional by performing services that are the same as or similar to the type conducted, authorized, offered, or provided by Executive to Regional or SunLink within the most recent 24 months. Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit Executive from owning not more than 5% of the securities of any corporation which competes with Regional and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

Section 14. Assignment; Successors.

(a)	Assignment. Neither Executive nor Regional shall assign or transfer directly or indirectly this Agreement or any rights hereunder to any third party or Affiliate without the prior written consent of the other party, which consent may be declined, withheld or conditioned in the sole discretion of the party whose interest or obligations are sought to be assigned.

(b)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Regional and Executive and their permitted Successors and Assigns. Any party assigning this Agreement or its rights, in either case which is permitted hereunder shall require its Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Regional or its Subsidiaries would be required to perform it if no such succession or assignment had taken place.

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Section 15. Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to Regional or its Subsidiaries shall be directed to the attention of the Chief Executive Officer of Regional or to the Regional Board with a copy to the Corporate Secretary of Regional and all notices to Executive shall be directed to Executive with a copy to William P. Miles, Esq., Gregory, Doyle, Calhoun & Rogers, LLP, 49 Atlanta Street SE, Marietta, GA 30060. All notices provided for herein shall be copied to the recipient by email addressed to Executive. All notices and communications shall be deemed to have been received on the date of delivery thereof.

Section 16. Modification and Waiver.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Regional. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 17. Governing Law, Etc.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. In performing their respective obligations under this Agreement, each of the parties shall have a duty to act reasonably and in good faith. Subject to Section 18 below, the parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

Section 18. Arbitration.

(a)	Agreement to Arbitrate. Excluding claims to enforce Sections 8 and 13, or any other claims that cannot be required to be arbitrated as a matter of law, any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of Executive by Regional or its Subsidiaries which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator selected by agreement of the parties hereto who is licensed to practice law in the State of Georgia. If an arbitrator is not selected by agreement of the parties hereto within ten (10) business days after the initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Regional and its Subsidiaries shall act together and be considered a single party for purposes of any such strikes. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.
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(b)	Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and Regional shall have the opportunity to take up to two depositions and Executive shall have the opportunity to take up to three depositions before the arbitration hearing. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties.

(c)	Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the Claim and as specified by this Section 18; provided, however, in no event shall any party be entitled to recover any consequential or punitive damages under this Agreement or based on or related to the transactions contemplated hereby. The obligations of the parties hereunder are corporate obligations and no officer of employee or shareholder of Regional shall be individually liable hereunder. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Regional or Executive. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne by Regional or its Subsidiaries. Should Regional or its Subsidiaries pursue any Claim covered by this Section required to be arbitrated by the terms of this Section 18 by any method other than said arbitration, Executive shall be entitled to recover from Regional all damages, costs, expenses, and reasonable attorneys’ fees incurred as a result of such action.

The provisions contained in this Section 18 shall survive the termination and/or expiration of this Agreement.

The parties indicate their acceptance of the foregoing arbitration and other requirements of this Section by initialing below:

For Regional

For Executive

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Section 19. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If a court determines that any provision of Sections 8 through 13 of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of Sections 8 through 13 of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions of this Agreement enforced in accordance with the tenor of the Agreement.

Section 20. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

Section 21. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 22. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 23. Reserved.

Section 24. Acknowledgments. Executive acknowledges and agrees that the covenants contained in Sections 8 and 13 of this Agreement are reasonable as to time, scope and territory given Regional’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and agrees that any material breach of the aforesaid Sections of this Agreement by Executive may cause irreparable damage to Regional, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agree that, in addition to any other remedy that may be available at law, in equity, or hereunder, Regional shall be entitled to seek specific performance and injunctive relief of Sections 8 and 13 of this Agreement by Executive or breach of any such Section threatened in writing by Executive. Executive further agrees that the time periods for the obligations set forth in Sections 8 and 13 of this Agreement shall be tolled during any litigation or arbitration concerning any of such provisions provided such tolling would not result in any violation of section 409A of the Code with respect to any payment due from Regional to the Executive under this Agreement.

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Section 25. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Accrued Compensation” shall mean (i) an amount of the Executive’s unpaid Base Salary earned through the Termination Date; (ii) annual bonus for any completed calendar year and the portion of annual bonus for the current calendar year to the extent earned (i.e. to the extent the applicable annual goals or performance measures relevant to Executive or Regional as a whole have been proportionally achieved or accomplished to Termination Date) but not yet paid; and (iii) reimbursement for unpaid reasonable and necessary business expenses incurred and substantiated by the Executive on behalf of Regional or its Subsidiaries during the period ending on the Termination Date, in accordance with Regional’s policy.

(b)	“Act” shall mean the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

(d)	“Cause”. The termination of the Executive’s employment shall be for “Cause” if it is a result of:

(i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty, malfeasance of duty, or conduct inappropriate to the Executive’s office, and (B) is demonstrably more likely than not to lead to material injury to Regional or resulted or was intended by the Executive to result in direct or indirect gain to or personal enrichment of the Executive; or

(ii) the conviction of the Executive of a felony involving moral turpitude; or

(iii) Executive’s failure to perform his job duties hereunder to the reasonable satisfaction of the Regional Board, as determined by a two thirds majority vote;

provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause:

(x) unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive’s conduct constitutes the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desire); or

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(y) if such conduct (A) was believed by the Executive in good faith to have been in or not opposed to the interests of the Regional and SHL, and (B) was not intended by the Executive to and did not result in the direct or indirect gain to or personal enrichment of the Executive.

Provided further, in order for Regional to terminate Executive’s employment pursuant to clause (iii) above, Regional must first give Executive written notice of such Cause and ninety (90) days to cure such Cause.

(e)	“Change in Control” shall mean the occurrence during the Term any of the following events; provided that such event constitutes as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5); and further provided that the Merger shall not constitute a Change in Control:

(i) An acquisition of any voting securities of that company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Regional’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Regional or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Regional (a “Subsidiary”), (2) Regional or any Subsidiary, (3) Executive or any Person controlled by Executive, under common control with Executive, or acting in concert with Executive or (4) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(ii) Approval by the stockholders of Regional of a merger, consolidation or reorganization involving Regional, unless

(x) the stockholders of Regional, who immediately before such merger, consolidation or reorganization, owned, directly or indirectly, at least two-thirds of the combined voting power of the outstanding voting securities of Regional, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(y) the individuals who were members of the incumbent Regional Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; (A transaction described in clauses (x) and (y) shall herein be referred to as a “Non-Control Transaction”).

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(iii) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended to date.

(g)	“Death” shall mean, the death of Executive and “Disability” shall mean the inability of Executive, as determined in good faith by Regional’s Chief Executive Officer, two independent directors and a physician selected by the two directors, to substantially perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a physical or mental illness or other impairment which has lasted (or can reasonably be expected to last) for a period of at least 90 consecutive days or more than 120 total days in any twelve-month period. Executive shall be given notice five days before such determination is initiated. The cost of such determination shall be paid by Regional.

(h)	“Equity Plans” shall mean and include (x) any stock option plan, restricted stock plan or similar plan or arrangements under which any Regional employee, officer or director is or may be granted or awarded any equity interest, or the right to acquire any equity interest, in Regional or any Regional Subsidiary or Regional Affiliate, and (y) the 2023 Plan or any successor thereto or replacement thereof or therefore

(i)	“Maximum Premium” shall mean 50% of the annual or annualized premium being paid by Regional on or for its directors and officers liability policy as of the Commencement Date.

(j)	“Notice of Termination” shall mean a written notice of termination from Regional or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Such termination shall not be effective until at least 10 days after such notice.

(k)	“Person” shall mean any individual, corporation, partnership, association, joint-stock Regional, limited liability Regional, trust, unincorporated organization, government or political subdivision thereof or other entity.

(l)	“Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of Regional or its Subsidiaries (including this Agreement), whether by operation of law or otherwise.

(m)	“Termination Date” shall mean, in the case of Death, the date of Death, and in all other cases, the date specified in the Notice of Termination.

(n)	“Trade Secrets” shall mean any information without regard to form which constitutes a trade secret within the meaning of the Georgia Trade Secrets Act, O.C.G.A. Section 10-1-760 et seq.

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Section 26. Tax Withholding.

Regional or its Subsidiaries may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 27. Section 409A.

The parties intend that any payment or benefit to be paid or provided under this Agreement shall be paid or provided in such manner, and at such time, as will comply with or meet an exemption from, the requirements of Section 409A of the Code and this Agreement shall be interpreted consistent with such intent. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to Code Section 409A, Regional and Executive shall engage in good faith discussions concerning efforts to address such issue, including by adoption of such conforming amendments as Executive and Regional may agree, both parties acting reasonably and in good faith, are advisable or necessary, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments (or installments) other than Accrued Compensation which would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments (or delayed installments) shall be paid in full in the seventh (7th) month after the Termination Date, and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the Termination Date, premiums or other contributions become due to any insurer or other third party in order to continue in effect any insurance policy or other contract referenced in this Agreement, Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Regional for such amounts in the seventh (7th) month after the Termination Date. Notwithstanding any other provision of this Agreement, Regional, SunLink and their Subsidiaries, officer, directors, owners or employees shall not be liable to Executive if any payment or benefit under this Agreement fails to be exempt from, or comply with, Section 409A of the Code. With respect to any amounts payable hereunder considered “deferred compensation” subject to Section 409A of the Code that are payable upon the Executive’s termination, “Termination Date” and “termination” as used in this Agreement to determine the date of any such payment, shall mean the date of the Executive’s “separation from service” within the meaning of Treasury Regulation 1.409A-1(h). To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

Section 28. 280G Cutback.

Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of, Executive (collectively, the “Change in Control Benefits”) that are contingent on a change in control, constitute an “excess parachute payment” under Section 280G of the Code, and in order to avoid such a result, Executive’s payments or benefits hereunder shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Sections 280G and 4999 of the Code.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the _____ day of ______ 2025.

REGIONAL HEALTHCARE, INC.

By:
BRENT MORRISON
President and Chief Executive Officer

EXECUTIVE

ROBERT M. THORNTON, JR

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Exhibit A

Restricted Stock Award Agreement

[attached]

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